UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ) Filed by the Registrant Filed by a Party other than the Registrant Check the appropriate box: Preliminary Proxy Statement Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)) Definitive Proxy Statement Definitive Additional Materials Soliciting Material Pursuant to §240.14a-12 CONOCOPHILLIPS (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box): No fee required. Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11 (1) Title of each class of securities to which transaction applies: (2) Aggregate number of securities to which transaction applies: (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): (4) Proposed maximum aggregate value of transaction: (5) Total fee paid: Fee paid previously with preliminary materials. Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. (1) Amount Previously Paid: (2) Form, Schedule or Registration Statement No.: (3) Filing Party: (4) Date Filed:

2015 PROXY STATEMEN T accountability+ performance WORKFORCE expertise E&P EXPLORATION SPIRIT Values Australia Pacific LNG INNOVATION viable GROWTH EXCELLENCE CULTURE global APPRAISAL EAGLE FORD KEATHLEY CANYON CASH FLOW NEUTRALITY SUSTAINABLE core holding KEBABANGAN MARGINS dividend technical capability resilient safety low cost of supply diverse portfolio SOCIAL RESPONSIBILITY exports INDEPENDENT CD5 bakken GULF OF MEXICO BRITANNIA LTC Siakap NorthPetai foster creek CHARITABLE INVESTMENTS SURMONT FLEXIBLE GUMUSUT oil sands SENEGAL STAKEHOLDER ENGAGEMENT COLLABORATIVE eldfisk II SHALE DURABLE BRAND

ConocoPhillips 2015 PROXY STATEMENT I Letter to Stockholders March 27, 2015 Dear Fellow Stockholder: I invite you to join the ConocoPhillips Board of Directors, executives, employees and your fellow stockholders at our 2015 Annual Meeting of Stockholders. The meeting will take place at the Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston, Texas 77079, on Tuesday, May 12, 2015, at 9:00 a.m. CDT. The attached Notice of Annual Meeting of Stockholders and Proxy Statement provide information about the business to be conducted at the meeting. 2014 Performance In 2014 we delivered on our commitments to stockholders and met or exceeded our strategic objectives. In short, we did what we said we would do. Our Proxy Statement primarily addresses 2014 performance, as well as aggregate performance since the spinoff of Phillips 66 in 2012, but I would be remiss not to mention the current price environment that is affecting the oil and gas industry. We entered 2015 in the midst of a dramatic downturn in oil and gas prices. Nobody knows how long this downturn may last, or how low prices may go, but we adapted quickly by reducing our planned 2015 capital expenditures by more than 30 percent. We also announced Company-wide cost reduction measures. Our actions to address the current environment are centered on protecting the dividend and base production, staying on track for cash flow neutrality in 2017, and preserving our future investment opportunities. Most importantly, safety remains our top priority. At our revised capital level of $11.5 billion we expect to deliver 2 to 3 percent production growth in 2015 from continuing operations, excluding Libya. We are well positioned to remain a core energy holding in any environment. Enhanced stockholder communications In an ongoing effort to enhance our communications with stockholders, this year’s Proxy Statement includes additional visuals and graphics to more succinctly convey our key messages. My fellow board members and I want to ensure that we continue to provide information about the Company as clearly as possible. Detailed information about the qualifications of our director candidates, and why we believe they are the right people to help shape the direction of our Company, starts on page 15. We have also continued to enhance the “Compensation Discussion and Analysis” beginning on page 28 to clearly explain how our incentive program metrics relate directly to the Company’s strategy and describe the thoroughness involved in the annual compensation decision-making process to ensure pay is aligned with performance. Our Annual Meeting website contains more information about our Company as well as links to vote your proxy and listen to a live audio webcast of the meeting. We encourage you to visit the site at www.conocophillips.com/annualmeeting. Every vote is important – please vote right away Your vote is very important to us and to our business. Prior to the meeting, I encourage you to sign and return your proxy card, use telephone or Internet voting, or visit the Annual Meeting website to register your vote. Instructions on how to vote begin on page 85. Our brand When we think about what makes ConocoPhillips unique, and what drives us as an organization, the essence of the ConocoPhillips brand is Accountability + Performance. These two things guide not only what we do, but how we do it. Our SPIRIT Values–Safety, People, Integrity, Responsibility, Innovation and Teamwork–are a part of our brand and remain a key component of our Company culture. We demonstrate those values through our behaviors and actions. I invite you to attend our Annual Meeting in May to learn more about our brand, our values and our Company. Thank you for your continued trust and confidence in ConocoPhillips. Ryan M. Lance Chairman and Chief Executive Officer

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding the Company's 2014 performance, please review the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

Participate in the Future of ConocoPhillips

If you are a beneficial owner and do not give your broker instructions on how to vote your shares, the broker will return the proxy card to us without voting on proposals not considered "routine." This is known as a broker non-vote. Only the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2015 is considered to be a routine matter. Your broker may not vote on any non-routine matters without instructions from you.

Vote right away

Even if you plan to attend our Annual Meeting in person, please read this proxy statement carefully and vote right away using any of these methods. In all cases, have your proxy card or voting instruction card in hand and follow the instructions.

Visit 24/7
www.proxyvote.com

By Internet Using Your Computer

Scan this QR code 24/7 to vote with your mobile device (may require free software)

By Internet Using a Tablet or Smartphone

Dial toll-free 24/7
(800) 690-6903

By Telephone (800) 690-6903

Cast your ballot, sign your proxy card and send by mail (in the enclosed postage-paid envelope)

By Mailing Your Proxy Card

If you hold your ConocoPhillips stock in a brokerage account (that is, in "street name"), your ability to vote by telephone or over the Internet depends on your broker's voting process. Please follow the directions on your proxy card or voting instruction card carefully. If you plan to vote in person at the Annual Meeting and you hold your ConocoPhillips stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

If you hold your stock through ConocoPhillips' employee benefit plans, please see *"Questions and Answers About the Annual Meeting and Voting"* for information about voting.

Visit our Annual Meeting website

- Watch a special message for our stockholders from Ryan Lance, our Chairman and CEO.
- Review and download this proxy statement and our Annual Report.
- Listen to a live audio webcast of the Annual Meeting.
- Sign up for electronic delivery of future Annual Meeting materials to save money and reduce ConocoPhillips' impact on the environment.

Visit 24/7

www.conocophillips.com/annualmeeting

Attend our 2015 Annual Meeting of Stockholders

Date and Time: 9:00 a.m. (CDT) on Tuesday, May 12, 2015

Location: Omni Houston Hotel at Westside
13210 Katy Freeway
Houston, Texas 77079
(281) 558-8338

Record Date: March 13, 2015



Old Katy Road I-10
N. Dairy Ashford Rd
Katy Freeway I-10
N. Eldridge Pkwy
Memorial Dr

Directions From Downtown Houston

- Take I-10 West 3 miles past Sam Houston Tollway.
- Exit Eldridge Parkway, Exit 753A.
- Turn right (north) on Eldridge Parkway.
- The hotel will be immediately on your left.

ii ConocoPhillips 2015 PROXY STATEMENT

ConocoPhillips 2015 PROXY STATEMENT III Proposals Requiring Your Vote Your vote is very important to us and to our business. Please cast your vote right away on all of the proposals to ensure your shares are represented. FOR Board Recommendation 2 Ratification of Independent Registered Public Accounting Firm For more information see page 23 PROPOSAL FOR Board Recommendation 3 Advisory Approval of the Compensation of the Company’s Named Executive Officers For more information see page 27 PROPOSAL AGAINST Board Recommendation Against Each Proposal 4-6 4-7 Stockholder Proposals For more information see pages 75-83 PROPOSALS 1 Election of Directors For more information see page 15 PROPOSAL FOR Board Recommendation For Each Nominee Questions and Answers (Page 85) Electronic Delivery of Proxy Statement and Annual Report Materials Votes Required for Approval: Affirmative ”FOR” vote of a majority of those shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Stockholders of record and most beneficial owners can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you own ConocoPhillips stock in your name, you can choose this option and save us the cost of producing and mailing these documents by following the instructions on your proxy card or those provided when you vote by telephone or over the Internet. If you hold your ConocoPhillips stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet. Please see the Questions and Answers section beginning on page 85 for important information about the proxy materials, voting, the annual meeting, Company documents, communications and the deadlines to submit stockholder proposals for the 2016 Annual Meeting of Stockholders.

IV ConocoPhillips 2015 PROXY STATEMENT Governance Highlights The Company is committed to maintaining good corporate governance as a critical component of our success in driving sustained stockholder value. The Board of Directors continually monitors emerging best practices in governance to best serve the interests of the Company’s stockholders, including: Richard L. Armitage Age: 69 Director since: 2006 Independent: YES ConocoPhillips Committees: DAC, PPC President of Armitage International; former U.S. Deputy Secretary of State; served as Assistant U.S. Secretary of Defense for International Security Affairs and held a wide variety of high ranking U.S. diplomatic position Other current directorships: ManTech International Corporation Richard H. Auchinleck(1) Age: 63 Director since: 2002 Independent: YES ConocoPhillips Committees: Exec, HRCC, DAC* Served as President and CEO of Gulf Canada Resources Limited and as COO of Gulf Canada; served as CEO for Gulf Indonesia Resources Limited Other current directorships: Telus Corporation(2) Charles E. Bunch Age: 65 Director since: 2014 Independent: YES ConocoPhillips Committees: AFC Chairman and CEO of PPG Industries, Inc.; served as President, COO, EVP and SVP of PPG Industries, Inc. Other current directorships: PPG Industries, Inc. PNC Financial Services Group Director Nominees (page 17) James E. Copeland, Jr. Age: 70 Director since: 2004 Independent: YES ConocoPhillips Committees: Exec, AFC* Served as CEO of Deloitte & Touche; served as Senior Fellow for Corporate Governance with the U.S. Chamber of Commerce and as a Global Scholar with the Robinson School of Business at Georgia State University Other current directorships: Equifax Inc. Time Warner Cable Inc. Jody Freeman Age: 51 Director since: 2012 Independent: YES ConocoPhillips Committees: HRCC, PPC Archibald Cox Professor of Law at Harvard Law School and founding director of the Harvard Law School Environmental Law and Policy Program; served as a professor of Law at UCLA Law School; served as Counselor for Energy and Climate Change in the White House and as an independent consultant to the National Commission on the Deepwater Horizon Oil Spill and Offshore Drilling John V. Faraci Age: 65 Director since: 2015 Independent: YES ConocoPhillips Committees: AFC Served as Chairman and CEO of International Paper Co.; served as CFO and in various other financial, planning and management positions at International Paper Co. Other current directorships: PPG Industries, Inc. United Technologies Corporation Gay Huey Evans Age: 60 Director since: 2013 Independent: YES ConocoPhillips Committees: AFC Former Vice Chairman of the Board and Non- Executive Chairman, Europe, of the International Swaps and Derivatives Association, Inc.; former Vice Chairman, Investment Banking and Investment Management at Barclays Capital; served as head of governance of Citi Alternative Investments (EMEA) and President of Tribeca Global Management (Europe) Ltd., both part of Citigroup; served as director of the markets division and head of the capital markets sector at the U.K. Financial Services Authority; previously held various senior management positions with Bankers Trust Other current directorships: Aviva plc(2)(3) Itau BBA International Limited(2)(3) The Financial Reporting Council(2)(3) Standard Chartered(2)(3) (effective April 1, 2015) Ryan M. Lance Age: 52 Director since: 2012 Independent: NO ConocoPhillips Committees: Exec* Chairman and CEO of ConocoPhillips Arjun N. Murti Age: 45 Director since: 2015 Independent: YES ConocoPhillips Committees: AFC Served as a Partner, Managing Director and VP at Goldman Sachs; served as equity analyst at JP Morgan Investment Management and Petrie Parkman Robert A. Niblock Age: 52 Director since: 2010 Independent: YES ConocoPhillips Committees: Exec, HRCC*, DAC Chairman, President and CEO of Lowe’s Companies, Inc.; served as VP and Treasurer, SVP, EVP and CFO of Lowe’s; formerly with accounting firm Ernst & Young Other current directorships: Lowe’s Companies, Inc. Harald J. Norvik Age: 68 Director since: 2005 Independent: YES ConocoPhillips Committees: Exec, HRCC, PPC* Vice Chairperson of Petroleum Geo-Services ASA; served as Chairman of Aschehoug ASA; served as Chairman and a partner at Econ Management AS; served as Chairman, President & CEO of Statoil Other current directorships: Petroleum Geo-Services ASA(2) Full committee names are as follows: Exec – Executive Committee AFC – Audit and Finance Committee HRCC – Human Resources and Compensation Committee DAC – Committee on Directors’ Affairs PPC – Public Policy Committee * – denotes committee chairperson (1) Lead Director (2) Not a U.S. based company (3) Not required to file periodic reports under the Securities Exchange Act of 1934 Independent Audit and Finance, Human Resources and Compensation, Directors’ Affairs and Public Policy committees Prohibition on pledging and hedging for directors and executives Stock ownership guidelines for directors and executives Clawback policy Independent Lead Director Independent Board except our CEO Long-standing commitment to sustainability Transparent public policy engagement Active stockholder engagement Majority vote standard in uncontested elections Annual election of all directors Executive sessions of independent directors held at each regularly scheduled Board meeting Proxy Summary

ConocoPhillips 2015 PROXY STATEMENT V Board Refreshment and Succession The Committee on Directors’ Affairs regularly evaluates the size and composition of the Board and continually assesses whether the composition appropriately relates to the Company’s strategic needs, which change as our business environment evolves. The Board is focused on nominating and retaining those directors that together reflect the mix of skills, experiences, knowledge and independence that will best position the Board for effective decision-making and risk oversight relating to the business. Accordingly, the Board balances interests in continuity with the need for fresh perspectives and diversity that board refreshment and director succession planning can bring. The Board’s process is a combination of conducting deliberate searches for directors with specific skills and experiences to fill gaps and vacancies as needed, as well as making opportunistic additions when exceptional individuals become available. The Committee on Directors’ Affairs identifies candidates through business and organizational contacts of the directors and management and often through third-party search firms and also considers candidates recommended by stockholders. Since the spinoff of Phillips 66 in 2012, we added one new Board member in each of 2012, 2013 and 2014, and added two new Board members in 2015. We have a Stockholder Engagement ConocoPhillips understands the importance of maintaining a robust stockholder engagement program. During 2014, members of ConocoPhillips management continued this long-standing practice. Executives and management from the Company’s global compensation and benefits, legal, investor relations, government affairs and sustainable development groups, among others, met with stockholders on a variety of topics, including corporate governance, executive compensation and climate change and sustainability. We spoke with representatives from our top institutional investors, mutual funds, public pension funds, labor unions and socially responsible funds in order to hear their views on these important topics. Overall, investors expressed strong support for the Company’s governance and compensation practices and its progress on its Climate Change Action Plan, which requires business units and major assets to develop and maintain policies and procedures related to greenhouse gas emissions (“GHG”) and other goals and metrics. We believe our regular engagement has been productive and provides an open exchange of ideas and perspectives for both the Company and our stockholders. Greenhouse gas reduction targets have long been an issue of concern for stockholders, and such issues were a major focus of our stockholder engagement efforts in 2014. In each of the last five years, ConocoPhillips has delivered GHG emission reductions in the range of 2.5 to 5 percent against our forecast, and in 2015, based in part on dialogue with our stockholders, we have set an overall company GHG emission reduction target of 3 to 5 percent against our business-as-usual forecast for 2015. Our stockholders have indicated their support for this target during our engagement process. With respect to executive compensation, our stockholders have indicated that they are generally pleased with our compensation programs and believe such programs are well aligned with long-term company performance. Based on our ongoing dialogue with stockholders, the Human Resources and Compensation Committee made certain changes to our programs, including formalization of the Company’s already existing practice of capping the annual Variable Cash Incentive Program and long-term Performance Share Program payouts at 250% and 200% of target, respectively. For more information on stockholder feedback about our executive compensation programs, please see “Compensation Discussion and Analysis — 2014 Say on Pay Vote Result and Engagement” beginning on page 32 of this proxy statement. 2 2 >10 years 6–10 years 0–2 years 3–5 years 4 3 diverse Board with expertise in the areas of energy, finance, environmental, public policy, international business and leadership. For more information on the qualifications of our directors, please see “Election of Directors and Director Biographies” on page 15 of this proxy statement. Board Tenure - Director Nominees

Proxy Summary Pay for Performance Executive Officers Ryan M. Lance, 52 Chairman of the Board and Chief Executive Officer Jeffrey W. Sheets, 57 Executive Vice President, Finance and Chief Financial Officer Matthew J. Fox, 54 Executive Vice President, Exploration and Production Alan J. Hirshberg, 53 Executive Vice President, Technology and Projects Donald E. Wallette, Jr., 56 Executive Vice President, Commercial, Business Development and Corporate Planning Janet Langford Kelly, 57 Senior Vice President, Legal, General Counsel and Corporate Secretary Andrew D. Lundquist, 54 Senior Vice President, Government Affairs Ellen R. DeSanctis, 58 Vice President, Investor Relations and Communications Glenda M. Schwarz, 49 Vice President and Controller Delivering on Our Strategic Objectives Strategy Following the spinoff of Phillips 66 in 2012, ConocoPhillips became the world’s largest independent E&P company, based on production and proved reserves. Throughout the repositioning and emergence of the new ConocoPhillips, we presented a unique value proposition for stockholders, offering both growth and returns. The Company identified five strategic objectives at that time: (1) maintain a relentless focus on safety and execution; (2) offer a compelling dividend; (3) deliver 3 to 5 percent compound annual production growth; (4) deliver 3 to 5 percent compound annual cash margin growth and (5) achieve ongoing improvements in financial returns. Our plan for delivering these objectives was based on capital expenditures of approximately $16 billion annually. We also established several strategic, financial and operational milestones to position our Company for success. These milestones included high-grading our portfolio by divesting non-core assets, advancing our major projects toward first production, progressing development drilling programs in our unconventional assets, demonstrating exploration success and maintaining a compelling dividend. Since the spinoff and through 2014, we achieved our production targets, delivered on our non-core asset sales, progressed our growth programs, achieved conventional and unconventional exploration success, and increased our dividend twice. In addition, our capital program yielded strong organic reserve replacement, which demonstrates the quality and potential of our asset base. These accomplishments enabled us to meet our unique combination of 3 to 5 percent production and margin growth with a compelling dividend over the period from the date of the spinoff through 2014. Incentive Compensation Programs Our compensation programs are designed to attract and retain high quality talent, reward executives for performance that successfully executes the Company’s long-term strategy and align compensation with the long-term interests of our stockholders. As a result, our executive compensation programs closely tie pay to performance. Consistent with this design, approximately 89% of the CEO’s 2014 target pay and approximately 84% of the Named Executive Officers’ (“NEO”) 2014 target pay is performance based, with stock-based long-term incentives comprising the largest portion of performance-based pay. We believe the following categories of performance metrics have appropriately assessed the corporate performance of the Company relative to its strategy as an independent E&P company, focusing on the five strategic objectives listed above: Health, Safety and Environmental; Operational; Financial; Strategic Plan and Initiatives and Total Shareholder Return. Performance metrics for our short- and long-term incentive programs include a balance of relative and increasingly challenging absolute targets established to align with the Company’s strategy. For example, the annual production and cash margin growth increases reflected in our strategy also translate into yearover- year performance target increases for compensation purposes. See “Process for Determining Executive Compensation – Performance Criteria” beginning on page 44 for details regarding the specific performance metrics within each category.VI ConocoPhillips 2015 PROXY STATEMENT

2012-2014 Highlights

From the date of the spinoff through December 2014, we have successfully executed our strategic plan and delivered on our strategic objectives. Highlights include:

4%

Production Growth 2014 v. 2013



1,472
1,532
2013
2014

Increased 2014 production from continuing operations, excluding Libya, downtime and dispositions, by 4 percent compared with 2013. Using the same convention, 2013 production increased by 2 percent compared with 2012.

8%

Margin Growth 2014 v. 2013

Grew price-normalized cash margins by 8 percent in 2014 compared with 2013. Using the same convention, year-over-year margin growth was 9 percent in 2013.

5.8%

2014 Dividend Increase



4.5
5.8
2013
2014

Increased our quarterly dividend by 5.8 percent in 2014 and 4.5 percent in 2013.

33.8%

Cumulative TSR Spinoff Through 2014

Delivered cumulative Total Shareholder Return (TSR) of 33.8 percent from the date of the spinoff through December 2014, which is the highest of our 10 performance peers (calculated using 20-day average share price at the beginning and end of the period). We ranked second in full-year TSR in 2014 and first in 2013 and 2012.



Top-Quartile Safety

Achieved top-quartile safety performance.



153%

3-Year Organic Reserve Replacement Ratio

Delivered strong reserve replacement, with a three-year average organic reserve replacement ratio of 153 percent.

$14B

Disposition Proceeds

Completed strategic non-core asset disposition program that generated $14 billion in proceeds.

Production is in MBOED and is from continuing operations, excluding Libya.
Cash margins are price normalized using published sensitivities from our 2014 and 2013 Analyst Meetings.
Organic reserve replacement ratio excludes sales and purchases.

Use of non-GAAP financial information—This proxy statement includes financial measures that are not presented in accordance with generally accepted accounting principles (GAAP). These non-GAAP financial measures are included to help facilitate comparisons of company operating performance across periods and with peer companies. A reconciliation determined in accordance with U.S. GAAP is shown in Appendix A and at www.conocophillips.com/nongaap.

Looking Ahead

Although we delivered on our commitments to stockholders and met or exceeded our strategic objectives in 2014, oil and gas prices began a precipitous decline in late 2014 that has continued into 2015. In response to the dramatic downturn in prices, the Company took decisive action in anticipation of low prices through 2015. In January we exercised our capital flexibility and reduced our 2015 capital expenditures budget to $11.5 billion, a decrease of more than 30 percent compared with 2014 spending. We will continue to fund maintenance capital to preserve the strength of our base production, as well as the operating and asset integrity of our portfolio. Most importantly, we will maintain our focus on personal and process safety. At our revised capital level we expect to deliver 2 to 3 percent production growth in 2015 from continuing operations, excluding Libya.

The Company also announced in early 2015 that it would take measures to reduce controllable costs across the Company. In addition to broad-based measures aimed at eliminating discretionary expenditures, management made the difficult, but necessary, decision to eliminate annual salary adjustments in 2015. This was viewed as a 2015 action and does not represent a change in overall compensation philosophy.

The Company is actively monitoring oil and gas prices and assessing its future capital investment plans. We are prepared to exercise additional flexibility in the future if lower prices persist in order to protect our dividend, achieve cash flow neutrality in 2017, where cash from operations funds capital expenditures and dividends, and preserve value. Growth rates may be adjusted, as appropriate, to reflect investment levels in any given year. To the extent the Company makes any changes to its strategy or strategic objectives in response to the downturn, the changes will be communicated to stockholders through our quarterly conference calls, investor presentations and periodic filings with the SEC.

ConocoPhillips 2015 PROXY STATEMENT VII

Proxy Summary

2014 Business Performance Highlights

Operational

Achieved top-quartile safety performance.

Achieved a **124** percent organic reserve replacement ratio from proved organic reserve additions of approximately 0.7 billion barrels of oil equivalent (BBOE).

Produced **1,532** thousand barrels of oil equivalent per day (MBOED) from continuing operations, excluding Libya.

Achieved first production at five major projects across the portfolio.

Continued to grow our exploration program, including the discovery of oil offshore Senegal.

Financial

Achieved **2nd** place in TSR relative to our 10 performance peers (calculated using 20-day average share price at beginning and end of the performance period).

Reported **$6.9** billion in full-year earnings, or **$5.51** per share. Excluding special items, full-year adjusted earnings were **$6.6** billion, or **$5.30** per share.

Maintained a strong balance sheet; **A** credit rating; and ended the year with **$5.1** billion of cash and cash equivalents.

Strategy

Increased our dividend by **5.8** percent.

Achieved **4** percent year-over-year production growth from continuing operations, excluding Libya, downtime and dispositions.

Improved cash margins **8** percent year-over-year based on normalized prices.

Completed sale of Nigeria business for **$1.4** billion.

Organic reserve replacement ratio excludes sales and purchases.
Cash margins are price normalized using published sensitivities from our 2014 and 2013 Analyst Meetings.

Use of non-GAAP financial information—This proxy statement includes financial measures that are not presented in accordance with generally accepted accounting principles (GAAP). These non-GAAP financial measures are included to help facilitate comparisons of company operating performance across periods and with peer companies. A reconciliation determined in accordance with U.S. GAAP is shown in Appendix A and at www.conocophillips.com/nongaap.

Total Shareholder Return

This graph shows the cumulative total shareholder return for ConocoPhillips' common stock in each of the five years from December 31, 2009, to December 31, 2014. The graph also compares the cumulative total returns for the same five-year period with the S&P 500 Index and our performance peer group of companies consisting of Anadarko, Apache, BG Group plc, BP, Chevron, Devon, ExxonMobil, Occidental, Royal Dutch Shell and Total, weighted according to the respective peer's stock market capitalization at the beginning of each annual period. The comparison assumes $100 was invested on December 31, 2009, in ConocoPhillips stock, the S&P 500 Index and ConocoPhillips' performance peer group and assumes that all dividends were reinvested. The spinoff of Phillips 66 in 2012 is treated as a special dividend for the purposes of calculating total shareholder return for ConocoPhillips. The market value of the distributed shares on the spinoff date was deemed reinvested in shares of ConocoPhillips common stock.

Five-Year Cumulative Total Shareholder Returns
($; Comparison assumes $100 was invested on Dec. 31, 2009 and that all dividends were reinvested)


$250
$200
$150
$100
$50
Initial
2010
2011
2012
2013
2014
ConocoPhillips
S&P 500 Index
Peer Group*

*Anadarko, Apache, BG Group plc., BP, Chevron, Devon, ExxonMobil, Occidental, Royal Dutch Shell and Total.

VIII ConocoPhillips 2015 PROXY STATEMENT

Compensation Highlights

Our executive compensation programs are designed to align pay with performance and to align the economic interests of executives and stockholders. Consistent with this design, approximately 89% of the CEO's pay and approximately 84% of the Named Executive Officers' ("NEO") pay is performance based, with stock-based long-term incentives comprising the largest portion of performance-based pay.

The elements of total compensation are base pay, annual cash incentives and long-term incentives. Long-term incentives consist equally of performance share units and stock options. The mix of 2014 target pay for our current Named Executive Officers is shown in the graphs on the right.



CEO Target Pay Mix
Other NEO Average Target Pay Mix
Performance-based
Exposed to share price
36%
36%
17%
11%
33%
33%
18%
16%
Performance Shares
Stock Options
Cash Incentive
Base

Alignment of CEO Pay and TSR

1/1/2012 - 12/31/2013

The graph on the right illustrates the alignment of pay and performance relative to our 10 performance peers by comparing performance-based pay reported in the Summary Compensation Table to TSR as measured by the compound annual appreciation in share price plus the dividends returned to shareholders. The graph shows the percentile ranking for TSR and CEO compensation from January 1, 2012, through December 31, 2013, for each of the 10 performance peers and ConocoPhillips; 2014 peer compensation data is not yet available. As indicated, ConocoPhillips has peer-leading TSR and ranks approximately in the 75th percentile, or third among peers, for pay. Generally, compensation exceeded performance for companies positioned above the red line and performance exceeded compensation for companies positioned below.



Compensation Percentile (Pay)
100%
75%
50%
25%
0%
COP
0%
25%
50%
75%
100%
Performance Percentile (TSR)

ConocoPhillips 2015 PROXY STATEMENT | IX

Proxy Summary

Based on the performance of the Company, which included top-quartile TSR performance for both the one- and three-year performance periods, we paid out performance-based programs as follows (see "*Process for Determining Executive Compensation*" beginning on page 39 and "*2014 Executive Compensation Analysis and Results*" beginning on page 47):

Annual Incentive – Variable Cash Incentive Program (VCIP)

The VCIP payout is calculated using the following formula, subject to HRCC approval and discretion to set the award:

ELIGIBLE EARNINGS × TARGET PERCENTAGE FOR THE SALARY GRADE × (50% OF CORPORATE PERFORMANCE ADJUSTMENT + 50% OF AWARD UNIT PERFORMANCE ADJUSTMENT) ± ANY INDIVIDUAL PERFORMANCE ADJUSTMENT

Corporate Performance

120% of target for each of our Named Executive Officers

Award Unit Performance

112% of target for each of our Named Executive Officers

Individual Performance

10% to 15% adjustments for each of our Named Executive Officers

Long-Term Incentive: Performance Share Program (PSP)

In connection with the spinoff of Phillips 66 in 2012, we established new performance periods that began following the spinoff. In 2012, the HRCC approved a new performance period and performance metrics for PSP X running from May 2012 – December 2014. The HRCC delayed the commencement of this performance period until after the spinoff; however, we still consider the program period for PSP X to provide compensation for the period beginning in January 2012. We measure results only for the period beginning after the spinoff, since the results from the first four months of 2012 would have been impacted by the financial and operational differences occurring as a result of our transition from an integrated energy company to an independent exploration and production company.

The HRCC determined that performance merited the following base awards as a percent of target awards:

PSP X Results:
May 2012 – December 2014

Corporate Performance

156% of target for each of our Named Executive Officers

Individual Performance

10% adjustments for each of our Named Executive Officers

To prepare the HRCC to make informed payout decisions for the 2014 VCIP and PSP X, its members received comprehensive performance updates from senior management in July and December 2014 and twice in February 2015. The HRCC's view is that the combination of appropriate targets and relative metrics, periodic reviews and updates during the performance period and rigorous evaluation of actual performance leads to appropriate payout decisions. The HRCC believes that multiple metrics more appropriately drive the desired short- and long-term performance, as compared to a few simple performance metrics.

X ConocoPhillips 2015 PROXY STATEMENT

2014 Executive Compensation Summary (page 55)

Set forth below is the 2014 compensation for our current Named Executive Officers. This table is presented as an alternative to, and is not a substitute for, the *Summary Compensation Table* on page 55.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)*	All Other Compensation ($)	Total ($)	Total Without Changes in Pension Value ($)**
R.M. Lance Chairman and Chief Executive Officer	$1,700,000	$ –	$ 6,116,797	$5,790,798	$3,568,640	$9,933,060	$466,605	$27,575,900	$17,642,840
J.W. Sheets Executive Vice President, Finance, and Chief Financial Officer	888,000	–	1,829,298	1,731,951	1,120,656	2,727,863	101,972	8,399,740	5,671,877
M.J. Fox Executive Vice President, Exploration and Production	1,241,000	–	2,884,300	2,730,645	1,872,421	417,999	174,936	9,321,301	8,903,302
A.J. Hirshberg Executive Vice President, Technology and Projects	1,085,667	–	3,219,979	2,016,711	1,602,444	3,676,401	145,626	11,746,828	8,070,427
D.E. Wallette, Jr. Executive Vice President, Commercial, Business Development and Corporate Planning	874,000	–	1,800,494	1,704,492	1,102,988	2,263,159	132,519	7,877,652	5,614,493

* *Included in the amounts shown for 2014 are increases in the lump sum value of pensions provided for the Named Executive Officers under the plans of the Company over the lump sum value shown in 2013. These increases are due to a number of factors, including an increase in final average earnings due to increases in pension earnings, primarily due to promotions, as well as a further year of pension service, and actuarial factors such as interest rates and mortality assumptions, which change from time to time. For example, the most significant factors contributing to the increase in Mr. Lance's lump sum value of pension for 2014 are: an increase in final average earnings after promotion to Chairman and CEO (approximately $6 million), a further year of service (approximately $2 million), lower interest rates, changes in mortality tables, and other changes in actuarial factors (approximately $2 million). Increases for the other NEOs are for essentially the same factors. See note 6 to the Summary Compensation Table on page 56 and Pension Benefits beginning on page 62 for details regarding change in pension benefits.*

** *Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column.*

ConocoPhillips 2015 PROXY STATEMENT XI

XII ConocoPhillips 2015 PROXY STATEMENT T TEAMWORK I INNOVATION R RESPONSIBILITY I INTEGRITY P PEOPLE S SAFETY We run our business under a set of guiding principles that we call our SPIRIT Values. These set the tone for how we behave with all our stakeholders, internally and externally. They are shared by everyone in our organization, distinguish us from competitors and are a source of pride. We operate safely. We respect one another, recognizing that our success depends upon the commitment, capabilities and diversity of our employees. Our “can do” spirit delivers top performance. We encourage collaboration, celebrate success, and build and nurture long-standing relationships. We are ethical and trustworthy in our relationships with stakeholders. We anticipate change and respond with creative solutions. We are agile and responsive to the changing needs of stakeholders and embrace learning opportunities from our experience around the world. We are accountable for our actions. We are a good neighbor and citizen in the communities where we operate. SPIRIT Values Proxy Summary

Notice of 2015 Annual Meeting of Stockholders Tuesday, May 12, 2015 9:00 a.m. (cdt) Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston, Texas 77079 The Annual Meeting of Stockholders of ConocoPhillips (the “Company”) will be held on Tuesday, May 12, 2015, at 9:00 a.m. (CDT) at the Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston, Texas 77079, for the following purposes: 1. To elect Directors to serve until the 2016 Annual Meeting (page 15); 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015 (page 23); 3. To provide an advisory approval of the compensation of our Named Executive Officers (page 27); 4. To consider and vote on four stockholder proposals (pages 75 through 83); and 5. To transact any other business properly coming before the meeting. Only stockholders of record at the close of business on March 13, 2015 will be entitled to receive notice of and to vote at the Annual Meeting. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the proxy statement, on your enclosed proxy card. A list of stockholders entitled to vote at the meeting will be available for inspection by any stockholder at the offices of the Company in Houston, Texas during ordinary business hours for a period of 10 days prior to the meeting. This list also will be available to stockholders at the meeting. March 27, 2015 By Order of the Board of Directors Janet Langford Kelly Corporate Secretary Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 12, 2015: This proxy statement and our 2014 Annual Report are available at www.conocophillips.com/annualmeeting. We urge each stockholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting. See “Questions and Answers About the Annual Meeting and Voting” for information about voting by telephone or Internet, how to revoke a proxy and how to vote shares in person. ConocoPhillips 2015 PROXY STATEMENT 1

Corporate Governance Matters The Committee on Directors’ Affairs and our Board annually review the Company’s governance structure to take into account changes in SEC and New York Stock Exchange (“NYSE”) rules, as well as current best practices. Our Corporate Governance Guidelines, posted on the Company’s website under the “Corporate Governance” caption and available in print upon request (see “Available Information” on page 84), address the following matters, among others: • Director qualifications; • Director responsibilities; • Board committees; • Director access to officers; • Employees and independent advisors; • Director compensation; Communications with the Board of Directors The Board of Directors maintains a process for stockholders and interested parties to communicate with the Board. Stockholders and interested parties may write or call our Board of Directors by contacting our Corporate Secretary, Janet Langford Kelly, as provided below: Relevant communications are distributed to the Board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to its duties and responsibilities be excluded, such as: business solicitations or advertisements; junk mail and mass mailings; new product suggestions; product complaints; product inquiries; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any communication that is filtered out is made available to any outside director upon request. Recognizing that director attendance at the Company’s Annual Meeting can provide the Company’s stockholders with an opportunity to communicate with Board members about issues affecting the Company, the Company actively encourages its directors to attend the Annual Meeting of Stockholders. In 2014, all of the Company’s directors attended the Annual Meeting. Call: (281) 293-3030 Write to: ConocoPhillips Board of Directors c/o Janet Langford Kelly, Corporate Secretary ConocoPhillips P.O. Box 4783 Houston, TX 77210-4783 Email: boardcommunication@ conocophillips.com Annual Meeting Website: www.conocophillips.com/ annualmeeting • Director orientation and continuing education; • Chief Executive Officer (“CEO”) evaluation and management succession planning; • Board performance evaluations; • Stock ownership and holding requirements for directors and management; and • Policies prohibiting hedging and pledging. 4 ConocoPhillips 2015 PROXY STATEMENT

Board Leadership Structure • Chairman of the Board and Chief Executive Officer: Ryan M. Lance • Lead Director: Richard H. Auchinleck • Active engagement by all Directors • 10 of our 11 Director Nominees are independent • All members of the Audit and Finance Committee, Committee on Directors’ Affairs, Human Resources and Compensation Committee and Public Policy Committee are independent Our Board believes that continuing to combine the position of Chairman and CEO is in the best interests of the Company and its stockholders and provides an effective balance between strong Company leadership and oversight by engaged independent directors. Chairman and CEO Roles ConocoPhillips believes that independent board oversight is an essential component of strong corporate performance and enhances stockholder value. A combined Chairman and CEO is only one element of our leadership structure, which also includes an independent Lead Director and active non-employee directors. Furthermore, each of the Audit and Finance, Human Resources and Compensation, Directors’ Affairs and Public Policy committees is made up entirely of independent directors. While the Board retains the authority to separate the positions of Chairman and CEO if it deems appropriate in the future, the combined role of Chairman and CEO has been effective for some time. Doing so places one person in a position to guide the Board in setting priorities for the Company and in addressing the risks and challenges the Company faces. The Board believes that, while its independent directors bring a diversity of skills and perspectives to the Board, the Company’s CEO, by virtue of his day-to-day involvement in managing the Company, is best suited to perform this unified role. The Board believes there is no single organizational model that is the best and most effective in all circumstances. As a result, the Board periodically considers whether the offices of Chairman and CEO should be combined and who should serve in such capacities. The Board has considered whether the offices of Chairman and CEO should be combined and concluded that doing so continues to be in the best interests of the Company and its stockholders. The Board will continue to reexamine its corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs. Board Overview ConocoPhillips 2015 PROXY STATEMENT 5

Board Independence Independent Director Leadership The Board believes that its current structure and processes encourage its independent directors to be actively involved in guiding the work of the Board. The Chairs of the Board’s committees establish their agendas and review their committee materials in advance of meetings, communicating directly with other directors and members of management as each deems appropriate. Moreover, each director is free to suggest agenda items and to raise matters that are not on the agenda at Board and committee meetings. Our Corporate Governance Guidelines require that the independent directors meet in executive session at every meeting. The Board has designated the Chairman of the Committee on Directors’ Affairs, who must be an independent director, as the Lead Director. Richard H. Auchinleck currently serves in this role. As Lead Director, Mr. Auchinleck presides at executive sessions of the independent directors. Each executive session may include, among other things, (1) a discussion of the performance of the Chairman and CEO, (2) matters concerning the relationship of the Board with the Chairman and CEO and other members of senior management, and (3) such other matters as the non-employee directors deem appropriate. No formal action of the Board is taken at these meetings, although the non-employee directors may subsequently recommend matters for consideration by the full Board. The Board may invite guest attendees for the purpose of making presentations, responding to questions by the directors, or providing counsel on specific matters within their areas of expertise. In addition to chairing the executive sessions, Mr. Auchinleck leads the discussion with our CEO following the independent directors’ executive sessions, participates in the discussion of CEO performance with the Human Resources and Compensation Committee, and ensures that the Board’s self-assessments are done annually. Each year, the Board completes both a self-evaluation and peerevaluation. Mr. Auchinleck discusses the results of the self-evaluation with the full Board and of both the self-evaluation and peer-evaluation, individually, with each director. This allows for direct feedback by independent directors and enables Mr. Auchinleck to speak on their behalf in conversations with management about the Board’s role and informational needs. Mr. Auchinleck is also available to meet during the year with individual directors about any other areas of interest or concern they may have.  The Corporate Governance Guidelines contain director independence standards, which are consistent with the standards set forth in the NYSE listing standards, to assist the Board in determining the independence of the Company’s directors. The Board has determined that each director nominee, except Mr. Lance, meets the standards regarding independence set forth in the Corporate Governance Guidelines and is free of any material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In making such determination, the Board specifically considered the fact that many of our director nominees are directors, retired officers and stockholders of companies with which we conduct business. In addition, some of our director nominees serve as employees of, or consultants to, companies that do business with ConocoPhillips and its affiliates. In all cases, the Board determined that the nature of the business conducted and the interest of the director nominee by virtue of such position were immaterial both to the Company and to the director nominee. In recommending that each non-employee director nominee be found independent, the Committee on Directors’ Affairs considered relationships which, while not constituting related party transactions in which a director had a direct or indirect material interest, nonetheless involved transactions between the Company and a company with which a director is affiliated, whether through employment status or by virtue of serving as director. Included in the Committee’s review were the following transactions, which occurred in the ordinary course of business. All matters described below fall below the relevant thresholds for independence as set forth in the NYSE listing standards and the Company’s Corporate Governance Guidelines. Director Matters Considered Richard H. Auchinleck Ordinary course business transactions with Enbridge Commercial Trust (resigned 2014) and Telus Corporation James E. Copeland, Jr. Ordinary course business transactions with Time Warner Cable John V. Faraci Ordinary course business transactions with International Paper Jody Freeman Ordinary course business transactions with Harvard Gay Huey Evans Ordinary course business transactions with The Financial Reporting Council Robert A. Niblock Ordinary course business transactions with Lowe’s Companies, Inc. Harald J. Norvik Ordinary course business transactions with Petroleum Geo-Services ASA 6 ConocoPhillips 2015 PROXY STATEMENT

While the Company’s management is responsible for the day-to-day management of risks to the Company, the Board has broad oversight responsibility for the Company’s risk management programs. In this oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by the Company’s management are functioning as intended, and that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout the organization. In carrying out its oversight responsibility, the Board has delegated to individual Board committees certain elements of its oversight function. In this context, the Board has delegated authority to the Audit and Finance Committee to coordinate oversight of the Company’s risk management programs among the Board’s committees. On an ongoing basis, the Board plans for succession to the position of CEO and other senior management positions, and the Committee on Directors’ Affairs oversees this succession planning process. The Human Resources and Compensation Committee assists in succession planning, as necessary, and reviews and makes recommendations to the Board regarding people strategies and initiatives such as leadership Board Risk Oversight Executive Succession Planning and Leadership Development As part of this authority, the Audit and Finance Committee regularly discusses the Company’s risk assessment and risk management policies to ensure that our risk management programs are functioning properly. Additionally, the Chairman of the Audit and Finance Committee meets with the Chairs of the other Board committees and management each year to discuss the Board’s oversight of the Company’s risk management programs. The Board receives regular updates from its committees on individual categories of risk, including strategy, reputation, operations, people, technology, investment, political/legislative/regulatory and market. Such updates incorporate, among other things, the following risk areas: development. To assist the Board, the CEO periodically provides the Board with an assessment of senior executives and their potential to succeed to the position of CEO. In addition, the CEO periodically provides the Board with an assessment of potential successors to other key positions. Succession planning and leadership development remain top priorities of the Board and management. The Board exercises its oversight function with respect to all material risks to the Company, which are identified and discussed in the Company’s public filings with the SEC. Audit and Finance Committee Cybersecurity Compliance and Ethics Financial/Reserve Reporting Public Policy Committee Political and Regulatory Operational Integrity Health, Safety and Environmental Human Resources and Compensation Committee Compensation Programs Retention Committee on Directors’ Affairs Corporate Governance Policies and Procedures Executive Succession Planning BOARD OF DIRECTORS ConocoPhillips 2015 PROXY STATEMENT 7

Code of Business Ethics and Conduct ConocoPhillips has adopted a worldwide Code of Business Ethics and Conduct, which applies to all directors, officers and employees, including the CEO and CFO. Our Code of Business Ethics and Conduct is designed to help directors, officers and employees resolve ethical issues in an increasingly complex global business environment and covers topics such as conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargos and sanctions, compliance procedures, employee complaint procedures, expectations for supervisors, Related Party Transactions Our Code of Business Ethics and Conduct requires that all directors and executive officers promptly bring to the attention of the Company any transaction or relationship that arises and of which he or she becomes aware that could reasonably be expected to constitute a related party transaction. Recommended contacts for disclosure are the General Counsel and, in the case of directors, the Chairman of the Committee on Directors’ Affairs or, in the case of executive officers, the Chairman of the Audit and Finance Committee. Any such transaction or relationship is reviewed by the Company’s management and the appropriate Board committee to ensure that it does not constitute a conflict of interest and is reported appropriately. Additionally, the Committee on Directors’ Affairs conducts an annual review of related party transactions between each of our directors and the Company (and its subsidiaries) and makes recommendations to the Board regarding the continued independence of each Board member. In 2014, there were no related party transactions in which the Company (or a subsidiary) was a participant and in which any director or executive officer (or their immediate family members) had a direct or indirect material interest. investigating concerns, social media and money laundering. In accordance with good corporate governance practices, we periodically review and revise as necessary the Code of Business Ethics and Conduct. Our Code of Business Ethics and Conduct is posted on our website under the “Corporate Governance” caption and any amendments to or waivers from our Code of Business Ethics and Conduct will be posted on our website within four days of this occurrence. Stockholders may also request printed copies of our Code of Business Ethics and Conduct by following the instructions located under “Available Information” on page 84. Legislators and regulators govern all aspects of our industry and hold the power to either facilitate or hinder our success. ConocoPhillips’ senior leadership and Board of Directors encourage involvement in activities that advance the Company’s goals and improve the communities where we work and live. As a company, we engage in activities that include direct lobbying, making contributions to candidates and political organizations from our corporate treasury and our employee political action committee, or Spirit PAC, and membership in trade associations. The Public Policy Committee of the Board of Directors has approved policies and guidelines Public Policy Engagement to help ensure corporate compliance with local, state and federal laws that govern corporate involvement in activities of a political or public policy nature, and all of these activities are carefully managed by the Company’s Government Affairs division in order to yield the best business result for ConocoPhillips and to demonstrate compliance with the various reporting rules. To learn more about our political contribution activity and view our disclosures related to candidates, political organizations and trade associations, please visit www.conocophillips.com/sustainabledevelopment/ our-approach/living-by-our-principles/policies. 8 ConocoPhillips 2015 PROXY STATEMENT

Sustainability For ConocoPhillips, Sustainable Development is about conducting our business to promote economic growth, a healthy environment and vibrant communities, now and into the future. We believe that this approach will enable us to deliver long-term value and satisfaction to our stockholders and our stakeholders. Sustainable Development is fully aligned with our vision to be the E&P company of choice for all stakeholders by pioneering a new standard of excellence, and with our SPIRIT Values (Safety, People, Integrity, Responsibility, Innovation and Teamwork). ConocoPhillips has been honored for our sustainable development success. We were included in the Dow Jones Sustainability North America Index for the Board Meetings and Committees The Board of Directors met six times in 2014. Each director attended at least 75% of the aggregate of: • The total number of meetings of the Board (held during the period for which he or she has been a director); and • The total number of full committee meetings held by all committees of the Board on which he or she served (during the periods that he or she served). The Board has five standing committees: the Audit and Finance Committee; the Executive Committee; the Human Resources and Compensation Committee; the Committee on Directors’ Affairs; and the Public Policy Committee. The Board has determined that all of the members of the Audit and Finance Committee, the Human Resources and Compensation Committee, the Committee on Directors’ Affairs and the Public Policy Committee are “independent” directors within the meaning of the SEC’s regulations, the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. Each committee conducts a self-evaluation of its performance on an annual basis. The charters for our Audit and Finance Committee, Executive Committee, Human Resources and Compensation Committee, Committee on Directors’ Affairs and Public Policy Committee can be found on ConocoPhillips’ website at www.conocophillips.com under the “Corporate Governance” caption. Stockholders may also request printed copies of our Board committee charters by following the instructions located under “Available Information” on page 84. eighth consecutive year and achieved improvement in our environmental disclosure score from the 2014 CDP Climate Change Survey. Sustainable Development governance includes direction and oversight from the Public Policy Committee of the Board of Directors and senior leadership. The Public Policy Committee oversees our position on public policy issues, including climate change, and on matters that may impact our reputation as a responsible corporate citizen, including sustainable development actions and reporting. To learn more about Sustainable Development at ConocoPhillips, please view our Sustainable Development Report by visiting www.conocophillips.com/susdev. ConocoPhillips 2015 PROXY STATEMENT 9

Board Meetings and Committees continued

The current membership and primary responsibilities of the committees are summarized below:

Committee	Members	Primary Responsibilities	Number of Meetings in 2014
Audit and Finance	James E. Copeland, Jr.* Charles E. Bunch John V. Faraci Gay Huey Evans Arjun N. Murti	• Discusses with management, the independent auditors, and the internal auditors the integrity of the Company's accounting policies, internal controls, financial statements, financial reporting practices, and select financial matters, covering the Company's capital structure, financial risk management, retirement plans and tax planning. • Reviews, and coordinates the review by other committees of, significant corporate risk exposures and steps management has taken to monitor, control and report such exposures. • Monitors the qualifications, independence and performance of our independent auditors and the qualifications and performance of our internal auditors. • Monitors our compliance with legal and regulatory requirements and corporate governance, including our Code of Business Ethics and Conduct. • Maintains open and direct lines of communication with the Board and our management, internal auditors, independent auditors and the global compliance and ethics organization. • Assists the Board in fulfilling its oversight of enterprise risk management, particularly with regard to market based risks, financial reporting, effectiveness of the Company's compliance programs, information systems and cybersecurity, commercial trading and procurement.	11
Executive	Ryan M. Lance* Richard H. Auchinleck James E. Copeland, Jr. Robert A. Niblock Harald J. Norvik	• Exercises the authority of the full Board between Board meetings on all matters other than (1) those matters expressly delegated to another committee of the Board, (2) the adoption, amendment or repeal of any of our By-Laws and (3) matters which cannot be delegated to a committee under statute or our Certificate of Incorporation or By-Laws.	1
Human Resources and Compensation	Robert A. Niblock* Richard H. Auchinleck Jody Freeman Harald J. Norvik William E. Wade, Jr.(1)	• Oversees our executive compensation policies, plans, programs and practices and reviews the Company's retention strategies. • Assists the Board in discharging its responsibilities relating to the fair and competitive compensation of our executives and other key employees. • Annually reviews the performance (together with the Lead Director) and sets the compensation of the CEO. • Assists the Board in fulfilling its oversight of enterprise risk management, particularly risks in connection with the Company's compensation programs and practices and retention strategies.	7
Directors' Affairs	Richard H. Auchinleck* Richard L. Armitage Robert A. Niblock William E. Wade, Jr.(1)	• Selects and recommends director candidates to the Board to be submitted for election at the Annual Meeting and to fill any vacancies on the Board. • Recommends committee assignments to the Board. • Reviews and recommends to the Board compensation and benefits policies for non-employee directors. • Monitors the orientation and continuing education programs for directors. • Conducts an annual assessment of the qualifications and performance of the Board and each of the directors. • Reviews and reports to the Board annually on succession planning for the CEO and senior management. • Assists the Board in fulfilling its oversight of enterprise risk management, particularly risks in connection with the Company's governance policies and procedures.	6
Public Policy	Harald J. Norvik* Richard L. Armitage Jody Freeman	• Advises the Board on current and emerging domestic and international public policy issues. • Assists the Board in the development and review of policies and budgets for charitable and political contributions. • Reviews and makes recommendations to the Board on, and monitors the Company's compliance with, its policies, programs and practices with regard to, among other things, health, safety and environmental protection and government relations. • Assists the Board in fulfilling its oversight of enterprise risk management, particularly risks in connection with social, political, safety and environmental, operational integrity, and public policy aspects of the Company's business and the communities in which it operates.	6

* *Committee Chairperson*

(1) Mr. Wade is scheduled to retire on May 12, 2015.

10 ConocoPhillips 2015 PROXY STATEMENT

Nominating Processes of the Committee on Directors’ Affairs The Committee on Directors’ Affairs comprises four non-employee directors, all of whom are independent under NYSE listing standards and our Corporate Governance Guidelines. The Committee on Directors’ Affairs identifies, investigates and recommends director candidates to the Board with the goal of creating balance of knowledge, experience and diversity. Generally, the Committee on Directors’ Affairs identifies candidates through business and organizational contacts of the directors and management and often through third-party search firms. Our By- Laws permit stockholders to nominate director candidates for election at a stockholder meeting whether or not such nominee is submitted to and evaluated by the Committee on Directors’ Affairs. Stockholders who wish to submit nominees for election at an annual or special meeting of stockholders should follow the procedures described on page 84. The Committee on Directors’ Affairs will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a candidate for nomination by the Committee on Directors’ Affairs, he or she should follow the same procedures set forth above for nominations to be made directly by the stockholder. In addition, the stockholder should provide such other information as it may deem relevant for the Non-Employee Director Compensation The primary elements of our non-employee director compensation program consist of an equity component and a cash component. Objectives and Principles Compensation for directors is reviewed annually by the Committee on Directors’ Affairs and set upon approval of the Board of Directors. The Board’s goal in designing directors’ compensation is to provide a competitive package that will enable it to attract and retain highly skilled individuals with relevant experience and that reflects the time and talent required to serve on the board of a complex, multinational corporation. The Board seeks to provide sufficient flexibility in the form of delivery to meet the needs of different individuals while ensuring that a substantial portion of directors’ compensation is linked to the long-term success of ConocoPhillips. In furtherance of ConocoPhillips’ commitment to be a socially responsible member of the communities in which it participates, the Board believes that it is appropriate to extend ConocoPhillips’ matching gift program to charitable contributions made by individual directors as more fully described under “Directors’ Matching Gift Program” on page 12. Equity Compensation Non-employee directors receive an annual grant of restricted stock units with an aggregate value of $220,000 on the date of grant. The restricted stock units are fully vested at grant, but contain restrictions on transfer under their terms and conditions. Prior to the grant, each director may elect the schedule on which the restrictions lapse and unrestricted Company stock is to be distributed, provided that restrictions on the units issued to a non-employee director will lapse in the event of retirement, disability, death, or a change of control, unless the director has elected to defer receipt of the shares until a later date. Directors forfeit the units if, prior to the lapse of restrictions, the Board finds sufficient cause for forfeiture (although no such finding can be made after a change of control). Before the restrictions lapse, directors cannot sell or otherwise transfer the units, but the units are credited with dividend equivalents in the form of additional restricted stock units. When restrictions lapse, directors will receive unrestricted shares of Company stock as settlement of the restricted stock units. Restricted stock units granted to directors who are not residents of the United States may have modified terms to comply with laws and tax rules that apply to them. Thus, the restricted stock units granted to Messrs. Auchinleck and Norvik have slightly modified terms responsive to the tax laws of their home countries (Canada and Norway, respectively), the most important difference being that the restrictions lapse only in the event of retirement, death, or loss of office. Committee on Directors’ Affairs’ evaluation. Candidates recommended by the Company’s stockholders are evaluated on the same basis as candidates recommended by the Company’s directors, CEO, other executive officers, third-party search firms or other sources. After the 2014 Annual Meeting, at which nine of the current nominees for director were elected, the Committee on Directors’ Affairs recommended and the Board concurred in electing John V. Faraci and Arjun N. Murti to the Board, effective January 15, 2015. Both Messrs. Faraci and Murti were identified as part of the Committee on Directors’ Affairs’ regular process for identifying potential director nominees. Mr. Faraci was identified by a third-party search firm, SpencerStuart, in combination with a recommendation from our current non-employee director, Mr. Bunch. Mr. Murti was identified by management. Our Board of Directors currently has 12 members. The size of the Board is expected to be reduced to 11 members upon Mr. Wade’s scheduled retirement at the 2015 Annual Meeting of Stockholders, the end of his current term. Each of the director nominees is a current director. ConocoPhillips 2015 PROXY STATEMENT 11

Cash Compensation In 2014, each non-employee director received $115,000 annual cash compensation. Non-employee directors serving in certain specified committee positions also received the following additional cash compensation: • Lead Director—$35,000 • Chair of the Audit and Finance Committee—$25,000 • Chair of the Human Resources and Compensation Committee—$20,000 • Chair of any other committee—$10,000 • All other Audit and Finance Committee members—$10,000 • All other Human Resources and Compensation Committee members—$7,500 • All other committee members—$5,000 The total annual cash compensation is payable in monthly installments. Directors may elect, on an annual basis, to receive all or part of their cash compensation in unrestricted stock or in restricted stock units (such unrestricted stock or restricted stock units are issued on the last business day of the month valued using the average of the high and the low market prices of ConocoPhillips common stock on such date), or to have the amount credited to the director’s deferred compensation account. The restricted stock units issued in lieu of cash compensation are subject to the same restrictions as the annual restricted stock units granted since 2005 and described on page 11 under “Equity Compensation.” Due to differences in the tax laws of other countries, the Board, at its July 1, 2003 meeting, approved modification of the compensation for directors who are taxed under the laws of other countries. Effective in 2004, Canadian directors (currently, Mr. Auchinleck) are able to elect to receive cash compensation either in cash or in restricted stock units, redeemable only upon retirement, death, or loss of office, and Norwegian directors (currently, Mr. Norvik) receive compensation that would otherwise have been received as cash only as restricted stock units. Non-Employee Director Compensation continued Deferral of Compensation Directors can elect to defer their cash compensation into the Deferred Compensation Program for Non-Employee Directors of ConocoPhillips (“Director Deferral Plan”). Deferred amounts are deemed to be invested in various mutual funds and similar investment choices (including ConocoPhillips common stock) selected by the director from a list of investment choices available under the Director Deferral Plan. Mr. Auchinleck (from Canada) and Mr. Norvik (from Norway) do not have the opportunity to defer cash compensation in this manner. Directors’ Matching Gift Program All active and retired directors are eligible to participate in the Directors’ Annual Matching Gift Program. This program provides a dollar-for-dollar match of a gift of cash or securities, up to a maximum of $15,000 per donor for active directors and $7,500 per donor for retired directors during any one calendar year, to charities and educational institutions, excluding religious, political, fraternal, or athletic organizations, that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code of the United States or meet similar requirements under the applicable law of other countries. Other Compensation Spouses and other guests of directors and executive officers attend certain meetings at the encouragement of the Board. The Board believes that this creates a collegial environment that enhances the effectiveness of the Board, and therefore the Company reimburses directors for the out of pocket cost of the spousal or other guest travel and related incidental expenses. The Company’s reimbursement of the cost of such attendance is treated by the Internal Revenue Service as income, and as such is taxable to the recipient. In May 2014, the Committee on Directors’ Affairs eliminated gross-ups to directors of the resulting income taxes on any spousal or other guest expenses arising when a spouse or other guest accompanies a director to a meeting. Amounts representing the reimbursements are contained in the All Other Compensation column of the Non-Employee Director Compensation Table. 12 ConocoPhillips 2015 PROXY STATEMENT

Stock Ownership

Directors are expected to own Company stock in the amount of the aggregate annual equity grants during their first five years on the Board. Directors are expected to reach this level of target ownership within five years of joining the Board. Actual shares of stock, restricted stock, or restricted stock units, including deferred stock units, may be counted in satisfying the stock ownership guidelines. The holdings of each of our directors currently meet or exceed the guidelines.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2][3]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation on Earnings ($)	All Other Compensation ($)[4]	Total ($)
R.L. Armitage	$125,000	$220,054	$ –	$ –	$ –	$ 6,500	$351,554
R.H. Auchinleck	167,500	220,054	–	–	–	4,427	391,981
C.E. Bunch[5]	83,333	–	–	–	–	15,000	98,333
J.E. Copeland, Jr.	140,000	220,054	–	–	–	13,926	373,980
J. Freeman	125,000	220,054	–	–	–	9,000	354,054
G. Huey Evans	125,000	220,054	–	–	–	15,000	360,054
R.A. Niblock	135,000	220,054	–	–	–	15,695	370,749
H.J. Norvik	132,500	220,054	–	–	–	5,075	357,629
W.E. Wade, Jr.	131,667	220,054	–	–	–	15,492	367,212

(1) Reflects 2014 annual cash compensation of $115,000 payable to each non-employee director. In 2014, non-employee directors serving in specified committee positions also received the following additional cash compensation:

Lead Director—$35,000
Chair of the Audit and Finance Committee—$25,000
Chair of the Human Resources and Compensation Committee—$20,000
Chair of any other committee—$10,000
All other Audit and Finance Committee members—$10,000
All other Human Resources and Compensation Committee members—$7,500
All other committee members—$5,000

Amounts shown include prorated amounts attributable to committee reassignments, which may occur during the year. Amounts shown in the Fees Earned or Paid in Cash column include any amounts that were voluntarily deferred to the Director Deferral Plan, received in ConocoPhillips common stock, or received in restricted stock units. Messrs. Auchinleck, Niblock and Norvik received 100% of their cash compensation in restricted stock units in 2014 with an aggregate grant date fair value as shown in the table. All other directors received their cash compensation in cash or deferred such amounts into the Director Deferral Plan. Messrs. Faraci and Murti were elected to the Board effective January 15, 2015, and were not eligible for any compensation in 2014.

(2) Amounts represent the aggregate grant date fair value of stock awards granted under our non-employee director compensation program. On January 15, 2014, each non-employee director received a 2014 annual grant of restricted stock units with an aggregate value of $220,000 on the date of grant based on the average of the high and low price for our common stock, as reported on the NYSE on the grant date. These grants are made in whole shares with fractional share amounts rounded up, resulting in a grant of shares with a value of $220,054 to each person who was a director on January 15, 2014. Mr. Bunch was elected to the Board effective May 13, 2014 and, therefore, was not eligible for the annual grant of restricted stock units under our program. Messrs. Faraci and Murti were elected to the Board effective January 15, 2015, and were not eligible for any compensation in 2014.

(3) The following table reflects, for each director, the aggregate number of stock awards outstanding as of December 31, 2014:

Name	Number of Shares or Units of Stock That Have Not Vested (#)
R.L. Armitage	23,099
R.H. Auchinleck	85,607
C.E. Bunch[5]	–
J.E. Copeland, Jr.	41,247
J. Freeman	6,493
G. Huey Evans	3,352
R.A. Niblock	18,388
H.J. Norvik	42,820
W.E. Wade, Jr.	29,688

ConocoPhillips 2015 PROXY STATEMENT 13

Non-Employee Director Compensation continued

The following table lists vesting of director stock awards in 2014:

		Stock Awards	
Name	Security	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
R.L. Armitage		–	$ –
R.H. Auchinleck		–	–
C.E. Bunch		–	–
J.E. Copeland, Jr.		–	–
J. Freeman		–	–
G. Huey Evans		–	–
R.A. Niblock		–	–
H.J. Norvik		–	–
W.E. Wade, Jr.		–	–

(4) The following table reflects, for each director, the items contained in All Other Compensation:

Name	Tax Reimbursement Gross-Up[(a)]	Meeting Travel Reimbursements & Meeting Perquisites[(b)]	Matching Gifts Amounts[(c)]	Total
R.L. Armitage	$ –	$ –	$ 6,500	$ 6,500
R.H. Auchinleck	–	4,427	–	4,427
C.E. Bunch	–	–	15,000	15,000
J.E. Copeland, Jr.	908	518	12,500	13,926
J. Freeman	–	–	9,000	9,000
G. Huey Evans	–	–	15,000	15,000
R.A. Niblock	–	695	15,000	15,695
H.J. Norvik	464	4,611	–	5,075
W.E. Wade, Jr.	–	492	15,000	15,492

(a) The amounts shown are for payments by the Company relating to certain taxes incurred by the director for imputed income. These primarily occur when the Company requests spouses or other guests to accompany the director to Company functions, including Board and committee meetings, and as a result, the director is deemed to make a personal use of Company assets (for example, when a spouse accompanies a director on a Company aircraft or when a spouse accompanies a director and the commercial air travel cost is paid or reimbursed by the Company) or when a retirement presentation is made to a retiring director. In such circumstances, if the director is imputed income in accordance with the applicable tax laws, the Company will generally reimburse the director for the increased tax costs. All such tax reimbursements have been included above, regardless of whether the corresponding perquisite or personal benefit is required to be reported pursuant to SEC rules and regulations. Gross-ups to directors of resulting income taxes on any spousal or other guest expenses arising when a spouse or other guest accompanies a director to a meeting were eliminated in May 2014.

(b) The amounts shown are primarily for payments by the Company relating to travel costs when the Company requests spouses or other guests to accompany the director to Company functions, and as a result, the director is deemed to make a personal use of Company assets.

(c) The Company maintains a Matching Gift Program under which we match certain gifts by directors to charities and educational institutions, excluding religious, political, fraternal, or athletic organizations, that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code of the United States or meet similar requirements under the applicable law of other countries. For directors, the program matches up to $15,000 in each program year. Administration of the program can cause more than $15,000 to be paid in a single fiscal year of the Company, due to processing claims from more than one program year in that single fiscal year. The amounts shown are for the actual payments by the Company in 2014. Mr. Lance is eligible for the program as an executive of the Company, rather than as a director. Information on the value of matching gifts for Mr. Lance is provided on the Summary Compensation Table on page 55 and the notes to that table.

(5) Mr. Bunch was elected to the Board effective May 13, 2014. The amounts in the tables above include his prorated compensation reflecting the portion of 2014 in which he served as a director. He received cash compensation beginning May 2014. He received no equity compensation for 2014, as he did not join the Board until after the grant date for equity compensation in January 2014.

14 ConocoPhillips 2015 PROXY STATEMENT

Election of Directors and Director Biographies What am I voting on? You are voting on a proposal to elect nominees to a one-year term as directors of the Company. What is the makeup of the Board of Directors and how often are the members elected? Our Board of Directors currently has 12 members. The size of the Board is expected to be reduced to 11 members upon Mr. Wade’s scheduled retirement at the 2015 Annual Meeting of Stockholders, the end of his current term. Directors are elected at the Annual Meeting of Stockholders every year. Any director vacancies created between annual stockholder meetings (such as by a current director’s death, resignation or removal for cause or an increase in the number of directors) may be filled by a majority vote of the remaining directors then in office. Any director appointed in this manner would hold office until the next election. If a vacancy results from an action of our stockholders, only our stockholders would be entitled to elect a successor. Under the Company’s Corporate Governance Guidelines, a director does not, as a general matter, stand for re-election after his or her 72nd birthday. What if a nominee is unable or unwilling to serve? This is not expected to occur, as all director nominees have previously consented to serve. However, should a director become unable or unwilling to serve and the Board does not elect to reduce the size of the Board, shares represented by proxies may be voted for a substitute nominated by the Board of Directors. How are directors compensated? Please see our discussion of director compensation beginning on page 11. What criteria were considered by the Committee on Directors’ Affairs in selecting the nominees? In selecting the 2015 nominees for director, the Committee on Directors’ Affairs sought candidates who possess the highest personal and professional ethics, integrity and values, and are committed to representing the long-term interests of all the Company’s stakeholders. In addition to reviewing a candidate’s background and accomplishments, the Committee on Directors’ Affairs reviewed candidates for director in the context of the current composition of the Board and the evolving needs of the Company’s businesses. The Committee on Directors’ Affairs also considered the number of boards on which the candidate already serves. It is the Board’s policy that at all times at least a substantial majority of its members meets the standards of independence promulgated by the SEC and the NYSE, and as set forth in the Company’s Corporate Governance Guidelines. The Committee on Directors’ Affairs also seeks to ensure that the Board reflects a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership, and oil and gas related industries, sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Board seeks to maintain a diverse membership, but does not have a separate policy on diversity. The Board also requires that its members be able to dedicate the time and resources necessary to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings. Item 1 on the Proxy Card ConocoPhillips 2015 PROXY STATEMENT 15

The following are some of the key qualifications and skills the Committee on Directors’ Affairs considered in evaluating the director nominees. The table and individual biographies below provide additional information about each nominee’s specific experiences, qualifications and skills. • CEO or senior officer experience. We believe that directors with CEO or senior officer experience provide the Company with valuable insights. These individuals have a demonstrated record of leadership qualities and a practical understanding of organizations, processes, strategy, risk and risk management and the methods to drive change and growth. Through their service as top leaders at other organizations, they also bring valuable perspectives on common issues affecting both their company and ConocoPhillips. • Financial reporting experience. We believe that an understanding of finance and financial reporting processes is important for our directors. The Company measures its operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to the Company’s success. We seek to have a number of directors who qualify as audit committee financial experts, and we expect all of our directors to be financially knowledgeable. We also believe it is important to have knowledge and experience in capital markets, both debt and equity, given our position as a large publicly traded company. • Industry experience. We seek to have directors with leadership experience as executives or directors, or experience in other capacities, in the energy industry. These directors have valuable perspective on issues specific to the Company’s business. • Global experience. As a global energy company, the Company’s future success depends, in part, on its success in growing its businesses outside the United States. Our directors with global business or international experience provide valued perspective on our operations. • Environmental/Regulatory experience. The perspective of directors who have experience within the environmental regulatory field is valued as we implement policies and conduct operations in order to ensure that our actions today will not only provide the energy needed to drive economic growth and social well-being, but also secure a stable and healthy environment for tomorrow. The energy industry is heavily regulated and directly affected by governmental actions and decisions, and the Company believes that directors with government experience offer valuable insight in this regard. Election of Directors and Director Biographies continued The lack of a for a particular item does not mean that the director does not possess that qualification, characteristic, skill or experience. We look to each director to be knowledgeable in these areas; however, the indicates that the item is a specific qualification, characteristic, skill or experience that the director brings to the Board. Armitage Auchinleck Bunch Copeland Faraci Freeman Huey Evans Lance Murti Niblock Norvik CEO/Senior Officer Experience Financial Reporting Experience Industry Experience Global Experience Environmental/ Regulatory Experience 16 ConocoPhillips 2015 PROXY STATEMENT

Who are this year’s nominees? The following directors are standing for annual election this year to hold office until the 2016 Annual Meeting of Stockholders. Included below is a listing of each nominee’s name, age, tenure and qualifications. Richard L. Armitage Richard H. Auchinleck, Lead Director Age: 69 Director since: March 2006 ConocoPhillips Committees: Committee on Directors’ Affairs; Public Policy Committee Other current directorships: ManTech International Corporation Mr. Armitage has served as President of Armitage International since March 2005. He is a former U.S. Deputy Secretary of State and held a wide variety of high ranking U.S. diplomatic positions from 1989 to 1993 including: Special Mediator for Water in the Middle East; Special Emissary to King Hussein of Jordan during the 1991 Gulf War; and Ambassador, directing U.S. assistance to the newly independent states of the former Soviet Union. He served as Assistant U.S. Secretary of Defense for International Security Affairs from 1983 to 1989. He serves on the board of ManTech International Corporation and previously served on the board of Transcu, Ltd. and is a member of The American Academy of Diplomacy as well as a member of the Board of Trustees of the Center for Strategic Studies. Skills and Qualifications: Mr. Armitage’s experience in a wide range of high ranking diplomatic positions qualify him to provide valuable insight and expertise in the context of the Company’s global operations with substantial governmental interface. Mr. Armitage has specific expertise in many of the Company’s key operating regions. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board. Age: 63 Director since: August 2002 ConocoPhillips Committees: Human Resources and Compensation Committee; Committee on Directors’ Affairs (Chair); Executive Committee Other current directorships: Telus Corporation(1) Mr. Auchinleck began his service as a director of Conoco Inc. in 2001 prior to its merger with Phillips Petroleum Company in 2002. He served as President and Chief Executive Officer of Gulf Canada Resources Limited from 1998 until its acquisition by Conoco in 2001. Prior to his service as CEO, he was Chief Operating Officer of Gulf Canada from 1997 to 1998 and Chief Executive Officer for Gulf Indonesia Resources Limited from 1997 to 1998. Mr. Auchinleck currently serves on the board of Telus Corporation and previously served on the board of Enbridge Income Fund Holdings Inc. Skills and Qualifications: Mr. Auchinleck has served as a director of ConocoPhillips and its predecessors since Gulf Canada Resources was acquired by Conoco in 2001. His extensive experience in the industry and as a CEO of an energy company provides him with valuable insights into the Company’s business. In addition, Mr. Auchinleck has extensive industry experience in Canada, the location of many key Company assets and operations. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board. (1) Not a U.S. based company. “ We continually assess whether the composition of our Board appropriately relates to the Company’s evolving strategic needs. We believe the right mix of skills, experiences, knowledge and independence are necessary to best position the Board for effective decision-making and risk oversight. We strive to balance the continuity of the Board with fresh perspectives, and believe that the result is a diverse Board that protects your interests as stockholders.” Richard H. Auchinleck, Lead Director ConocoPhillips 2015 PROXY STATEMENT 17

James E. Copeland, Jr. Age: 70 Director since: February 2004 ConocoPhillips Committees: Audit and Finance Committee (Chair); Executive Committee Other current directorships: Equifax Inc.; Time Warner Cable Inc. Mr. Copeland served as Chief Executive Officer of Deloitte & Touche and Deloitte Touche Tohmatsu from 1999 to 2003. Mr. Copeland formerly served as Senior Fellow for Corporate Governance with the U.S. Chamber of Commerce and as a Global Scholar with the Robinson School of Business at Georgia State University. Mr. Copeland is currently a member of the boards of Equifax Inc., Time Warner Cable Inc. and BASS, LLC, and previously served on the board of Coca-Cola Enterprises from 2003 to 2008. Skills and Qualifications: As the former CEO of one of the “Big Four” accounting firms, Mr. Copeland provides a wealth of financial and accounting expertise. In addition, Mr. Copeland’s experience as a CEO at a large global corporation allows him to provide valuable insight on managing a global business. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board. Election of Directors and Director Biographies continued John V. Faraci Age: 65 Director since: January 2015 ConocoPhillips Committees: Audit and Finance Committee Other current directorships: PPG Industries, Inc.; United Technologies Corporation Mr. Faraci served as Chairman and Chief Executive Officer of International Paper Co. from 2003 until his retirement in 2014. He spent his career of more than 40 years at International Paper, also serving as the company’s Chief Financial Officer and in various other financial, planning and management positions. Mr. Faraci serves on the board of directors for PPG Industries, Inc. and United Technologies Corporation. He is also a trustee of the American Enterprise Institute, Denison University and the National Fish and Wildlife Foundation. Skills and Qualifications: The Board values Mr. Faraci’s experience as a director and CEO. His international business experience at a large public company allows him to provide the Board with valuable operational and financial expertise and an informed management perspective of global business issues. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board. Age: 65 Director since: May 2014 ConocoPhillips Committees: Audit and Finance Committee Other current directorships: PPG Industries, Inc.; PNC Financial Services Group Mr. Bunch has served as Chairman and Chief Executive Officer of PPG Industries, Inc. since 2005. He was President and Chief Operating Officer of PPG from July 2002 until he was elected President and Chief Executive Officer in March 2005 and Chairman and Chief Executive Officer in July 2005. Before becoming President and Chief Operating Officer, he was Executive Vice President of PPG from 2000 to 2002 and Senior Vice President, Strategic Planning and Corporate Services, of PPG from 1997 to 2000. Mr. Bunch has a 35-year history with PPG, holding positions in finance and planning, marketing, and general management in the United States and Europe. He currently serves on the board of PNC Financial Services Group. He previously served as a director of H.J. Heinz Company and as chairman of the Federal Reserve Bank of Cleveland, the National Association of Manufacturers, and the American Coatings Association and as a member of the University of Pittsburgh’s board of trustees. Skills and Qualifications: The Board values Mr. Bunch’s experience as a director and CEO in a highly-regulated industry as well as his management and finance experience. Additionally, Mr. Bunch has a strong background in management development and compensation. His international business experience with global issues facing a large, multinational public company allows him to provide the Board with valuable operational and financial expertise. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board. Charles E. Bunch 18 ConocoPhillips 2015 PROXY STATEMENT

Jody Freeman Age: 51 Director since: July 2012 ConocoPhillips Committees: Human Resources and Compensation Committee; Public Policy Committee Ms. Freeman is the Archibald Cox Professor of Law at Harvard Law School and founding director of the Harvard Law School Environmental Law and Policy Program. Before joining the Harvard faculty in 2005, Ms. Freeman formerly served as Counselor for Energy and Climate Change in the White House from 2009 to 2010 and as an independent consultant to the National Commission on the Deepwater Horizon Oil Spill and Offshore Drilling in 2010. Ms. Freeman is a member of the Administrative Conference of the United States and the American College of Environmental Lawyers. Skills and Qualifications: Ms. Freeman’s expertise in environmental law and policy, and her unique experiences in shaping federal environmental and energy policy, especially in matters critical to the Company’s operations, enable her to provide valuable insight into the Company’s policies and practices. The Board believes her experience and expertise in these matters make her well qualified to serve as a member of the Board. Age: 52 Director since: April 2012 ConocoPhillips Committees: Executive Committee (Chair) Mr. Lance was appointed Chairman and Chief Executive Officer in April 2012, having previously served as Senior Vice President, Exploration and Production—International from May 2009. Prior to that he served as President, Exploration and Production—Asia, Africa, Middle East and Russia/ Caspian since April 2009, having previously served as President, Exploration and Production—Europe, Asia, Africa and the Middle East since September 2007. Prior thereto, he served as Senior Vice President, Technology beginning in February 2007, and prior to that served as Senior Vice President, Technology and Major Projects beginning in 2006. He served as President, Downstream Strategy, Integration and Specialty Businesses from 2005 to 2006. Skills and Qualifications: Mr. Lance’s service as Chairman and Chief Executive Officer of ConocoPhillips makes him well qualified to serve both as a director and Chairman of the Board. Mr. Lance’s extensive experience in the industry as an executive in our exploration and production businesses, and as the global representative of ConocoPhillips, make his service as a director invaluable to the Company. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board. Ryan M. Lance Gay Huey Evans Age: 60 Director since: March 2013 ConocoPhillips Committees: Audit and Finance Committee Other current directorships: Aviva plc (1) (2); Itau BBA International Limited (1) (2); The Financial Reporting Council (1) (2); Standard Chartered (1) (2) (effective April 1, 2015) Ms. Huey Evans currently serves as a non-executive director of Aviva plc, where she is a member of the Risk and Remuneration and Nomination committees, and Bank Itau BBA International Limited, where she is a member of the Risk and Remuneration committees and Chairman of the Audit Committee. She also currently serves as Deputy Chairman of The Financial Reporting Council, where she is a member of the Nomination Committee, and Chair of the Beacon Awards. Effective April 1, 2015, she will serve as a non-executive director of Standard Chartered. She was formerly Vice Chairman of the Board and Non- Executive Chairman, Europe, of the International Swaps and Derivatives Association, Inc. from 2011 to 2012. She was former Vice Chairman, Investment Banking and Investment Management at Barclays Capital from 2008 to 2010. She was previously head of governance of Citi Alternative Investments (EMEA) from 2007 to 2008 and President of Tribeca Global Management (Europe) Ltd. from 2005 to 2007, both part of Citigroup. From 1998 to 2005, she was director of the markets division and head of the capital markets sector at the U.K. Financial Services Authority. She previously held various senior management positions with Bankers Trust Company in New York and London. Ms. Huey Evans previously served on the boards of The London Stock Exchange Group plc. and Falcon Private Wealth Ltd. Skills and Qualifications: Ms. Huey Evans’ in-depth knowledge of, and insight into, global capital markets from her extensive experience in the financial services industry brings valuable expertise to the Company’s businesses. The Board believes her experience and expertise in these matters make her well qualified to serve as a member of the Board. (1) Not a U.S. based company. (2) Not required to file periodic reports under the Securities Exchange Act of 1934. ConocoPhillips 2015 PROXY STATEMENT 19

Election of Directors and Director Biographies continued Robert A. Niblock Harald J. Norvik Age: 68 Director since: July 2005 ConocoPhillips Committees: Human Resources and Compensation Committee; Public Policy Committee (Chair); Executive Committee Other current directorships: Petroleum Geo-Services ASA(1) Mr. Norvik currently serves as Vice Chairperson of Petroleum Geo-Services ASA. He is also on the board of Deep Ocean Group and Umoe ASA. He was Chairman and a partner at Econ Management AS from 2002 to 2008 and was a strategic advisor there from 2008 to 2010. He served as Chairman of Aschehoug ASA from 2003 to 2014, as Chairman of the Board of Telenor ASA from 2007 to 2012, and as Chairman, President & CEO of Statoil from 1988 to 1999. Skills and Qualifications: As a former CEO of an international energy corporation, Mr. Norvik brings valuable experience and expertise in industry and operational matters. In addition, Mr. Norvik provides valuable international perspective as a citizen of Norway, a country in which the Company has significant operations. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board. Age: 52 Director since: February 2010 ConocoPhillips Committees: Human Resources and Compensation Committee (Chair); Committee on Directors’ Affairs; Executive Committee Other current directorships: Lowe’s Companies, Inc. Mr. Niblock is Chairman, President and Chief Executive Officer of Lowe’s Companies, Inc. He has served as Chairman and CEO of Lowe’s Companies, Inc. since January 2005 and he reassumed the title of President in 2011, after having served in that role from 2003 to 2006. Mr. Niblock became a member of the board of directors of Lowe’s when he was named Chairman and CEO-elect in 2004. Mr. Niblock joined Lowe’s in 1993 and, during his career with the company, has served as Vice President and Treasurer, Senior Vice President, and Executive Vice President and CFO. Before joining Lowe’s, Mr. Niblock had a nine-year career with accounting firm Ernst & Young. Mr. Niblock has been a member of the board of directors of the Retail Industry Leaders Association since 2003, and has served as its Secretary since 2012. He previously served as its chairman in 2008 and 2009 and served as vice chairman in 2006 and 2007. Skills and Qualifications: Mr. Niblock became a member of the Board in 2010. The Committee on Directors’ Affairs values his experience as a CEO and in financial reporting matters. Mr. Niblock’s experience as an activelyserving CEO of a large public company allows him to provide the Board with valuable operational and financial expertise. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board. (1) Not a U.S. based company. Age: 45 Director since: January 2015 ConocoPhillips Committees: Audit and Finance Committee Mr. Murti served as a Partner at Goldman Sachs from 2006 until his retirement in 2014. Prior to becoming Partner, he served as Managing Director from 2003 to 2006 and as Vice President from 1999 to 2003. During his time at Goldman Sachs, Mr. Murti worked as a sell-side equity research analyst covering the energy sector. He was also co-director of equity research for the Americas from 2011-2014. Previously, Mr. Murti held equity analyst positions at JP Morgan Investment Management from 1995 to 1999 and at Petrie Parkman from 1992 to 1995. Skills and Qualifications: Mr. Murti brings to the Board a deep understanding of financial oversight and accountability with his experience as a Partner at Goldman Sachs, one of the largest banking institutions. He has spent more than 20 years in the financial services industry with an extensive focus, both domestic and global, on the energy industry. This experience provides the Board valuable insight into financial management and analysis. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board. Arjun N. Murti 20 ConocoPhillips 2015 PROXY STATEMENT

21 What vote is required to approve this proposal? Each nominee requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. What if a director nominee does not receive a majority of votes cast? Our By-Laws require directors to be elected by the majority of the votes cast with respect to such director (i.e., the number of votes cast “for” a director must exceed the number of votes cast “against” that director). If a nominee who is serving as a director is not elected at the Annual Meeting and no one else is elected in place of that director, then, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our By-Laws, the holdover director is required to tender his or her resignation to the Board. The Committee on Directors’ Affairs then would consider the resignation and recommend to the Board whether to accept or reject the tendered resignation, or whether some other action should be taken. The Board of Directors would then make a decision whether to accept the resignation taking into account the recommendation of the Committee on Directors’ Affairs. The director who tenders his or her resignation will not participate in the Board’s decision. The Board is required to disclose publicly (by a news release, filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. What does the Board recommend? THE BOARD RECOMMENDS YOU VOTE “FOR” EACH NOMINEE STANDING FOR ELECTION AS DIRECTOR. PROPOSAL 1 4-6 Board Recommendation Election of Directors FOR ConocoPhillips 2015 PROXY STATEMENT

Audit and Finance Committee Report The Audit and Finance Committee (the “Audit Committee”) assists the Board in fulfilling its responsibility to provide independent, objective oversight for ConocoPhillips’ financial reporting functions and internal control systems. The Audit Committee currently comprises five non-employee directors. The Board has determined that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and expertise. The Board has determined that at least one member, James E. Copeland, Jr., is an audit committee financial expert as defined by the SEC. The responsibilities of the Audit Committee are set forth in the written charter adopted by ConocoPhillips’ Board of Directors and last amended on December 6, 2013, and which is available on our website www.conocophillips.com under the caption “Corporate Governance.” Pursuant to its charter, the Audit Committee’s responsibilities include the following: • Discussing with management, the independent auditors, and the internal auditor the integrity of the Company’s accounting policies, internal controls, financial statements, financial reporting practices, and select financial matters, covering the Company’s capital structure, financial risk management, retirement plans and tax planning. • Reviewing significant corporate risk exposures, and steps management has taken to monitor, control and report such exposures. • Reviewing the qualifications, independence and performance of the Company’s independent auditors and the qualifications and performance of its internal auditors. • Reviewing the Company’s overall direction and compliance with legal and regulatory requirements and its policies, including its Code of Business Ethics and Conduct. • Maintaining open and direct lines of communication with the Board and Company’s management, Compliance and Ethics Office, internal auditors and independent auditors. Management is responsible for preparing the Company’s financial statements in accordance with generally accepted accounting principles, or GAAP, and for developing, maintaining and evaluating the Company’s internal control over financial reporting and other control systems. The independent registered public accountant is responsible for auditing the annual financial statements prepared by management, assessing the Company’s internal control over financial reporting, and expressing an opinion with respect to each. One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements. The following report summarizes certain of the Audit Committee’s activities in this regard for 2014. Review with Management. The Audit Committee has reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which included a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures presented in the financial statements. The Audit Committee also discussed management’s assessment of the effectiveness of the Company’s internal control over financial reporting, as of December 31, 2014, included in the financial statements. Discussions with Internal Audit. The Audit Committee reviewed the Company’s internal audit plan and discussed the results of internal audit activity throughout the year. The Audit Committee met with either the company’s General Auditor or a representative from Internal Audit at every in-person meeting, both with and without company management present. Discussions with Independent Registered Public Accounting Firm. The Audit Committee met throughout the year with Ernst & Young LLP (“E&Y”), the Company’s independent registered public accounting firm, including meeting with E&Y at each in-person meeting without the presence of management. The Audit Committee has discussed with E&Y the matters required to be discussed by standards of the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB, and has discussed with that firm its independence from ConocoPhillips. In addition, the Audit Committee considered the nonaudit services provided to the Company by E&Y, and concluded that the auditor’s independence has been maintained. Recommendation to the ConocoPhillips Board of Directors. Based on its review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2014. THE CONOCOPHILLIPS AUDIT AND FINANCE COMMITTEE James E. Copeland, Jr., Chairman Charles E. Bunch John V. Faraci Gay Huey Evans Arjun N. Murti 22 ConocoPhillips 2015 PROXY STATEMENT

Proposal to Ratify the Appointment of Ernst & Young LLP What am I voting on? You are voting on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015. The Audit and Finance Committee has appointed Ernst & Young to serve as the Company’s independent registered public accounting firm. What are the Audit and Finance Committee’s responsibilities with respect to the independent registered public accounting firm? The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit and Finance Committee has appointed Ernst & Young to serve as the Company’s independent registered public accounting firm for fiscal year 2015. The Audit and Finance Committee has the authority to determine whether to retain or terminate the independent auditor. Neither the lead audit partner nor the reviewing audit partner perform audit services for the Company for more than five consecutive fiscal years. The Audit and Finance Committee reviews the experience and qualifications of the senior members of the independent auditor’s team and is directly involved in the appointment of the lead audit partner. The Audit and Finance Committee is also responsible for determination and approval of the audit engagement fees and other compensation associated with the retention of the independent auditor. The Audit and Finance Committee has evaluated the qualifications, independence and performance of Ernst & Young and believes that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interests of the Company’s stockholders. What services does the independent registered public accounting firm provide? Audit services of Ernst & Young for fiscal year 2014 included an audit of our consolidated financial statements, an audit of the effectiveness of the Company’s internal control over financial reporting, and services related to periodic filings made with the SEC. Additionally, Ernst & Young provided certain other services as described in the response to the next question. In connection with the audit of the 2014 financial statements, we entered into an engagement agreement with Ernst & Young that sets forth the terms by which Ernst & Young will perform audit services for us. How much was the independent registered public accounting firm paid for 2014 and 2013? Ernst & Young’s fees for professional services totaled $16.6 million for 2014 and $16.8 million for 2013. Ernst & Young’s fees for professional services included the following: • Audit Fees—fees for audit services, which related to the fiscal year consolidated audit, the audit of the effectiveness of internal controls, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits and related accounting consultations, were $14.1 million for 2014 and $13.7 million for 2013. • Audit-Related Fees—fees for audit-related services, which consisted of audits in connection with proposed or consummated dispositions, benefit plan audits, other subsidiary audits, special reports, and related accounting consultations, were $2.1 million for 2014 and $2.7 million for 2013. Approximately $0.6 million of 2013 asset disposition-related fees were reimbursed by the purchaser. • Tax Fees—fees for tax services, which consisted of tax compliance services and tax planning and advisory services, were $0.4 million for 2014 and $0.4 million for 2013. • All Other Fees—fees for other services were negligible in 2014 and 2013. Item 2 on the Proxy Card ConocoPhillips 2015 PROXY STATEMENT 23

24 Proposal to Ratify the Appointment of Ernst & Young LLP continued The Audit and Finance Committee has considered whether the nonaudit services provided to ConocoPhillips by Ernst & Young impaired the independence of Ernst & Young and concluded they did not. The Audit and Finance Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other nonaudit services that may be provided by Ernst & Young to the Company. The policy (a) identifies the guiding principles that must be considered by the Audit and Finance Committee in approving services to ensure that Ernst & Young’s independence is not impaired; (b) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and (c) sets forth pre-approval requirements for all permitted services. Under the policy, all services to be provided by Ernst & Young must be pre-approved by the Audit and Finance Committee. The Audit and Finance Committee has delegated authority to approve permitted services to its Chair. Such approval must be reported to the entire committee at the next scheduled Audit and Finance Committee meeting. Will a representative of Ernst & Young be present at the meeting? Yes, one or more representatives of Ernst & Young will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders. What vote is required to approve this proposal? Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. If the appointment of Ernst & Young is not ratified, the Audit and Finance Committee will reconsider the appointment. What does the Board recommend? THE AUDIT AND FINANCE COMMITTEE RECOMMENDS YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015. PROPOSAL 2 4-6 Board Recommendation Ratification of Independent Registered Public Accounting Firm FOR

Role of the Human Resources and Compensation Committee Authority and Responsibilities The Human Resources and Compensation Committee (the “HRCC” or “Committee”) is responsible for providing independent, objective oversight for ConocoPhillips’ executive compensation programs and determining the compensation of anyone who meets our definition of a “Senior Officer.” Currently, our internal guidelines define a Senior Officer as an employee who is a senior vice president or higher, an executive who reports directly to the CEO, or any other employee considered an officer under Section 16(b) of the Securities Exchange Act of 1934. As of December 31, 2014, the Company had 17 Senior Officers. All of the officers shown in the compensation tables that follow are Senior Officers. In addition, the HRCC acts as plan administrator of the compensation programs and certain of the benefit plans for Senior Officers and as an avenue of appeal for current and former Senior Officers regarding disputes over compensation and certain benefits. One of the HRCC’s responsibilities is to assist the Board in its oversight of the integrity of the Company’s executive compensation practices and programs as described in the “Compensation Discussion and Analysis” beginning on page 28 of this proxy statement, which summarizes certain of the HRCC’s activities during 2014 and 2015 concerning compensation earned during 2014 as well as any significant actions regarding compensation taken after the fiscal year end. A complete listing of the authority and responsibilities of the HRCC is set forth in the written charter adopted by the Board and last amended on May 14, 2013, which is available on our website www.conocophillips.com under the caption “Corporate Governance.” Although the Committee’s charter permits it to delegate authority to subcommittees or other Board committees, the Committee made no such delegations in 2014. Members The HRCC currently consists of five members. The members of the HRCC and the member to be designated as Chair, like the members and Chairs of all of the Board committees, are reviewed and recommended annually by the Committee on Directors’ Affairs to the full Board. The Board of Directors has final approval of the committee structure of the Board. The only pre-existing requirements for service on the HRCC are that members must meet the independence requirements for “non-employee” directors under the Securities Exchange Act of 1934, for “independent” directors under the NYSE listing standards, and for “outside” directors under the Internal Revenue Code. Meetings The HRCC holds regularly scheduled meetings in association with each regular Board meeting and meets by teleconference between such meetings as necessary to discharge its duties. The HRCC reserves time at each regularly scheduled meeting to review matters in executive session with no members of management or management representatives present except as specifically requested by the HRCC. Additionally, the HRCC meets with the Lead Director at least annually to evaluate the performance of the CEO. In 2014, the HRCC had five regularly scheduled meetings and two meetings via teleconference. More information regarding the HRCC’s activities at such meetings can be found in the “Compensation Discussion and Analysis” beginning on page 28. Continuous Improvement The HRCC is committed to a process of continuous improvement in exercising its responsibilities. To that end, the HRCC also: • Receives ongoing training regarding best practices for executive compensation; • Regularly reviews its responsibilities and governance practices in light of ongoing changes in the legal and regulatory arena and trends in corporate governance, which review is aided by the Company’s management and consultants, independent compensation consultants, and, when deemed appropriate, independent legal counsel; • Annually reviews its charter and proposes any desired changes to the Board of Directors; • Annually conducts a self-assessment of its performance that evaluates the effectiveness of its actions and seeks ideas to improve its processes and oversight; and • Regularly reviews and assesses whether the Company’s executive compensation programs are having the desired effects and do not encourage an inappropriate level of risk. ConocoPhillips 2015 PROXY STATEMENT 25

Human Resources and Compensation Committee Report Review with Management. The Human Resources and Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” presented in this proxy statement starting on page 28 with members of management, including the Company’s Chief Executive Officer and Chief Financial Officer. Discussion with Independent Executive Compensation Consultant. The HRCC has discussed with Frederic W. Cook & Co., Inc. (“FWC”), an independent executive compensation consulting firm, the executive compensation programs of the Company, as well as specific compensation decisions made by the HRCC. FWC was retained directly by the HRCC, independent of the management of the Company. The HRCC has received written disclosures from FWC confirming no other work has been performed for the Company by FWC, has discussed with FWC its independence from ConocoPhillips, and believes FWC to have been independent of management. Recommendation to the ConocoPhillips Board of Directors. Based on its review and discussions noted above, the HRCC recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in ConocoPhillips’ proxy statement on Schedule 14A (and, by reference, included in ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2014). THE CONOCOPHILLIPS HUMAN RESOURCES AND COMPENSATION COMMITTEE Robert A. Niblock, Chairman Richard H. Auchinleck Jody Freeman Harald J. Norvik William E. Wade, Jr. Human Resources and Compensation Committee Interlocks and Insider Participation During the year ended December 31, 2014, none of our executive officers served as (1) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served on our Human Resources and Compensation Committee, (2) a director of another entity, one of whose executive officers served on our Human Resources and Compensation Committee or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served as one of our directors. In addition, none of the members of our Human Resources and Compensation Committee (1) was an officer or employee of the Company or any of our subsidiaries during the year ended December 31, 2014, (2) was formerly an officer or employee of the Company or any of our subsidiaries, or (3) had any other relationship requiring disclosure under applicable rules. 26 ConocoPhillips 2015 PROXY STATEMENT

Advisory Approval of Executive Compensation What am I voting on? Stockholders are being asked to vote on the following advisory resolution: RESOLVED that the stockholders approve the compensation of ConocoPhillips’ Named Executive Officers as described in the Compensation Discussion and Analysis section and in the tabular disclosures regarding Named Executive Officer compensation (together with the accompanying narrative disclosures) in this proxy statement. ConocoPhillips is providing stockholders with the opportunity to vote on an advisory resolution, commonly known as “Say on Pay,” considering approval of the compensation of ConocoPhillips’ Named Executive Officers. The Human Resources and Compensation Committee, which is responsible for the compensation of our executive officers, has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The Compensation Discussion and Analysis and the tabular disclosures regarding Named Executive Officer compensation, together with the accompanying narrative disclosures, allow you to view the trends in compensation and application of our compensation philosophies and practices for the years presented. The Board of Directors believes that ConocoPhillips’ executive compensation program aligns the interests of our executives with those of our stockholders. Our compensation program is guided by the philosophy that the Company’s ability to responsibly deliver energy and to provide sustainable value is driven by superior individual performance. The Board believes that a company must offer competitive compensation to attract and retain experienced, talented and motivated employees. In addition, the Board believes employees in leadership roles within the organization are motivated to perform at their highest levels by making performance-based pay a significant portion of their compensation. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are aligned with Company and individual performance, are appropriate in value and have benefited the Company and its stockholders. What is the effect of this resolution? Because your vote is advisory, it will not be binding upon the Board of Directors. However, the HRCC and the Board will take the outcome of the vote into account when considering future executive compensation arrangements. What vote is required to approve this proposal? Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. What does the Board recommend? THE BOARD RECOMMENDS YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. FOR Board Recommendation 4-6 3 Advisory Approval of the Compensation of the Company’s Named Executive Officers PROPOSAL Item 3 on the Proxy Card ConocoPhillips 2015 PROXY STATEMENT 27

Compensation Discussion and Analysis This Compensation Discussion and Analysis describes the material elements of the compensation of our Named Executive Officers and describes the objectives and principles underlying the Company’s executive compensation programs, the compensation decisions we have recently made under those programs, and the factors we considered in making those decisions. Executive Overview Our Named Executive Officers for 2014 were: “ From the date of the spinoff through December 2014, we have delivered on our commitments to stockholders and successfully executed our strategic plan, meeting or exceeding our strategic objectives. In short, we did what we said we would do.” Ryan M. Lance, Chairman and Chief Executive Officer Donald E. Wallette, Jr. EVP, Commercial, Business Development and Corporate Planning Ryan M. Lance Chairman and CEO Jeffrey W. Sheets EVP, Finance and CFO Matthew J. Fox EVP, Exploration & Production Alan J. Hirshberg EVP, Technology & Projects 28 ConocoPhillips 2015 PROXY STATEMENT

Overview of Our Compensation Programs Our executive compensation programs include a mix of fixed and variable pay with performance periods ranging from one to ten years. Performance metrics for short- and long-term incentive programs include a balance of relative and absolute targets established to align with the Company’s strategy. Management and the HRCC believe pay and performance are best aligned through a rigorous performance review process that includes four in-depth reviews with members of the HRCC during the year. This process allows the Committee to make informed decisions to positively or negatively adjust payouts where warranted. Our executive compensation program has four primary elements, as shown in the chart below: Salary Annual Cash Incentive Performance Shares Stock Options * See “Process for Determining Executive Compensation – Performance Criteria” beginning on page 44 for details regarding the specific performance metrics within each category. Performance Period Annual 3 years Up to 10 years 50% corporate metrics: 40% TSR TSR, financial, operational, 40% financial and Performance Measures Individual goals strategic, health, safety and operational Stock price appreciation environmental 20% strategic* 50% award unit metrics* Generally 0% – 130% Salary grade of target; no above target Payout Limits minimum/maximum 0% – 250% of target 0% – 200% of target awards in prior three years Form of Delivery Cash Shares/Cash Options Payout Fixed Variable/At Risk – HRCC determines payouts based on performance against targets Target Compensation Determined by HRCC after consultation with independent consultant Eligibility All NEOs ConocoPhillips 2015 PROXY STATEMENT 29

Health, Safety and Environmental Compensation Discussion and Analysis continued Following the spinoff of Phillips 66 in 2012, ConocoPhillips became the world’s largest independent E&P company, based on production and proved reserves. Throughout the repositioning and emergence of the new ConocoPhillips, we presented a unique value proposition for stockholders, offering both growth and returns. The Company identified five strategic objectives at that time: (1) maintain a relentless focus on safety and execution; (2) offer a compelling dividend; (3) deliver 3 to 5 percent compound annual production growth; (4) deliver 3 to 5 percent compound annual cash margin growth and (5) achieve ongoing improvements in financial returns. Our compensation programs are designed to attract and retain high quality talent, reward executives for performance that successfully executes the Company’s long-term strategy, and align compensation with the long-term interests of our stockholders. As a result, our executive compensation programs closely tie pay to performance. We believe the following categories of performance metrics have appropriately assessed the corporate performance of the Company relative to its strategy as an independent E&P company, focusing on the five strategic objectives listed above: Health, Safety and Environmental; Operational; Financial; Strategic Plan and Initiatives and Total Shareholder Return. Performance metrics for our short- and long-term incentive programs include a balance of relative and increasingly challenging absolute targets established to align with the Company’s strategy. For example, the annual production and cash margin growth increases reflected in our strategy also translate into year-over-year performance target increases for compensation purposes. Executive compensation in 2014 is reflective of performance during both our short- and long-term incentive program periods. Performance highlights include: How Our Performance Affected Our Pay • Improved performance on key safety metrics. • Achieved top-quartile safety performance. • Recognized HSE industry leader. • Delivered strong reserve replacement, with a three-year average organic reserve replacement ratio of 153 percent. Achieved a 124 percent organic reserve replacement ratio in 2014 from proved reserve additions of approximately 0.7 billion barrels of oil equivalent (BBOE). • Increased 2014 production from continuing operations, excluding Libya, downtime and dispositions, by 4 percent compared with 2013. Using the same convention, 2013 production increased by 2 percent compared with 2012. • Grew price-normalized cash margins by 8 percent in 2014 compared with 2013. Using the same convention, year-over-year margin growth was 9 percent in 2013. • Completed the spinoff of Phillips 66 and established an independent ConocoPhillips. • Increased our quarterly dividend by 5.8 percent in 2014 and 4.5 percent in 2013. • Completed strategic non-core asset disposition program that generated $14 billion in proceeds. • Delivered cumulative Total Shareholder Return (TSR) of 33.8 percent from the date of the spinoff through December 2014, which is the highest of our 10 performance peers (calculated using 20-day average share price at the beginning and end of the period). We ranked second in full-year TSR in 2014 and first in 2013 and 2012. Organic reserve replacement ratio excludes sales and purchases. Cash margins are price normalized using published sensitivities from our 2014 and 2013 Analyst Meetings. Use of non-GAAP financial information—This proxy statement includes financial measures that are not presented in accordance with generally accepted accounting principles (GAAP). These non-GAAP financial measures are included to help facilitate comparisons of company operating performance across periods and with peer companies. A reconciliation determined in accordance with U.S. GAAP is shown in Appendix A and at www.conocophillips.com/nongaap. Operational Financial Strategic Plan and Initiatives Total Shareholder Return 2012–2014 Performance Highlights 30 ConocoPhillips 2015 PROXY STATEMENT

Based on the Company’s strong performance, we paid out VCIP as follows: ELIGIBLE EARNINGS TARGET PERCENTAGE FOR THE SALARY GRADE ANY INDIVIDUAL PERFORMANCE ADJUSTMENT OF CORPORATE PERFORMANCE ADJUSTMENT 50% OF AWARD UNIT PERFORMANCE ADJUSTMENT 50% Annual Incentive – Variable Cash Incentive Program (VCIP) The VCIP payout is calculated using the following formula for all Senior Officers, subject to HRCC approval and discretion within established limits: of target for each of our Named Executive Officers Corporate Performance 120% of target for each of our Named Executive Officers Award Unit Performance 112% adjustments for each of our Named Executive Officers Individual Performance Long-Term Incentive – Performance Share Program (PSP) In connection with the spinoff of Phillips 66 in 2012, we established new performance periods that began following the spinoff. In 2012, the HRCC approved a new performance period and performance metrics for PSP X running from May 2012 – December 2014. The HRCC delayed the commencement of this performance period until after the spinoff; however, we still consider the program period for PSP X to provide compensation for the period beginning in January 2012. We measure results only for the period beginning after the spinoff, since the results from the first four months of 2012 would have been impacted by the financial and operational differences occurring as a result of our transition from an integrated energy company to an independent exploration and production company. For the PSP X performance period (May 2012 – December 2014), the Company delivered strong results against the approved metrics. The Committee determined that performance merited the following base awards as a percent of target awards: PSP X Results: May 2012 – December 2014 adjustments for each of our Named Executive Officers of target for each of our Named Executive Officers Corporate Performance 156% Individual Performance 10% See “Process for Determining Executive Compensation” on page 39 and “2014 Executive Compensation and Analysis and Results” on page 47. 10% to15% ConocoPhillips 2015 PROXY STATEMENT 31

Compensation Discussion and Analysis continued

2014 Say on Pay Vote Result and Engagement

At our 2014 Annual Meeting, approximately 94% of stockholders who cast an advisory vote on the Company's say on pay proposal voted in favor of the Company's executive compensation programs. Since then, the Company actively engaged in dialogue with a significant number of large stockholders to continue to reinforce our understanding of our stockholder's views regarding the Company's compensation programs. The Company is committed to maintaining regular dialogue with its investors designed to:

1 Solicit their feedback on executive compensation and governance-related matters;

2 Evaluate the Company's compensation programs; and

3 Report stockholder views directly to the HRCC and Board.

As a result of this engagement process, the Company learned the following:

Stockholders are generally pleased with the Company's compensation programs and believe executive compensation has historically been well-aligned with long-term company performance; and

Stockholders emphasized the continued importance of transparency and readability of the Company's disclosure in the proxy statement.

The Board and the Committee value these discussions and also encourage stockholders to provide feedback about our executive compensation programs as described under *"Communications with the Board of Directors."*

The HRCC carefully considers the views of these stockholders as part of its annual compensation review process. Conversations the Company had with its investors and proxy advisory firms following the 2014 advisory vote on executive compensation were considered along with current market practices and general investor concern over certain pay practices. See *"Process for Determining Executive Compensation – Human Resources and Compensation Committee"* on page 39.

Resulting changes to our programs included formalization of the Company's already existing practice of capping VCIP and PSP payouts at 250% and 200% of target, respectively.

We have also incorporated feedback on the importance of transparent and readable disclosure in drafting this proxy statement, including:

1 Illustrating alignment between CEO compensation and corporate and individual performance relative to our 10 performance peers (pages IX and 36);

2 Additional emphasis on communicating the thoroughness involved in the annual compensation decision-making process to ensure pay is appropriately aligned with performance for the relevant period (page 40);

3 Explaining how our incentive program metrics relate directly to the Company's strategy; and

4 Demonstrating that our absolute metrics include increasingly challenging targets.

32 ConocoPhillips 2015 PROXY STATEMENT

Our Compensation and Governance Practices Our executive compensation philosophy is focused on pay for performance and is designed to reflect appropriate governance practices aligned with the needs of our business. Below is a summary of compensation practices we have adopted, and a list of problematic pay practices that we avoid. WHAT WE DO Pay for Performance: We align executive compensation with corporate, award unit and individual performance on both a short-term and long-term basis. The majority of our target total direct compensation for Senior Officers comprises variable compensation through our annual and long-term incentive compensation. Actual total direct compensation varies based on the extent of achievement of, among other things, safety, operational and financial performance goals and stock performance. Stock Ownership Guidelines: Our Stock Ownership Guidelines require directors and executives to own stock and/or have an interest in restricted stock units valued at a multiple of base salary, ranging from 1.8 times salary for lower-level executives to 6 times salary for the CEO. All of our current directors and Named Executive Officers meet or exceed these requirements. Mitigation of Risk: Our compensation plans have provisions designed to mitigate undue risk, including caps on the maximum level of payouts, clawback provisions, varied performance measurement periods, and multiple performance metrics. In addition, the Board and management perform an annual risk assessment to identify potential undue risk created by our incentive plans. We do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company. Clawback Policy: Executives’ incentives are subject to a clawback that applies in the event of certain financial restatements. This is in addition to provisions contained in our award documents pursuant to which we can suspend their right to exercise, refuse to honor the exercise of awards already requested, or cancel awards granted if an executive engages in any activity we determine is detrimental to the Company. Independent Compensation Consultant: The Committee retained Frederic W. Cook & Co., Inc. (“FWC”) to serve as its independent executive compensation consultant. During 2014, FWC provided no other services to the Company. Double Trigger: Beginning with option awards granted in 2014 and performance share programs beginning in 2014, equity awards do not vest in the event of a change in control unless also accompanied by a qualifying termination of employment. Limited Payouts: In 2014, the Committee formalized the Company’s already existing practice of capping VCIP and PSP payouts at 250% and 200% of target, respectively. WHAT WE DON’T DO No Excise Tax Gross-Ups for Future Change in Control Plan Participants: In 2012, we eliminated excise tax gross-ups for future participants in our Change in Control Severance Plan. No Current Payment of Dividend Equivalents on Unvested Long-Term Incentives: Dividend equivalents on unvested restricted stock units are only paid out to the extent that the underlying award is ultimately earned. No Repricing of Underwater Stock Options: Our plans do not permit us to reprice or exchange underwater options without stockholder approval. No Pledging, Hedging, Short Sales, or Derivative Transactions: Company policies prohibit our directors and executives from pledging of or hedging or trading in derivatives of the Company’s stock. No Employment Agreements for Our Named Executive Officers: All compensation for these officers is established by the Committee. ConocoPhillips 2015 PROXY STATEMENT 33

Business Strategy and Executive Compensation Alignment 2012-2014 Following the spinoff of Phillips 66 in 2012, ConocoPhillips became the world’s largest independent E&P company, based on production and proved reserves. Throughout the repositioning and emergence of the new ConocoPhillips, we presented a unique value proposition for stockholders, offering both growth and returns. The Company identified five strategic objectives at that time: (1) maintain a relentless focus on safety and execution; (2) offer a compelling dividend; (3) deliver 3 to 5 percent compound annual production growth; (4) deliver 3 to 5 percent compound annual cash margin growth and (5) achieve ongoing improvements in financial returns. Our plan for delivering these objectives was based on capital expenditures of approximately $16 billion annually. Our compensation programs are designed to attract and retain high quality talent, reward executives for performance that successfully executes the Company’s long-term strategy and align compensation with the long-term interests of our stockholders. As a result, our executive compensation programs closely tie pay to performance. Consistent with this design, approximately 89% of the CEO’s 2014 target pay and approximately 84% of the Named Executive Officers’ (“NEO”) 2014 target pay is performance based, with stock-based long-term incentives comprising the largest portion of performancebased pay. We believe the following categories of performance metrics have appropriately assessed the corporate performance of the Company relative to its strategy as an independent E&P company, focusing on the five strategic objectives listed above: Health, Safety and Environmental; Operational; Financial; Strategic Plan and Initiatives and Total Shareholder Return. Performance metrics for our short- and long-term incentive programs include a balance of relative and increasingly challenging absolute targets established to align with the Company’s strategy. For example, the annual production and cash margin growth increases reflected in our strategy also translate into year-over-year performance target increases for compensation purposes. See “Process for Determining Executive Compensation – Performance Criteria” beginning on page 44 for details regarding the specific performance metrics within each category. Looking Ahead Although we delivered on our commitments to stockholders and met or exceeded our strategic objectives in 2014, oil and gas prices began a precipitous decline in late 2014 that has continued into 2015. In response to the dramatic downturn in prices, the Company took decisive action in anticipation of low prices through 2015. In January we exercised our capital flexibility and reduced our 2015 capital expenditures budget to $11.5 billion, a decrease of more than 30 percent compared with 2014 spending. We will continue to fund maintenance capital to preserve the strength of our base production, as well as the operating and asset integrity of our portfolio. Most importantly, we will maintain our focus on personal and process safety. At our revised capital level we expect to deliver 2 to 3 percent production growth in 2015 from continuing operations, excluding Libya. The Company also announced in early 2015 that it would take measures to reduce controllable costs across the Company. In addition to broad-based measures aimed at eliminating discretionary expenditures, management made the difficult, but necessary, decision to eliminate annual salary adjustments in 2015. This was viewed as a 2015 action and does not represent a change in overall compensation philosophy. The Company is actively monitoring oil and gas prices and assessing its future capital investment plans. We are prepared to exercise additional flexibility in the future if lower prices persist in order to protect our dividend, achieve cash flow neutrality in 2017, where cash from operations funds capital expenditures and dividends, and preserve value. Growth rates may be adjusted, as appropriate, to reflect investment levels in any given year. To the extent the Company makes any changes to its strategy or strategic objectives in response to the downturn, the changes will be communicated to stockholders through our quarterly conference calls, investor presentations and periodic filings with the SEC. The Human Resources and Compensation Committee reassesses our performance metrics and targets on an ongoing basis to ensure they continue to support the Company’s long-term strategy. 34 ConocoPhillips 2015 PROXY STATEMENT

Philosophy and Objectives of Our Executive Compensation Program Our Goals Our goals are to attract, retain, and motivate high-quality employees and to maintain high standards of principled leadership so that we can responsibly deliver energy to the world and provide sustainable value for our stakeholders, now and in the future. Our Philosophy Our ability to responsibly deliver energy and to provide sustainable value is driven by superior individual performance; A company must offer competitive compensation to attract and retain experienced, talented, and motivated employees; Employees in leadership roles within the organization are motivated to perform at their highest levels when performance-based pay is a significant portion of their compensation; and The use of judgment by the Human Resources and Compensation Committee plays an important role in establishing increasingly challenging corporate performance criteria to align executive compensation with the performance of the Company relative to its strategy as an independent E&P company and provides for a positive or negative adjustment in executive compensation as appropriate. Management provides four comprehensive performance reviews each year to ensure the Committee members are prepared to make informed decisions. Our Principles We believe that: To achieve our goals, we implement our philosophy through the following guiding principles: Establish target compensation levels that are competitive with those of other companies with whom we compete for executive talent; Create a strong link between executive pay and Company performance; Encourage prudent risk taking by our executives; Motivate performance by rewarding specific individual accomplishments in determining compensation; Retain talented individuals; Maintain flexibility to better respond to the cyclical energy industry; and Integrate all elements of compensation into a comprehensive package that aligns goals, efforts, and results throughout the organization. Unlike target compensation levels, which are set by the Committee near the beginning of the performance period, actual compensation is a function of the Company’s operational, financial and stock price performance, as reflected through annual incentive payouts, performance share payouts and the value of all other long-term incentive awards at vesting. Actual compensation is intended to vary above or below target levels commensurate with Company performance. ConocoPhillips 2015 PROXY STATEMENT 35

Alignment of CEO Compensation and Performance Using the process described beginning on page 39, positive and negative adjustments have been made by the HRCC where appropriate to maintain proper alignment between CEO compensation and corporate and individual performance. The graph below illustrates the alignment of pay and performance relative to our 10 performance peers by comparing performance-based pay reported in the Summary Compensation Table to TSR as measured by the compound annual appreciation in share price plus the dividends returned to shareholders. The graph shows the Alignment of CEO Pay and TSR 1/1/2012 - 12/31/2013 100% 0% 25% 50% 75% 0% 25% 50% 75% 100% COP percentile ranking for TSR and CEO compensation from January 1, 2012, through December 31, 2013, for each of the 10 performance peers and ConocoPhillips; 2014 peer compensation data is not yet available. As indicated, ConocoPhillips has peer-leading TSR and ranks approximately in the 75th percentile, or third among peers, for pay. Generally, compensation exceeded performance for companies positioned above the red line and performance exceeded compensation for companies positioned below. Performance Percentile (TSR) Compensation Percentile (Pay) “ Our executive compensation philosophy is focused on pay for performance. It is designed to reflect appropriate governance practices, align with the needs of our business, and maintain a strong link between executive pay and Company performance.” Robert A. Niblock, Chairman, Human Resources and Compensation Committee 36 ConocoPhillips 2015 PROXY STATEMENT

Components of Executive Compensation

Our four primary executive compensation programs are designed to provide a target value for compensation that is competitive with our peers and will attract and retain the talented executives necessary to manage a large and complex organization such as ConocoPhillips.



Salary
+
VCIP
+
Performance Shares
+
Stock Options
=
TARGET VALUE
Annual Incentive
Long-Term Incentives
2014 TARGET COMP FOR CEO
11%
17%
72%
2014 AVERAGE TARGET COMP FOR OTHER NEOs
16%
18%
66%
% Base Salary
% Annual Incentive
% Long-Term Incentives

Base Salary

Base salary is a major component of the compensation for all of our salaried employees, although it becomes a smaller component as a percentage of total targeted compensation as an employee rises through the ConocoPhillips salary grade structure. Base salary is important to give an individual financial stability for personal planning purposes. There are also motivational and reward aspects to base salary, as base salary can be increased or decreased to account for considerations such as individual performance and time in position. The position-benchmarking exercise we conduct considers peer market data from the Company's compensation consultant that, along with the Company's recommendations, is reviewed with the Committee and its independent compensation consultant. See *"Process for Determining Executive Compensation – Peers and Benchmarking"* on page 41 for a discussion of this process.

The table below shows the base salary for each Named Executive Officer earned during the years ended 2013 and 2014:

Name	12/31/2013	12/31/2014
R.M. Lance	$1,666,667	$1,700,000
J.W. Sheets	880,933	888,000
M.J. Fox	1,227,533	1,241,000
A.J. Hirshberg	1,025,833	1,085,667
D.E. Wallette, Jr.	814,050	874,000

The HRCC reviews base salary annually for each of the NEOs. Using the methodology described in *"Process for Determining Executive Compensation – Peers and Benchmarking"* on page 41 of this proxy statement, adjustments were made in 2013 and 2014 to remain competitive with the market and appropriately maintain internal pay equity. Base salary for the CEO has remained unchanged since March 1, 2013.

As a result of weakening commodity prices and economic uncertainty, the Company's management has implemented certain measures to reduce controllable costs for 2015. Management made the difficult, but necessary, decision to eliminate annual salary adjustments in 2015 for employees, including the NEOs. This does not represent a change in overall compensation philosophy; however, our actions remain driven by our financial and operational priorities.

ConocoPhillips 2015 PROXY STATEMENT 37

Performance-Based Pay Programs Annual Incentive The Variable Cash Incentive Program (“VCIP”) is an annual incentive program that is broadly available to our employees throughout the world, and it is our primary vehicle for recognizing Company, award unit, and individual performance for the past year. We believe that having an annual “at risk” compensation element for all employees, including executives, gives them a financial stake in the achievement of our business objectives and therefore motivates them to use their best efforts to ensure the achievement of those objectives. We also believe that one year is a time period over which all participating employees can have the opportunity to establish and achieve their specified goals. The base award is weighted equally for corporate and award unit performance for the Named Executive Officers, and the Named Executive Officers receive an average of performance measured under all award units. See “Process for Determining Executive Compensation – Performance Criteria” beginning on page 43 for details regarding performance criteria. The HRCC has discretion to adjust the base award up or down based on individual performance and makes its decision based on the input of the CEO for all Named Executive Officers, other than the CEO, and based on its evaluation of the CEO, conducted jointly with the Lead Director, for the CEO. Long-Term Incentives Our primary long-term incentive compensation programs for executives are the Performance Share Program (“PSP”) and the Stock Option Program. Our programs target approximately 50% of the long-term incentive award in the form of restricted stock units awarded under the PSP and 50% in the form of stock options. Performance Share Program—PSP rewards executives based on the performance of the Company and their individual performance over a three-year period. Each year the Committee establishes a threeyear performance period over which it compares the performance of the Company with that of its performance-measurement peer group using pre-established criteria. Thus, in any given year, there are three overlapping performance periods. Use of a multi-year performance period helps to focus management on longer-term results. Each executive’s individual award under the PSP is subject to a potential positive or negative performance adjustment at the end of the performance period up to a maximum PSP payout of 200% of target. The adjustment is determined by the HRCC following several detailed reviews of Company performance during the performance period. Final awards are based on the Committee’s evaluation of the Company’s performance relative to the established metrics (discussed under “Process for Determining Executive Compensation – Performance Criteria”) and of each executive’s individual performance. The Committee reviews and determines compensation for the CEO and considers input from the CEO with respect to the Named Executive Officers other than himself. Targets for participants whose salary grades are changed during a performance period are prorated for the period of time such participant remained in each respective salary grade. Stock Option Program—The Stock Option Program is designed to maximize medium- and long-term stockholder value. The practice under this program is to set option exercise prices at not less than 100 percent of the Company stock’s fair market value at the time of the grant. Because the option’s value is derived solely from an increase in the Company’s stock price, the value of a stockholder’s investment in the Company must appreciate before an option holder receives any financial benefit from the option. Options under our program have three-year vesting provisions and ten-year terms in order to incentivize our executives to increase the Company’s share price over the long term. The combination of the PSP and the Stock Option Program, along with our Stock Ownership Guidelines described elsewhere in this proxy statement, provides a comprehensive package of medium- and longterm compensation incentives for our executives that align their interests with those of our long-term stockholders. Off-Cycle Awards—In 2014, no off-cycle awards were made to any of our Named Executive Officers. Pursuant to the Committee’s charter, any off-cycle awards to Senior Officers must be approved by the HRCC. ConocoPhillips may make awards outside the PSP or the Stock Option Program (off-cycle). Off-cycle awards are granted outside the context of our regular compensation programs. Currently, off-cycle awards are generally granted to certain incoming executive personnel for one or more of the following reasons: (1) to induce an executive to join the Company (occasionally replacing compensation the executive will lose by leaving the prior employer); (2) to induce an executive of an acquired company to remain with the Company for a certain period of time following the acquisition; or (3) to provide a pro rata equity award to an executive who joins the Company during an ongoing performance period for which he or she is ineligible under the standard PSP or Stock Option Program provisions. In these cases, the HRCC has sometimes approved a shorter period for restrictions on transfers of restricted stock units than those issued under the PSP or Stock Option Program. Components of Executive Compensation continued 38 ConocoPhillips 2015 PROXY STATEMENT

Process for Determining Executive Compensation Our executive compensation programs take into account marketplace compensation for executive talent; internal pay equity with our employees; past practices of the Company; corporate, award unit and individual results and the talents, skills and experience that each individual executive brings to ConocoPhillips. Our Named Executive Officers each serve without an employment agreement. We provided an offer letter to Mr. Hirshberg as an incentive to accept employment and in recognition of forgone compensation from his prior employer. A discussion of this letter is set forth on page 68 under “Other Arrangements.” All compensation for these officers is set by the Committee as described below. Risk Assessment The Company has considered the risks associated with each of its executive and broad-based compensation programs and policies. As part of the analysis, the Company considered the performance measures used and described under the section titled “Performance Criteria” beginning on page 44, as well as the different types of compensation, varied performance measurement periods and extended vesting schedules utilized under each incentive compensation program for both executives and other employees. As a result of this review, the Company has concluded the risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. As part of the Board’s oversight of the Company’s risk management programs, the HRCC conducts an annual review of the risks associated with the Company’s executive and broad-based compensation programs. The HRCC and its independent compensation consultant as well as the Company’s compensation consultant noted their agreement with management’s conclusion that the risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. Human Resources and Compensation Committee The Committee annually reviews and determines compensation for the CEO and for our Senior Officers, including each of the Named Executive Officers. This comprehensive process begins in February when performance targets and target compensation are established and continues through the following February when final incentive program payouts are determined. During this annual process illustrated in the diagram on page 40, the HRCC makes critical decisions on competitive compensation, program design, performance targets, corporate, award unit and individual performance and appropriate pay adjustments necessary to reflect short- and long-term performance. The Committee believes that increasingly challenging performance metrics best assess the corporate performance of the Company relative to its strategy as an independent E&P company. For example, the annual production and cash margin growth increases reflected in our strategy also translate into yearover- year performance target increases for compensation purposes. Compensation decisions reflect input from the Committee’s independent consultant and the Company’s consultant, stockholders, and management, including annual benchmark data provided by the consultants, dialogue with the Company’s largest stockholders, and four in-depth management reviews of ongoing corporate performance. This comprehensive and rigorous process allows the Committee to make informed decisions and adjust compensation positively or negatively, limited such that in no event may VCIP or PSP payouts exceed 250% and 200% of target, respectively. ConocoPhillips 2015 PROXY STATEMENT 39

Process for Determining Executive Compensation continued

HRCC Annual Compensation Cycle


July
Meeting
• 1st performance review (year-to-date)
• Consultant benchmarks CEO payouts and reviews market trends
Review program design and alignment with strategic objectives
October
Meeting
• Compensation program risk analysis
• Review market best practices
BOARD APPROVES BUSINESS STRATEGY
Stockholder outreach
December
Meeting
• HRCC approves program design, including subsequent performance period metrics
• 2nd performance review (year-end)
BOARD APPROVES BUDGET
February
Meeting
• 3rd performance review (early February)
• 4th & final performance review (mid-February)
• Approve incentive payouts
• Consultant review of peer target compensation
• Establish upcoming performance targets and target compensation
• Consider compensation consultant independence
Stockholder outreach
File proxy
May
Meeting
• HRCC reviews ISS/Glass Lewis reports
Review best practices and market trends
Say on Pay vote
Annual Meeting
Process ensures alignment of performance metrics/targets and payouts with strategy
Rigor applied when establishing targets
Four performance reviews allow HRCC members to make informed decisions
All HRCC decisions reviewed with independent compensation consultant

Management

The Company's Human Resources department supports the Committee in the execution of its responsibilities and manages the development of the materials for each Committee meeting, including market data, individual and Company performance metrics and compensation recommendations for consideration by the Committee. The CEO considers performance and makes individual recommendations to the Committee on base salary, annual incentive and long-term equity compensation with respect to Senior Officers, including all Named Executive Officers other than himself. The Committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations. No member of the management team, including the CEO, has a role in determining his or her own compensation.

40 ConocoPhillips 2015 PROXY STATEMENT

Compensation Consultants As set forth in its charter, which can be found on our website, the Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of the Chairman, the CEO and the Senior Officers, and has sole authority to approve such consultant’s fees and other retention terms. The foregoing authority includes the authority to retain, terminate and obtain advice and assistance from external legal, accounting or other advisors and consultants. The Committee retained Frederic W. Cook & Co., Inc. (“FWC”) to serve as its independent executive compensation consultant in 2014. The Committee has adopted specific guidelines for outside compensation consultants, which (1) require that work done by such consultants for the Company at management’s request be approved in advance by the Committee; (2) require a review of the advisability of replacing the independent consultant after a period of five years and (3) prohibit the Company from employing any individual who worked on the Company’s account for a period of one year after leaving the employ of the independent consultant. FWC has provided an annual attestation of its compliance with these guidelines. Separately, management retained Mercer to, among other things, assist it in compiling compensation data, conducting analyses, providing consulting services, and supplementing internal resources for market analysis. The Committee considered whether any conflict of interest exists with either FWC or Mercer in light of SEC rules. The Committee assessed the following factors relating to each consultant in its evaluation: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any Company stock owned by the individual consultants involved in the engagement and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Both FWC and Mercer provided the Committee with appropriate assurances addressing such factors. Based on such information, the Committee concluded that the work of each of the consultants did not raise any conflict of interest. The Committee also took into consideration all factors relevant to FWC’s independence from management, including those specified in Section 303A.05(c) of the NYSE Listed Company Manual and determined that FWC is independent, and performs no other services for the Company. Peers and Benchmarking With the assistance of our outside compensation consultants, we set target compensation by referring to multiple relevant compensation surveys that include, but are not limited to, large energy companies. We then compare that information to our salary grade targets (both for base salary and for incentive compensation) and make any changes needed to bring the cumulative target for each salary grade to broadly the 50th percentile for similar positions as indicated by the survey data. For our Named Executive Officers, we conduct benchmarking, using available data, for each individual position. For example, although we determine targets by benchmarking against other large, publicly held energy companies, in setting targets for our executives, we also consider broader categories, such as mid-sized, publicly held energy companies and other large, publicly held companies outside the energy industry. This position benchmarking exercise considers peer market data from the Company’s compensation consultant, Mercer, after which, the Committee’s independent consultant, FWC, reviews and independently advises on the conclusions reached as a result of this benchmarking. The Committee uses the results of these sources of compensation information as a factor in setting compensation structure and targets relating to our Named Executive Officers. The HRCC uses two separate categories of primary peer groups in designing our compensation programs: the compensation peer group and the performance peer group. ConocoPhillips utilizes compensation peer groups in setting compensation targets because these companies are broadly reflective of the industry in which it competes for business opportunities and executive talent, and because we believe these peers provide a good indicator of the current range of executive compensation. Performance peers are those companies in our industry in relation to which we believe we can best measure performance concerning financial and business objectives and opportunities. The companies chosen as compensation and performance peers have the following characteristics that led to their selection: complex organizations; publicly traded (and not directed by a government or governmental entity); very large market capitalization; very large production and reserves; competitors for exploration prospects and competitors for the same talent pool of potential employees. ConocoPhillips 2015 PROXY STATEMENT 41

Process for Determining Executive Compensation continued

Compensation and Performance Peers

The following table shows the companies that we currently consider our peers, together with their market capitalization and production:

Company Name	Symbol	Market Cap As of 12/31/2014[1] ($ Billions)	2013 Production (MBOED)[2]	Compensation Peer	Performance Peer
Exxon Mobil Corporation	XOM	391	4,175	✔	✔
Royal Dutch Shell plc	RDSA	216	3,199	✔	✔
Chevron Corporation	CVX	212	2,597	✔	✔
TOTAL SA	TOT	122	2,299		✔
BP plc	BP	117	3,230	✔	✔
ConocoPhillips	**COP**	**85**	**1,502[3]**		
Occidental Petroleum	OXY	63	763	✔	✔
BG Group	BG.L	46	633		✔
Anadarko Petroleum Corporation	APC	42	781	✔	✔
Devon Energy	DVN	25	693	✔	✔
Apache Corporation	APA	24	761	✔	✔
Fortune 100 Industrials (for CEO & staff executives)				✔	

(1) Source: Bloomberg.

(2) Based on publicly available information.

(3) Production from continuing operations.

Setting Compensation Targets—Compensation Peer Group

At the February 2014 HRCC meeting, in setting total compensation targets and targets within each individual program, the HRCC used the compensation peer group indicated in the table above for benchmarking purposes. The HRCC also utilized this group of peer companies for benchmarking the compensation of ConocoPhillips' Named Executive Officers. In addition, for the CEO and staff executive positions, the HRCC considers other Fortune 100 Industrials non-financial companies when setting target compensation. Staff executive positions include executives who have duties not solely or primarily related to our operations, such as finance, legal, accounting and human resources.

Measuring Performance—Performance Peer Group

The HRCC believes our performance is best measured against both large independent E&P companies and the largest publicly held, international, integrated oil and gas companies against which we compete in our business operations. Therefore, for our performance-based programs, the Committee assessed our actual performance for a given period by using the performance peer group indicated in the table above.

Once an overall target compensation level is established, the Committee considers the weighting of each of our primary compensatory programs (Base Salary, VCIP, PSP and Stock Option Program) within the total targeted compensation, as discussed under "*Salary Grade Structure*" and "*Internal Pay Equity*."

42 ConocoPhillips 2015 PROXY STATEMENT

Salary Grade Structure Management, with the assistance of its outside compensation consultant, thoroughly examines the scope and complexity of jobs throughout ConocoPhillips and studies the competitive compensation practices for such jobs. As a result of this work, management has developed a compensation scale under which all positions are designated with specific “salary grades.” For our executives, the base salary midpoint increases as the salary grade increases, but at a lesser rate than increases in target incentive compensation percentages. The result is an increased percentage of “at risk” compensation as the executive’s salary grade is increased. Any changes in compensation for our Senior Officers resulting from a change in salary grade are approved by the HRCC. Internal Pay Equity We believe our compensation structure provides a framework for an equitable compensation ratio between executives, with higher targets for jobs at salary grades having greater duties and responsibilities. Taken as a whole, our compensation program is designed so that the individual target level rises as salary grade level increases, with the portion of performance-based compensation rising as a percentage of total targeted compensation. One result of this structure is that an executive’s actual total compensation as a multiple of the total compensation of his or her subordinates is designed to increase in periods of above-target performance and decrease in times of below-target performance. In addition, the HRCC also reviews the compensation of Senior Officers periodically to ensure the equitable compensation of officers with similar levels of responsibilities. Developing Performance Measures We believe our performance metrics have appropriately assessed the performance of the Company relative to its strategy as an independent E&P company, focusing on the following strategic objectives established following the spinoff of Phillips 66 in 2012: • Maintain a relentless focus on safety and execution; • Offer a compelling dividend; • Deliver 3 to 5 percent compound annual production growth; • Deliver 3 to 5 percent compound annual cash margin growth; and • Achieve ongoing improvements in financial returns. Consistent with this focus, the HRCC has approved a balance of metrics, some of which measure performance relative to our peer group and some of which measure progress in executing our strategic objectives. For example, the annual production and cash margin growth increases reflected in our strategy also translate into year-over-year performance target increases for compensation purposes. We have selected multiple metrics, as described herein, because we believe no single metric is sufficient to capture the performance we are seeking to drive, and any metric in isolation is unlikely to promote the well-rounded executive performance necessary to enable us to achieve long-term success. While the Committee reassesses performance metrics periodically, it has maintained the same metrics that were established in 2012 to assess the performance of the Company relative to its strategy as an independent E&P company. Oil and gas prices began a precipitous decline in late 2014 that has continued into 2015. In response to the dramatic downturn in prices, the Company took decisive action in anticipation of low prices through 2015. Our plan for delivering the strategic objectives was based on capital expenditures of approximately $16 billion annually. In January we exercised our capital flexibility and reduced our 2015 capital expenditures budget to $11.5 billion, a decrease of more than 30 percent compared with 2014 spending. At our revised capital level we expect to deliver 2 to 3 percent production growth in 2015 from continuing operations, excluding Libya. The Company is actively monitoring oil and gas prices and assessing its future capital investment plans. We are prepared to exercise additional flexibility in the future if lower prices persist in order to protect our dividend, achieve cash flow neutrality in 2017, where cash from operations funds capital expenditures and dividends, and preserve value. Growth rates may be adjusted, as appropriate, to reflect investment levels in any given year. To the extent the Company makes any changes to its strategy or strategic objectives in response to the downturn, the changes will be communicated to stockholders through our quarterly conference calls, investor presentations and periodic filings with the SEC. The Committee will continue to reassess our performance metrics and targets on an ongoing basis to ensure they continue to support the Company’s longterm strategy. ConocoPhillips 2015 PROXY STATEMENT 43

Process for Determining Executive Compensation continued Performance Criteria We use corporate and award unit performance criteria in determining individual payouts. In addition, our programs contemplate that the Committee will exercise discretion in assessing and rewarding individual performance. The HRCC considers all the elements described below before making a final determination. For VCIP and PSP, the HRCC approved certain metrics and the weight considered for each metric, consistent with our strategy and focus as an independent E&P company. This is reflected in the charts below. The HRCC assigned approximately the following weights to the measures under VCIP and PSP: Corporate Performance Criteria We utilize multiple measures of performance under our programs to ensure that no single aspect of performance is driven in isolation. For a discussion of the reconciliation of these measures with generally accepted accounting principles, refer to Appendix A and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Metrics: The HRCC has approved certain corporate-level performance criteria to reflect the circumstances of the Company as an independent E&P company. The HRCC makes the determination, in judging how well the Company achieves these metrics, of the ultimate payout of our programs. The performance measures are as follows: • Health, Safety and Environmental (“HSE”)—We seek to be a good employer, good community member and good steward of the environmental resources we manage. Therefore, we incorporate multiple HSE metrics to comprehensively assess our performance. • Operational—This measure was adopted to focus on various operational elements. For VCIP, these include absolute targets for Production, Capital Expenditures, Operating & Overhead Costs, Direct Operating Efficiency (a measure of operational up-time), Reserve Replacement Ratio, and milestones for Exploration. For PSP, the elements include absolute targets for Production and Reserve Replacement Ratio. Although management may set internal targets for such elements in accordance with the budget and strategic plans, review of this measure and determination of performance success is made by the HRCC. • Financial—This measure comprises several financial measures. For VCIP, it includes review of cash and net income margins, both absolute and relative to peers, as well as ROCE (discussed below) and CROCE (discussed below), both absolute and in terms of relative improvement. For PSP, the elements include cash margins, both absolute and relative to peers, ROCE/CROCE, both absolute and relative to peers, and Production per Debt Adjusted Share, relative to peers. Although management may set internal targets for such elements in accordance with the budget and strategic plans, review of this measure and determination of performance success is made by the HRCC. 20% 40% 40% % TSR % Operational & Financial % Strategic Plan VCIP PSP 50% 10% 10% 10% 10% 10% % TSR % Financial % Strategic Plan and Initiatives % Operational % HSE % Award Unit Metrics 44 ConocoPhillips 2015 PROXY STATEMENT

Relative Adjusted Return on Capital Employed—Our businesses are capital intensive, requiring large investments, in most cases over a number of years, before tangible financial returns are achieved. Therefore, we believe that a good indicator of long-term Company and management performance, both absolute and relative to our performance peer group, is the measure known as return on capital employed (“ROCE”). Relative ROCE is a measure of the profitability of our capital employed in our business compared with that of our peers. We calculate ROCE as a ratio, the numerator of which is net income plus after-tax interest expense, and the denominator of which is average capital employed (total equity plus total debt). In calculating ROCE, we adjust the net income of the Company and our peers for certain noncore earnings impacts. Relative Improvement in Adjusted Cash Return on Capital Employed— Similar to ROCE, adjusted cash return on capital employed (“CROCE”) measures the Company’s performance in efficiently allocating its capital. However, while ROCE is based on adjusted net income, CROCE is based on cash flow, measuring the ability of the Company’s capital employed to generate cash. CROCE is calculated by dividing adjusted EBIDA (earnings before interest, depreciation and amortization, adjusted for non-core earnings impacts) by average capital employed (total equity plus total debt). Our improvement in CROCE is compared against that of our peers. Production per Debt Adjusted Share—Production per share after adjusting for outstanding debt per share. The formula is: • Strategic Plan and Initiatives—This measure is an analysis made by the HRCC of the Company’s progress in implementing its strategic plan over a given performance period. This measure contains several distinct elements. For VCIP, these include Organization (functional excellence), Culture Enhancement (collaboration and retention), Portfolio Optimization, Long-Term Growth Options and Stakeholder Relationships. For PSP, in addition to those elements, it also includes Governance, Diversity, Opportunity Capture, Policies/Controls and Reputation. • Relative Total Shareholder Return—Total shareholder return (“TSR”) represents the percentage change in a company’s common stock price from the beginning of a period of time to the end of the stated period, and assumes common stock dividends paid during the stated period are reinvested into that common stock. We use a total shareholder return measure because it is the most tangible measure of the value we have provided to our stockholders during the relevant program period. We seek to mitigate the influence of industry-wide or marketwide conditions on stock price by using total shareholder return relative to our performance peer group. Consistent with market practice, for programs beginning in 2012 or later, this percentage is measured using a 20-trading day simple average prior to the beginning of a period of time and a 20-trading day simple average prior to the end of the stated period, and assumes common stock dividends paid during the stated period are reinvested. Differences between the VCIP and PSP programs reflect the differences in the employee populations participating in the programs: VCIP is broadly based, with virtually all of our employees participating, while PSP is confined to senior management. In addition, VCIP uses a one-year performance period, while PSP uses a three-year performance period. Award Unit Performance Criteria With regard to VCIP, we measure the performance of the award units to which employees are assigned. There are approximately 39 discrete award units within the Company designed to measure performance and to reward employees according to business outcomes relevant to the award group. Although most employees participate in a single award unit designated for the operational or functional group to which such employee is assigned, a Senior Officer may participate in a blend of the results of more than one of these award units depending on the scope and breadth of his or her responsibilities over the performance period. Members of our executive leadership team, which includes all of the Named Executive Officers, are handled somewhat differently, with the results from all award units being blended together on a salary-weighted basis (that is, the proportion of the total salaries of employees in that award unit to the total salaries paid by the Company) to determine the expected payout for the award unit portion of VCIP, subject to the discretion of the HRCC to set the payout otherwise. Performance criteria are goals consistent with the Company’s operating plan and include quantitative and qualitative metrics specific to each award unit, such as production, control of costs, health, safety and environmental performance, support of corporate initiatives, and various milestones set by management. At the conclusion of a performance period, management makes a recommendation based on the unit’s performance for the year against its performance criteria. The HRCC then reviews management’s recommendation regarding each award unit’s performance and has discretion to adjust any such recommendation in approving the final awards. Average (Total Production per Quarter) * 4 Average (Outstanding Shares + Debt Shares) Debt Shares = Outstanding Debt Quarter Ending Share Price ConocoPhillips 2015 PROXY STATEMENT 45

Process for Determining Executive Compensation continued For PSP, the criteria for the 2012-2014 program period required that the Company meet one of the following measures as a threshold to an award being made to any Named Executive Officer: (1) Among the top seven of eleven specified companies in total shareholder return; (2) Among the top seven of eleven specified companies in return on capital employed (normalized for Special Items); (3) Among the top seven of eleven specified companies in cash margins (E&P results normalized for Special Items); or (4) Cash from operations (normalized for the impact of asset sales and assumptions made in our budgeting process as to price for oil equivalents and excluding non-cash working capital) of at least $31.1 billion. For both the 2014 VCIP and the PSP 2012-2014 program period, the specified companies for comparison were ConocoPhillips, ExxonMobil, Royal Dutch Shell, Chevron, Total, BP, Occidental, BG Group, Anadarko, Devon and Apache. The performance criteria for this purpose are set by the HRCC and may change from year to year, although the criteria must come from a list of possible criteria set forth in the stockholder-approved 2011 Omnibus Stock and Performance Incentive Plan (the 2014 Omnibus Stock and Performance Incentive Plan for performance periods beginning after May 13, 2014). The award ceilings are also set by the HRCC each year, although they may not exceed limits set in the applicable stockholderapproved Omnibus Stock and Performance Incentive Plan. Determination of whether the criteria are met is made by the HRCC after the end of each performance period. While this design is intended to preserve deductibility, the Committee reserves the right to grant non-deductible compensation and there is no guarantee that compensation payable pursuant to any of the Company’s compensation programs will ultimately be deductible. Use of non-GAAP financial information—This proxy statement includes financial measures that are not presented in accordance with generally accepted accounting principles (GAAP). These non-GAAP financial measures are included to help facilitate comparisons of company operating performance across periods and with peer companies. A reconciliation determined in accordance with U.S. GAAP is shown in Appendix A and at www.conocophillips.com/nongaap. Individual Performance Criteria Individual adjustments for our Named Executive Officers are approved by the HRCC, based on the recommendation of the CEO (other than for himself ). The CEO’s individual adjustment is determined by the Committee taking into account the prior review of the CEO’s performance, which is conducted jointly by the HRCC and the Lead Director. The HRCC considers individual adjustments for each Named Executive Officer based on a subjective review of the individual’s personal leadership and contribution to the Company’s financial and operational success. The HRCC considers the totality of the executive’s performance in deciding on any positive or negative individual adjustment. Tax-Based Program Criteria Our incentive programs are also designed to conform to the requirements of section 162(m) of the Internal Revenue Code, which allows for deductible compensation in excess of $1 million if certain criteria, including the attainment of pre-established performance criteria, are met. In order for a Named Executive Officer to receive any award under either VCIP or PSP, certain threshold criteria must be met. This tier of performance measure and methodology is designed to meet requirements for deductibility of these items of compensation under section 162(m) of the Internal Revenue Code. Pursuant to this tier, maximum payments for the performance period under VCIP and PSP are set, but they are subject to downward adjustment through the application of the generally applicable methodology for VCIP and PSP awards previously discussed, effectively establishing a ceiling for VCIP and PSP payments to each Named Executive Officer. Threshold performance criteria for VCIP and PSP differed, due primarily to the different lengths in the threshold performance periods. For 2014 VCIP, the criteria required that the Company meet one of the following measures as a threshold to an award being made to any Named Executive Officer: (1) Among the top seven of eleven specified companies in total shareholder return; (2) Reserve replacement (normalized for the impact of assets sales and assumptions made in our budgeting process) of at least 100%; or (3) Cash from operations (normalized for the impact of asset sales and assumptions made in our budgeting process as to price for oil equivalents and excluding non-cash working capital) of at least $10.7 billion. 46 ConocoPhillips 2015 PROXY STATEMENT

2014 Executive Compensation Analysis and Results The following is a discussion and analysis of the decisions of the HRCC in compensating our Named Executive Officers in 2014. In determining performance-based compensation awards for our Named Executive Officers for performance periods concluding in 2014, the HRCC began by considering overall Company performance. The Committee then considered any adjustments to the awards under our three performancebased compensation programs (VCIP, PSP and Stock Option Program) in accordance with their terms and pre-established criteria, as the Committee retains the discretion to make a positive or negative adjustment to awards based on its determination of appropriate payouts. As a result, the Committee made the following award decisions under the Company’s performance-based compensation programs. Corporate Performance The VCIP program is designed to incentivize all employees worldwide to execute their duties in a way which achieves the Company’s approved strategy. The Company identified the following as the strategic objectives to achieve our strategy following the spinoff of Phillips 66 in 2012: • Maintain a relentless focus on safety and execution; • Offer a compelling dividend; • Deliver 3 to 5 percent compound annual production growth; • Deliver 3 to 5 percent compound annual cash margin growth; and • Achieve ongoing improvements in financial returns. At the beginning of 2014, the Committee approved five corporate performance measures (Health, Safety and Environmental (“HSE”), Operational, Financial, Strategic Plan and Initiatives, and Total Shareholder Return (“TSR”)) by which it would judge performance. Each of the performance measures was given equal weight. The metrics for HSE included both absolute metrics for employees and contractors and relative metrics to peers as well as metrics for environmental and process safety performance. The metrics for Operational and Financial were those needed to deliver on our strategy of both 3 to 5 percent compound annual production and cash margin growth. The metrics for Strategic Plan and Initiatives included completion of key asset sales as well as establishing the culture needed to attract and retain the skills necessary to execute our work program. Total Shareholder Return relative to peers is included to keep all employees focused on the importance of returns to stockholders. ELIGIBLE EARNINGS TARGET PERCENTAGE FOR THE SALARY GRADE ANY INDIVIDUAL PERFORMANCE ADJUSTMENT OF CORPORATE PERFORMANCE ADJUSTMENT 50% OF AWARD UNIT PERFORMANCE ADJUSTMENT 50% Annual Incentive – Variable Cash Incentive Program (VCIP) The VCIP payout is calculated using the following formula for all Senior Officers, subject to HRCC approval and discretion to set the award: ConocoPhillips 2015 PROXY STATEMENT 47

2014 Executive Compensation Analysis and Results continued

In determining award payouts under VCIP in 2014, members of the Committee met four times with management to review progress and performance against the measures and the approved metrics. The Committee considered the following quantitative and qualitative performance measures and made the following payout decisions:

WEIGHTS AND GOALS	RESULTS	
20% Health, Safety and Environmental • Total Recordable Rate • Lost Workday Rate • Process Safety	Achieved top-quartile safety performance; 35% reduction in Significant and High Risk events; Reduction in hydrocarbon spills; 21% improvement in Lost Workday Case Rates; Recognized HSE industry leader; Total Recordable Rate performance was impaired 8%.	135%
20% Operational • Production • Capital • Operating & Overhead ("O&O") • Direct Operating Efficiency • Reserve Replacement Ratio • Exploration & Development Milestones	Produced 1,532 thousand barrels of oil equivalent per day (MBOED) from continuing operations, excluding Libya, growing production more than 4% from 2013; Exceeded O&O target; Exceeded reserve replacement target with 124 percent organic reserve replacement ratio from proved organic reserve additions of approximately 0.7 billion barrels of oil equivalent (BBOE); Exceeded Lower 48 development milestones; however, had mixed results in major projects and exploration milestones; Did not meet capital and direct operating efficiency targets.	90%
20% Financial • ROCE • CROCE • Cash/Net Income Margin	Exceeded all absolute targets; Fourth in performance peer group relative percent cash margin improvement with cash margins improved 8 percent year over year based on normalized prices; Third in performance peer group relative percent net income margin improvement.	120%
20% Strategic Plan • Portfolio Optimization • Culture Enhancement (collaboration and retention) • Organizational and Functional Excellence • Long-Term Growth Options • Stakeholder Relationships	Completed non-core asset disposition program with the closing of the Nigeria transactions in July; Increased dividend by 5.8 percent; Added new growth opportunities in Canada and Gulf of Mexico, among others; Expanded employee skills and capabilities through the opening of a centralized learning center and launching programs for early Petrotech employees and leadership development; Reduced attrition.	115%
20% Total Shareholder Return	Ranked second in full-year TSR relative to our 10 performance peers (calculated using 20-day average share price).	140%
	Corporate Payout	120%

This compared with VCIP corporate performance for the prior six periods ranging from 70% to 180%.

Organic reserve replacement ratio excludes sales and purchases.
Production growth represents continuing operations, excluding Libya, downtime and dispositions.
Cash margins are price normalized using published sensitivities from our 2014 and 2013 Analyst Meetings.

Use of non-GAAP financial information—This proxy statement includes financial measures that are not presented in accordance with generally accepted accounting principles (GAAP). These non-GAAP financial measures are included to help facilitate comparisons of company operating performance across periods and with peer companies. A reconciliation determined in accordance with U.S. GAAP is shown in Appendix A and at www.conocophillips.com/nongaap.

48 ConocoPhillips 2015 PROXY STATEMENT

Award Unit Performance The award units were subject to the following metrics: • Operating Award Units – 30% Production, 30% Unit Cost, 25% Milestones/Strategic Corporate Initiatives and 15% HSE • Non-Operating Award Units – 60% Milestones/Strategic Corporate Initiatives, 15% Unit Cost, 10% Production and 15% HSE • Staff – 65%–75% Milestones/Strategic Corporate Initiatives, 20% E&P Award Unit Average and 5%–15% HSE The Committee approved an average award unit payout of 112% of target for each of our Named Executive Officers. Award unit performance payouts for our 39 award units ranged from 80% to 140% in 2014. Individual Performance Adjustments Finally, the Committee considered individual adjustments for each Named Executive Officer’s 2014 VCIP award based upon a subjective review of the individual’s impact on the Company’s financial and operational success during the year. The Committee considered the totality of the executive’s performance in deciding the individual adjustments. Based on the foregoing, the Committee approved individual performance adjustments of between 10% and 15% for each of our Named Executive Officers. The individual adjustments for these officers reflect the Committee’s recognition of the individual’s personal leadership and contribution to the Company’s financial and operational success in 2014. of target for each of our Named Executive Officers Award Unit Performance 112% adjustments for each of our Named Executive Officers Individual Performance 10% to15% ConocoPhillips 2015 PROXY STATEMENT 49

2014 Executive Compensation Analysis and Results continued

Long-Term Incentive: Performance Share Program (PSP)

In connection with the spinoff of Phillips 66 in 2012, we established new performance periods that began following the spinoff. In 2012, the HRCC approved a new performance period and performance metrics for PSP X running from May 2012 – December 2014 (the HRCC delayed the commencement of this performance period until after the spinoff; however, we still consider the program period for PSP X to provide compensation for the period beginning in January 2012). We measure results only for the period beginning after the spinoff, since the results from the first four months of 2012 would have been impacted by the financial and operational differences occurring as a result of our transition from an integrated energy company to an independent exploration and production company.

Corporate Performance

In 2012, the Committee approved three corporate performance measures (TSR, Operational/Financial and Strategic Plan) by which it would judge performance. In determining award payouts under PSP X, members of the Committee met several times with management to review progress and performance against the measures and the approved metrics. The Committee considered the following quantitative and qualitative performance measures and made the following payout decisions:

WEIGHTS AND GOALS	RESULTS	
40% Total Shareholder Return	Ranked first in TSR during the performance period relative to our 10 performance peers (calculated using 20-day average share price).	200%
40% Operational/Financial • HSE • Production • Reserve Replacement Ratio • Cash Margins • ROCE/CROCE • Production per Debt Adjusted Share	Achieved top-quartile safety performance, with improvements in almost all safety metrics; Recognized HSE industry leader; Achieved 4 percent production growth in 2014 and 2 percent production growth in 2013, both from continuing operations, excluding Libya, downtime and dispositions; Achieved a 153 percent organic reserve replacement ratio (3-year); Achieved all absolute financial metrics except ROCE slightly below target; Middle of performance peer group in relative financial metrics.	110%
20% Strategic Plan • Culture, Organization, Governance, Diversity, Opportunity Capture, Reputation, Relationships, Policies/Controls, Asset Sales	Successfully completed the spinoff of Phillips 66 and established an independent ConocoPhillips; Successfully progressed strategy to deliver both 3 to 5 percent compound annual production and cash margin growth; Completed non-core asset dispositions that generated $14 billion in combined proceeds; Increased dividend twice by 4.5 percent and 5.8 percent; Met significant talent demands needed to support growth including Petrotech skills; Reduced attrition.	160%
	Corporate Payout	156%

This compared with three-year performance under PSP for the prior six periods ranging from 60% to 180%.

Organic reserve replacement ratio excludes sales and purchases.

50 ConocoPhillips 2015 PROXY STATEMENT

Individual Performance

10%

adjustments for each of our Named Executive Officers

Individual Performance Adjustments

With respect to individual adjustments, similar to the 2014 VCIP program, the Committee considered PSP individual adjustments for each Named Executive Officer in recognition of the individual's personal leadership and contribution to the Company's financial and operational success over the performance period. Based on the foregoing, the Committee approved individual performance adjustments of 10% for such Named Executive Officers.

Long-Term Incentive: 2014 Stock Option Awards

Although the Committee retains discretion to adjust stock option awards by up to 30 percent from the specified target, the Committee did not elect to exercise such discretion with respect to the stock option awards granted in February 2014. All awards under the Stock Option Program for 2012, 2013 and 2014 were made at target.

2015 Target Compensation

In addition to determining the 2014 compensation payouts, the HRCC established the targets for 2015 compensation for our Named Executive Officers under our four primary compensation programs. As a result of weakening commodity prices and economic uncertainty, the Company's management has implemented certain measures to reduce controllable costs for 2015. Management made the difficult, but necessary, decision to eliminate annual salary adjustments in 2015 for employees, including the NEOs. As discussed under *"Components of Executive Compensation"* beginning on page 37, with the exception of salary, the targeted amounts shown below are performance-based and, therefore, actual amounts received under such programs, if any, may differ from these targets.

Name	Salary	2015 VCIP Target Value	2015 Stock Option Award Target Value	PSP XIII (2015-2017) Target Value	Total 2015 Target Compensation
R.M. Lance	$1,700,000	$2,720,000	$5,790,000	$5,790,000	$16,000,000
J.W. Sheets	888,000	888,000	1,731,600	1,731,600	5,239,200
M.J. Fox	1,241,000	1,427,150	2,730,200	2,730,200	8,128,550
A.J. Hirshberg	1,096,000	1,260,400	2,411,200	2,411,200	7,178,800
D.E. Wallette, Jr.	874,000	874,000	1,704,300	1,704,300	5,156,600

ConocoPhillips 2015 PROXY STATEMENT 51

Other Executive Compensation and Benefits Other Compensation and Personal Benefits In addition to our four primary compensation programs, we provide our Named Executive Officers a limited number of additional benefits as described below. In order to provide a competitive package of compensation and benefits, we provide our Named Executive Officers with executive life insurance coverage and nonqualified benefit plans. We also provide other benefits that are designed primarily to promote a healthy work/life balance, to provide opportunities for developing business relationships, and to put a human face on our social responsibility programs. • Comprehensive Security Program—Because our executives face personal safety risks in their roles as representatives of a global E&P company, our Board of Directors has adopted a comprehensive security program for our executives. • Personal Entertainment—We purchase tickets to various cultural, charitable, civic, entertainment, and sporting events for business development and relationship-building purposes, as well as to maintain our involvement in communities in which the Company operates. Occasionally, our employees, including our executives, make personal use of tickets that would not otherwise be used for business purposes. We believe these tickets offer an opportunity to expand the Company’s networks at a very low or no incremental cost to the Company. • Tax Gross-Ups—Certain of the personal benefits received by our executives are deemed by the Internal Revenue Service to be taxable income to the individual. When we determine that such income is incurred for purposes more properly characterized as Company business than personal benefit, we provide further payments to the executive to reimburse the cost of the inclusion of such item in the executive’s taxable income. Most often, these tax gross-up payments are provided for travel by a family member or other personal guest to attend a meeting or function in furtherance of Company business, such as Board meetings, company-sponsored events, and industry and association meetings where spouses or other guests are invited or expected to attend. • Executive Life Insurance—We provide life insurance policies and/or death benefits for all of our U.S.-based salaried employees (at no cost to the employee) with a face value approximately equal to the employee’s annual salary. For each of our executives, we maintain an additional life insurance policy (at no cost to the executive) with a value equal to his or her annual salary. In addition to these two plans, we also provide our executives the option of purchasing group variable universal life insurance in an amount up to eight times their annual salaries. We believe this is a benefit valued by our executives that can be provided at no cost to the Company. • Defined Contribution Plans—We maintain the following nonqualified defined contribution plans for our executives. These plans allow deferred amounts to grow tax-free until distributed, while enabling the Company to utilize the money for the duration of the deferral period for general corporate purposes. • Voluntary Deferred Compensation Plans—The purpose of our voluntary nonqualified deferred compensation plans is to allow executives to defer a portion of their salary and annual incentive compensation so that such amounts are taxable in the year in which distributions are made. • Make-Up Plans—The purpose of our nonqualified defined contribution make-up plans is to provide benefits that an executive would otherwise lose due to limitations imposed by the Internal Revenue Code on qualified plans. Further information on these plans is provided under Nonqualified Deferred Compensation beginning on page 65. • Defined Benefit Plans—We also maintain nonqualified defined benefit plans for our executives. The primary purpose of these plans is to provide benefits that an executive would otherwise lose due to limitations imposed by the Internal Revenue Code on qualified plans. With regard to our Named Executive Officers, the only such arrangement under which they are entitled to benefits of this type is the Key Employee Supplemental Retirement Plan (“KESRP”). This design is common among our competitors and we believe the lack of such a plan would put the Company at a disadvantage in attracting and retaining talented executives. Further information on the KESRP is provided under Pension Benefits beginning on page 62. 52 ConocoPhillips 2015 PROXY STATEMENT

Severance Plans and Changes in Control We maintain plans to address severance of our executives in certain circumstances as described under Executive Severance and Changes in Control beginning on page 67. The structure and use of these plans are competitive within the industry and are intended to aid the Company in attracting and retaining executives. Under each of our severance and change in control plans, the executive must terminate from service with the Company in order to receive severance pay. In 2012, the HRCC approved an amendment to the change in control severance plan to limit any payment of excise tax gross-ups under the plan to executives who had been participants in the plan prior to the spinoff, and to make executives who began participation in the plan after the spinoff ineligible for excise tax gross-ups under the plan. The HRCC chose to grandfather this provision for certain participants because, in the event of a change in control, the provisions of our long-term incentive pay through performance share units prior to the spinoff left those participants with the potential of a large excise tax due to the program design. The HRCC determined that it would be unfair should this burden suddenly be shifted to the participants. The post-spin design of PSP to use periodic cash payouts reduced the potential impact to participants and, therefore, the HRCC chose to no longer provide excise tax gross-ups in the event of a change in control to new participants. In 2013, the HRCC further amended the change in control severance plan to limit single trigger vesting of equity awards to awards not assumed by an acquirer and for program periods that began prior to 2014. Awards assumed by an acquirer made with regard to later program periods under PSP or the Stock Option Program will only vest upon the occurrence of both a change in control event and termination of employment of the employee (usually called a “double trigger”). Broadly Available Plans Our Named Executive Officers are eligible to participate in the same basic benefits package as our other U.S. salaried employees. This includes expatriate benefits, relocation services, and retirement, medical, dental, vision, life insurance, and accident insurance plans, as well as health savings accounts and flexible spending arrangements for health care and dependent care expenses. Executive Compensation Governance We place a premium on aligning the interests of executives with those of our stockholders. Our Stock Ownership Guidelines require executives to own stock and/or have an interest in restricted stock units valued at a multiple of base salary, ranging from 1.8 times salary for lower-level executives to six times salary for the CEO. Employees have five years from the date they become subject to these guidelines to comply. Holdings counted toward the guidelines include: (1) shares of stock owned individually or jointly, or in trusts controlled by the employee; (2) restricted stock and restricted stock units; (3) shares owned in qualified savings or stock ownership plans; (4) stock or units in nonqualified deferred compensation plans, whether vested or not and (5) annual Performance Share Program target awards when approved by the Human Resources and Compensation Committee. Employees subject to the guidelines who have not reached the required level of stock ownership are expected to hold shares received upon vesting or earn-out of restricted stock, restricted stock units or performance shares (net of shares for taxes), and shares received upon exercise of stock options (net of shares tendered or withheld for payment of exercise price and shares for taxes), so that they meet their requirement in a timely manner. The multiple of equity held by each of our Named Executive Officers currently exceeds our established guidelines for his or her position. Alignment of Interests—Stock Ownership and Holding Requirements ConocoPhillips 2015 PROXY STATEMENT 53

Executive Compensation Governance continued Clawback Policy In 2012, the Committee approved a clawback policy providing that the Company shall recoup any incentive compensation (cash or equity) paid or payable to any executive by the Company to the extent such recoupment is required or contemplated by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Sarbanes-Oxley Act, or any other applicable law or listing standards, which allows the Board to recoup compensation paid in the event of certain business circumstances, including a financial restatement. This policy operates in addition to provisions already contained in our award documents supporting grants under PSP, the Stock Option Program, and other compensatory programs using Company equity pursuant to which we can suspend rights to exercise, refuse to honor the exercise of awards already requested, or cancel awards granted if an executive engages in any activity we determine is detrimental to the Company, including acts of misconduct, such as embezzlement, fraud, theft or disclosure of confidential information, or other acts that harm our business, reputation, or employees, as well as misconduct resulting in the Company having to prepare an accounting restatement. Once final rules are released regarding clawback requirements under the Dodd-Frank Act, we intend to review our policies and plans and, if necessary, amend them to comply with the new mandates. To date, no Named Executive Officers have been subject to reductions or withdrawals of prior grants or payouts of restricted stock, restricted stock units, or stock option awards. Anti-Hedging and Anti-Pledging The Company has a policy that prohibits our directors and executives from hedging or trading in derivatives of the Company’s stock. This policy was amended in 2013 to include a prohibition against pledging of company stock by directors or executives. This policy, together with the Stock Ownership Guidelines discussed above, helps to assure that our Named Executive Officers and other Senior Officers remain subject to the risks, as well as the rewards, of stock ownership. Equity Grant Practices When the Committee grants Performance Share Units, options, or other equity grants to its Named Executive Officers, the Committee uses an average of the stock’s high and low prices on the date of grant (or the preceding business day, if the markets are closed on the date of grant) to determine the value of the units or the exercise price of the options or other equity. Grants of Performance Share Units and option grants are generally made at the HRCC’s February meeting (the date of which is determined at least a year in advance) or, in the case of new hires, on the date of commencement of employment or the date of Committee approval, whichever is later. Statutory and Regulatory Considerations In designing our compensatory programs, we take into account the various tax, accounting and disclosure rules associated with various forms of compensation. The HRCC also reviews and considers the deductibility of executive compensation under section 162(m) of the Internal Revenue Code and designs its deferred compensation programs with the intent that they comply with section 409A of the Internal Revenue Code. The Committee generally seeks to preserve tax deductions for executive compensation. Nonetheless, the Committee has awarded compensation that is not fully tax deductible when it believes that doing so is in the best interests of our stockholders and reserves the right to do so in the future. There is no guarantee that compensation payable pursuant to any of the Company’s compensation programs will ultimately be deductible by the Company. 54 ConocoPhillips 2015 PROXY STATEMENT

Executive Compensation Tables

The following tables and accompanying narrative disclosures provide information concerning total compensation paid to the Chief Executive Officer and certain other officers of ConocoPhillips (the "Named Executive Officers"). Please also see our discussion of the relationship between the "*Compensation Discussion and Analysis*" to these tables under "*2014 Executive Compensation Analysis and Results*" beginning on page 47. The data presented in the tables that follow include amounts paid to the Named Executive Officers by ConocoPhillips or any of its subsidiaries for 2014.

Summary Compensation Table

The *Summary Compensation Table* below reflects amounts earned with respect to 2014 and performance periods ending in 2014. We also provide 2015 target compensation for Named Executive Officers on page 51. We have excluded arrangements that are generally available to our U.S.-based salaried employees, such as our medical, dental, life and accident insurance, disability, and health savings and flexible spending account arrangements, since all of our Named Executive Officers are U.S.-based salaried employees.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
R.M. Lance	2014	$1,700,000	$ -	$ 6,116,797	$5,790,798	3,568,640	$9,933,060	$466,605	$27,575,900
Chairman and CEO	2013	1,666,667	-	6,791,925	5,790,510	4,618,667	3,584,523	985,123	23,437,415
	2012	1,258,667	-	11,340,952	1,281,873	2,476,200	2,567,068	362,458	19,287,218
J.W. Sheets	2014	888,000	-	1,829,298	1,731,951	1,120,656	2,727,863	101,972	8,399,740
Executive Vice President,	2013	880,933	-	1,735,819	1,480,050	1,351,422	1,629,147	152,148	7,229,520
Finance, and CFO	2012	705,200	-	2,014,063	1,007,298	951,818	2,218,402	103,143	6,999,924
M.J. Fox	2014	1,241,000	-	2,884,300	2,730,645	1,872,421	417,999	174,936	9,321,301
Executive Vice President,	2013	1,227,533		2,823,958	2,407,680	2,002,770	342,287	211,184	9,015,413
Exploration & Production	2012	858,347	1,600,000	10,714,198	797,052	1,225,684	463,211	166,670	15,825,162
A.J. Hirshberg	2014	1,085,667	-	3,219,979	2,016,711	1,602,444	3,676,401	145,626	11,746,828
Executive Vice President,	2013	1,025,833	-	2,022,024	1,724,580	1,621,925	195,369	205,554	6,795,286
Technology & Projects	2012	909,000	-	2,838,884	1,281,873	1,211,964	1,571,923	141,549	7,955,193
D.E. Wallette, Jr.	2014	874,000	-	1,800,494	1,704,492	1,102,988	2,263,159	132,519	7,877,652
Executive Vice President,	2013	814,050	-	1,747,530	1,272,150	1,260,717	2,830,080	857,701	8,782,228
Commercial, Business Development & Corporate Planning	2012	617,150	-	2,725,364	516,201	823,513	1,777,876	776,532	7,236,636

(1) Includes any amounts that were voluntarily deferred under the Company's Key Employee Deferred Compensation Plan.

(2) Because our primary short-term incentive compensation arrangement for salaried employees (the "Variable Cash Incentive Program" or "VCIP") has mandatory performance measures that must be achieved before there is any payout to Named Executive Officers, amounts paid under VCIP are shown in the Non-Equity Incentive Plan Compensation column of the table, rather than the Bonus column. As an inducement to his employment, the HRCC approved a bonus payment to Mr. Fox of $1,600,000 upon his employment on January 1, 2012.

ConocoPhillips 2015 PROXY STATEMENT 55

(3) Amounts shown represent the aggregate grant date fair value of awards made under the Performance Share Program (“PSP”) during each of the years indicated, as determined in accordance with FASB ASC Topic 718. See the “Employee Benefit Plans” section of Note 17 in the Notes to Consolidated Financial Statements in the Company’s 2014 Annual Report on Form 10-K for a discussion of the relevant assumptions used in this determination. The amounts shown for stock awards are from our PSP or for off-cycle awards. No off-cycle awards were granted to any of the Named Executive Officers during 2013 and 2014. The amounts shown for awards from PSP relate to the respective three-year performance periods that began in each of the years presented. Performance periods under PSP generally cover a three-year period and, as a new performance period has begun each year since the program commenced, there are three overlapping performance periods ongoing at any time. Due to the spinoff in 2012, two ongoing performance periods (PSP VIII for the performance period January 2010 – December 2012 and PSP IX for the performance period January 2011 – December 2013) were terminated early and paid out on a pro rata basis. The performance program for the January 2012 – December 2014 period (PSP X) as well as the remaining prorated targets in the two performance program periods that were terminated early (PSP VIII Tail for the performance period May 2012 – December 2012 and PSP IX Tail for the performance period May 2012 – December 2013) were approved by the HRCC post-spin. Only promotional incremental targets associated with the post-spin PSP VIII Tail and IX Tail program periods for previously reported NEOs are included in the Stock Awards amount; for new NEOs the full target is reported. Targets set for PSP VIII Tail for the performance period May 2012 – December 2012, due to its short nature, paid out at target. The amounts shown for 2013 include the full initial target for the 2013 PSP XI for the performance period January 2013 – December 2015, as well as any incremental targets set during 2013 with regard to any ongoing performance period as a result of promotions. The amounts shown for 2014 include the full initial target for the 2014 PSP XII for the performance period January 2014 – December 2016, as well as any incremental targets set during 2014 with regard to any ongoing performance period as a result of promotions. Amounts shown are targets set for awards for each year since it is most probable at the setting of the target for the applicable performance periods that targets will be achieved. If payout was made at maximum levels for company performance and excluding any individual adjustments, the amounts shown would double from the targets shown, although the value of the actual payout would be dependent upon the stock price at the time of the payout. If payout was made at minimum levels, the amounts would be reduced to zero. No adjustment is made to the target shown for prior years based upon any change in probability subsequent to the time the target is set. Changes to targets resulting from promotion or demotion of a Named Executive Officer are shown as awards in the year of the promotion or demotion, even though the awards may relate to a program period that began in an earlier year. Actual payouts with regard to the targets for PSP X (May 2012 – December 2014, the commencement having been postponed until after the spinoff ), were approved by the HRCC at its February 2015 meeting, at which the Committee determined the payouts to be made to Senior Officers (including the Named Executive Officers) for the performance period that began in May 2012 and ended in December 2014. Those payouts were as follows (with values shown at fair market value on the date of payout): Mr. Lance, 162,965 units valued at $11,310,586; Mr. Sheets, 48,613 units valued at $3,373,985; Mr. Fox, 74,172 units valued at $5,147,908; Mr. Hirshberg, 63,634 units valued at $4,416,518; and Mr. Wallette, 43,777 units valued at $3,038,343. Historically, awards under PSP were settled in restricted stock or restricted stock units that will generally be forfeited if the employee is terminated prior to the end of the escrow period set in the award (except in the cases of termination due to death, layoff, or retirement, or after disability or a change in control). For target awards for program periods beginning in 2008 and earlier, the escrow period lasts until separation from service, except in the cases of termination due to death, layoff, or retirement, or after disability or a change in control, when the escrow period ends at the exceptional termination event. For target awards for program periods beginning in 2009 and later, the escrow period lasts five years from the settlement of the award (which would be more than eight years after the beginning of the program period, when measured including the performance period) unless the employee makes an election prior to the beginning of the program period to have the escrow period last until separation from service instead; except that in the cases of termination due to death, layoff, or retirement, or after disability or a change in control, the escrow period ends at the exceptional termination event. In the event of termination due to layoff or retirement after age 55 with five years of service, a value for the forfeited restricted stock or restricted stock units will generally be credited to a deferred compensation account for the employee for awards made prior to 2005; for later awards, restrictions lapse in the event of termination due to layoff or early retirement after age 55 with five years of service, unless the employee has elected to defer receipt of the stock until a later time. For programs beginning in 2012 and later, settlement will be made in cash rather than unrestricted shares. Mr. Fox became an employee of ConocoPhillips on January 1, 2012. As an inducement to his employment, the HRCC approved the grant of 79,102 restricted stock units (valued at $4,399,989), effective on the date of employment, the restrictions on which lapse as to one-half of the units on the fourth anniversary of his employment, while the remainder lapse on the fifth anniversary of his employment. Termination for any reason other than layoff, death, or disability results in forfeiture to the extent the award is not vested. On May 8, 2012, each Named Executive Officer who remained an active employee of the Company received grants during the year to reflect his or her increased duties and responsibilities. These awards were made as restricted stock units, used in lieu of stock options. The number of units and aggregate grant date fair value were as follows: Mr. Lance, 46,100 units, $2,471,421; Mr. Sheets, 1,908 units, $102,288; Mr. Fox, 10,703 units, $573,788; Mr. Hirshberg, 4,687 units, $251,270; and Mr. Wallette, 6,109 units, $327,503. The restrictions lapse on the third anniversary of the grant date. Termination for any reason other than retirement or layoff at least six months after the grant date, death, or disability results in forfeiture to the extent the award is not vested. A layoff between six months and one year from the grant date would have resulted in a pro-rated award, but there was no such event. For Mr. Fox, an additional grant of 20,518 units (valued at $1,099,970) was made to provide value for certain compensation forgone due to his termination from his prior employer. The restrictions lapse on the third anniversary of the grant date. Termination for any reason other than layoff, death, or disability results in forfeiture to the extent the award is not vested. (4) Amounts represent the dollar amount recognized as the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718. See the “Employee Benefit Plans” section of Note 17 in the Notes to Consolidated Financial Statements in the Company’s 2014 Annual Report on Form 10-K for a discussion of the relevant assumptions used in this determination. All such options were awarded under the Company’s Stock Option Program. Options awarded to Named Executive Officers under that program generally vest in three equal annual installments beginning with the first anniversary from the date of grant and expire ten years after the date of grant. However, if a Named Executive Officer has attained the early retirement age of 55 with five years of service, the value of the options granted is taken in the year of grant or over the number of months until the executive attains age 55 with five years of service. Option awards are made in February of each year at a regularly-scheduled meeting of the HRCC. Occasionally, option awards may be made at other times, such as upon the commencement of employment of an individual. In determining the number of shares to be subject to these option grants, the HRCC uses a Black-Scholes-Merton-based methodology to value the options. (5) Includes amounts paid under VCIP and amounts that were voluntarily deferred to the Company’s Key Employee Deferred Compensation Plan. See also note 2 above. (6) Amounts represent the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans maintained by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Interest rate assumption changes have a significant impact on the pension values with periods of lower interest rates having the effect of increasing the actuarial values reported and vice versa. Furthermore, with the increase in pensionable earnings that occurred with the promotions of the Named Executive Officers as a result of increased responsibilities upon the spinoff, the three-year final average earnings used as a factor in the benefit accrual has increased, resulting in a significant increase in the actuarial values reported each year until the three-year period has passed. This applies to each of the Named Executive Officers other than Mr. Fox, who is not in a final average earnings title of the Company’s U.S. pension plans. See Pension Benefits beginning on page 62 of this proxy statement for further information. (7) As discussed in Compensation Discussion and Analysis beginning on page 28 of this proxy statement, ConocoPhillips provides its executives with a number of compensation and benefit arrangements. The tables below reflect amounts earned under those arrangements. We have excluded arrangements that are generally available to our U.S.-based salaried employees, such as our medical, dental, life and accident insurance, disability, and health savings and flexible spending account arrangements, since all of our Named Executive Officers are U.S.-based salaried employees. Certain of the amounts reflected below were paid in local currencies for Named Executive Officers with foreign compensation, which we value in this table in U.S. dollars using a monthly currency valuation for the month in which costs were incurred. All Other Compensation includes the following amounts, which were determined using actual cost paid by the Company unless otherwise noted: Executive Compensation Tables continued 56 ConocoPhillips 2015 PROXY STATEMENT

		Personal Use of Company Aircraft[a] ($)	Home Security[b] ($)	Executive Group Life Insurance Premiums[c] ($)	Tax Reimbursement Gross-Up[d] ($)	Relocation[e] ($)	Expatriate[f] ($)	Meeting Presentations & Meeting Travel Reimbursement[g] ($)	Matching Gift Program[h] ($)	Matching Contributions Under the Tax-Qualified Savings Plans[i] ($)	Company Contributions to Nonqualified Defined Contribution Plans[j] ($)
R.M. Lance	2014	200,846	50,934	4,692	20,055	–	22,078	–	15,000	23,400	129,600
	2013	330,869	94,591	4,600	14,151	–	305,108	1,665	–	22,950	211,188
	2012	91,048	29,507	3,474	6,752	–	97,780	752	15,500	31,671	85,974
J.W. Sheets	2014	–	–	4,582	2,470	–	–	–	15,000	23,400	56,520
	2013	–	–	4,546	9,580	–	–	1,665	15,000	22,950	98,408
	2012	–	–	1,946	5,761	–	–	–	15,000	31,619	48,817
M.J. Fox	2014	–	10,231	3,425	43,043	–	–	–	1,000	28,947	88,290
	2013	–	–	3,388	35,206	–	–	6,350	4,000	17,403	144,837
	2012	–	–	2,369	19,575	91,525	–	–	6,000	28,580	18,621
A.J. Hirshberg	2014	1,283	–	2,997	26,870	–	–	–	15,000	25,166	74,310
	2013	–	–	2,831	25,748	–	–	1,665	29,500	21,184	124,626
	2012	–	–	2,509	34,705	–	–	–	1,475	31,671	71,189
D.E. Wallette, Jr.	2014	–	7,260	4,510	9,436	–	30,456		–	25,597	55,260
	2013	–	–	4,201	1,827	–	745,349	1,665	–	20,753	83,907
	2012	–	–	1,703	669	103,290	613,085	–	–	31,478	26,307

(a) Amounts in this column represent the approximate incremental cost to ConocoPhillips for personal use of the aircraft, including travel for any family member or guest. Approximate incremental cost has been determined by calculating the variable costs for each aircraft during the year, dividing that amount by the total number of miles flown by that aircraft, and multiplying the result by the miles flown for personal use during the year. However, where there were identifiable costs related to a particular trip—such as airport landing fees or food and lodging for aircraft personnel who remained at the location of the personal trip—those amounts are separately determined and included in the table above. The amounts shown include incremental costs associated with flights to the Company hangar or other locations without passengers (commonly referred to as "deadhead" flights) which related to the non-business use of the aircraft by a Named Executive Officer. Upon Mr. Lance becoming the CEO, the Company's Comprehensive Security Program required that Mr. Lance fly on Company aircraft, unless the Manager of Global Security determines that other arrangements represent an acceptable risk.

(b) The use of a home security system is required as part of ConocoPhillips' Comprehensive Security Program for certain executives and employees, including the Named Executive Officers, based on risk assessments made by the Company's Manager of Global Security. Amounts shown represent the approximate incremental cost to ConocoPhillips for the installation and maintenance of the home security system with features required by the Company in excess of the cost of a "standard" system typical for homes in the neighborhoods where the Named Executive Officers' homes are located. The Named Executive Officer pays the cost of the "standard" system himself.

(c) The amounts shown are for premiums paid by the Company for executive group life insurance provided by the Company, with a value equal to the employee's annual salary. In addition, certain employees of the Company, including the Named Executive Officers, are eligible to purchase group variable universal life insurance policies for which the employee pays all costs, at no incremental cost to the Company.

(d) The amounts shown are for payments by the Company relating to certain taxes incurred by the employee. These taxes arise primarily when the Company requests family members or other guests to accompany the employee to Company functions and, as a result, the employee is deemed to make a personal use of Company assets (for example, when a spouse accompanies an employee on a Company aircraft) or when a retirement presentation is made to an employee. The Company believes that such travel is appropriately characterized as a business expense and, if the employee has imputed income in accordance with the applicable tax laws, the Company will generally reimburse the employee for any increased tax costs.

(e) These amounts reflect relocation expenses approved by the HRCC in connection with the hiring of Mr. Fox. Mr. Wallette relocated from Singapore to our Houston office in connection with his appointment as Executive Vice President, Commercial, Business Development and Corporate Planning in 2012. The amounts were calculated pursuant to the standard relocation policy of the Company.

(f) Messrs. Lance and Wallette were previously on assignment in Singapore, and Mr. Fox was previously on assignment in Canada related to service prior to his re-joining the Company in January 2012. These amounts reflect net expatriate benefits under our standard policies for such service outside the United States, and these amounts include payments for increased tax costs related to such expatriate assignments and benefits. Amounts shown in the table above also reflect amended tax equalization and similar payments under our expatriate services policies that were made to and from, or on behalf of, the Named Executive Officer that were paid or received during a given year but apply to earnings of prior years, but which were unknown or not capable of being estimated with any reasonable degree of accuracy in prior years. These amounts are returned to the Company when they are known or received through the tax reporting and filing process. Not included in the table are amounts less than $0 that primarily relate to tax amounts returned to the Company in the normal course of the expatriate tax protection process that may relate to a prior period. The amounts noted for Mr. Fox would have been negative $41,455 in 2014.

(g) The amounts in this column represent the cost of presentations made to employees and their spouses at Company meetings and reimbursements for the cost of spousal attendance at such meetings. The amounts shown reflect invoiced cost to the Company.

(h) The Company maintains a Matching Gift Program under which certain gifts by employees to qualified educational or charitable institutions are matched. For executives, the program matches up to $15,000 with regard to each program year. Administration of the program can cause more than $15,000 to be paid in a single fiscal year of the Company, due to processing claims from more than one program year in that single fiscal year. The amounts shown are for the actual payments by the Company during the year.

(i) Under the terms of its tax-qualified defined contribution plans, the Company makes matching contributions and allocations to the accounts of its eligible employees, including the Named Executive Officers. Included in the amounts shown for 2014 are additional contributions by the Company required under the terms of the ConocoPhillips Savings Plan made on February 21, 2014, with regard to the 2013 plan year, to the accounts of the following Named Executive Officers: Mr. Fox, $5,547; Mr. Hirshberg, $1,766; and Mr. Wallette, $2,197. Also included in the amounts shown for 2014 are additional contributions by the Company required under the terms of the ConocoPhillips Savings Plan made on February 26, 2015, with regard to the 2014 plan year, to the accounts of the following Named Executive Officers: Mr. Fox, $6,150; and Mr. Wallette, $2,700.

(j) Under the terms of its nonqualified defined contribution plans, the Company makes contributions to the accounts of its eligible employees, including the Named Executive Officers. See the narrative, table, and notes to the Nonqualified Deferred Compensation Table for further information.

ConocoPhillips 2015 PROXY STATEMENT 57

The Grants of Plan-Based Awards Table is used to show participation by the Named Executive Officers in the incentive compensation arrangements described below. The columns under the heading Estimated Future Payouts Under Non- Equity Incentive Plan Awards show information regarding VCIP. The amounts shown in the table are those applicable to the 2014 program year using a minimum of zero and a maximum of 250 percent of VCIP target for each participant and do not represent actual payouts for that program year. Actual payouts for the 2014 program year were made in February 2015 and are shown in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. Executive Compensation Tables continued The columns under the heading Estimated Future Payouts Under Equity Incentive Plan Awards show information regarding PSP. The amounts shown in the table are those set for 2014 compensation tied to the 2014 through 2016 program period under PSP (PSP XII) and do not represent actual payouts for that program year. Amounts also include awards or adjustments made in 2014 due to hiring or promotion of Named Executive Officers. The All Other Option Awards column reflects option awards granted under the Stock Option Program. The option awards shown were granted on the same day that the target was approved. For the 2014 program year under the Stock Option Program, targets were set and awards granted at the regularly scheduled February 2014 meeting of the HRCC. Grants of Plan-Based Awards Table 58 ConocoPhillips 2015 PROXY STATEMENT

Name	Grant Date[1]	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2] Threshold ($)	Target ($)	Maximum ($)	Estimated Future Payouts Under Equity Incentive Plan Awards[3] Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards Average Price ($Sh)[4]	Exercise or Base Price of Options Awards Closing Price ($Sh)[5]	Grant Date Fair Value of Stock and Options Awards[6]
R.M. Lance		$ –	2,720,000	$6,800,000	–	–	–	–	–	$ –	$ –	$ –
	2/18/2014	–			–	–	–	–	569,400	65.46300	65.37	5,790,798
	2/18/2014	–			–	93,439	186,878	–	–	–	–	6,116,797
J.W. Sheets		–	888,000	2,220,000	–	–	–	–	–	–	–	–
	2/18/2014	–			–	–	–	–	170,300	65.46300	65.37	1,731,951
	2/18/2014	–			–	27,944	55,888	–	–	–	–	1,829,298
M.J. Fox		–	1,427,150	3,567,875	–	–	–	–	–	–	–	–
	2/18/2014	–			–	–	–	–	268,500	65.46300	65.37	2,730,645
	2/18/2014	–			–	44,060	88,120	–	–	–	–	2,884,300
A.J. Hirshberg		–	1,221,375	3,053,438	–	–	–	–	–	–	–	–
	2/18/2014	–			–	–	–	–	198,300	65.46300	65.37	2,016,711
	2/18/2014	–			–	32,539	65,078	–	–	–	–	2,130,101
	3/1/2014	–			–	3,556	7,112	–	–	–	–	236,794
	3/1/2014	–			–	6,793	13,586	–	–	–	–	452,346
	3/1/2014	–			–	6,018	12,036	–	–	–	–	400,738
D.E. Wallette, Jr.		–	874,000	2,185,000	–	–	–	–	–	–	–	–
	2/18/2014	–			–	–	–	–	167,600	65.46300	65.37	1,704,492
	2/18/2014	–			–	27,504	55,008	–	–	–	–	1,800,494

(1) The grant date shown is the date on which the HRCC approved the target awards or in the case of pro-rated promotional awards under the PSP program, the effective date of the promotion.

(2) Threshold and maximum awards are based on the program provisions under VCIP. Actual awards earned can range from zero to 200 percent of the target awards for corporate and award unit performance, with a further possible adjustment of up to 50 percent of the target awards for individual performance. Amounts reflect estimated possible cash payouts under VCIP after the close of the performance period. The estimated amounts are calculated based on the applicable annual target and base salary for each Named Executive Officer in effect for the 2014 performance period. If threshold levels of performance are not met, then the payout can be zero. The HRCC also retains the authority to make awards under the program at its discretion. Actual payouts under VCIP for 2014 are based on actual base salaries earned in 2014 and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 55.

(3) Threshold and maximum awards are based on the program provisions under the PSP. Actual awards earned can range from zero to 200 percent of the target awards. The HRCC retains the authority to make awards under the program at its discretion, including awards greater than the maximum payout, although at its December 2014 meeting, the HRCC adopted a resolution limiting the award to 200 percent of target for future awards. The promotion approved for Mr. Hirshberg by the HRCC on February 18, 2014, and effective March 1, 2014, was, under the terms of PSP, taken into account in calculating the pro-rated increases to his target awards for PSP X, PSP XI and PSP XII, respectively.

(4) The exercise price is the average of the high and low prices of ConocoPhillips common stock, as reported on the NYSE, on the date of the grant (or on the last preceding date for which there was a reported sale, in the absence of any reported sales on the grant date). Accordingly, the option has no immediately realizable value on the grant date, and any potential payout reflects an increase in share price after the grant date. The Company's stockholder-approved 2014 Omnibus Stock and Performance Incentive Plan provides for the use of such an average price in setting the exercise price on options, unless the HRCC directs otherwise. The immediate predecessor plans, the stockholder-approved 2004, 2009, and 2011 Omnibus Stock and Performance Incentive Plans, had the same provision. Grants made before May 13, 2009, were made under the 2004 Plan, grants made before May 11, 2011, but after May 12, 2009, were made under the 2009 Plan, and grants made before May 13, 2014, but after May 11, 2011, were made under the 2011 Plan.

(5) The closing price is the closing price of ConocoPhillips common stock, as reported on the NYSE, on the date of the grant.

(6) For equity incentive plan awards, these amounts represent the grant date fair value at target level under PSP as determined pursuant to FASB ASC Topic 718. For option awards, these amounts represent the grant date fair value of the option awards using a Black-Scholes-Merton-based methodology to value the options. Actual value realized upon vesting of the PSP award or option exercise depends on market prices at the time of exercise. For other stock awards, these amounts represent the grant date fair value of the restricted stock or restricted stock unit awards determined pursuant to FASB ASC Topic 718. See the "Employee Benefit Plans" section of Note 17 in the Notes to Consolidated Financial Statements in the Company's 2014 Annual Report on Form 10-K, for a discussion of the relevant assumptions used in this determination.

ConocoPhillips 2015 PROXY STATEMENT 59

Executive Compensation Tables continued

Outstanding Equity Awards at Fiscal Year End

The *Outstanding Equity Awards at Fiscal Year End* table is used to show equity awards measured in Company stock held by the Named Executive Officers.

		Option Awards[1]					Stock Awards[6]			
	Security	Number of Securities Underlying Unexercised Options (#) Exercisable[2]	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)[12]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
R.M. Lance	COP	23,061	–	–	$45.0500	02/10/2016	–	–	–	–
	COP	35,485	–	–	$50.6100	02/08/2017	–	–	–	–
	COP	44,896	–	–	$60.5300	02/14/2018	–	–	–	–
	COP	61,115	–	–	$34.6700	02/12/2019	–	–	–	–
	COP	98,949	–	–	$36.9000	02/12/2020	–	–	–	–
	COP	87,174	–	–	$53.4700	02/10/2021	–	–	–	–
	COP	70,065	35,033[3]	–	$54.8000	02/09/2022	–	–	–	–
	COP	194,966	389,934[4]	–	$58.0775	02/05/2023	–	–	–	–
	COP	–	569,400[5]	–	$65.4630	02/18/2024	–	–	–	–
	COP	–	–	–	–	–	510,040[7]	35,223,362	210,385	14,529,188
J.W. Sheets	COP	15,746	–	–	$45.0500	02/10/2016	–	–	–	–
	COP	17,386	–	–	$50.6100	02/08/2017	–	–	–	–
	COP	17,127	–	–	$60.5300	02/14/2018	–	–	–	–
	COP	43,146	–	–	$34.6700	02/12/2019	–	–	–	–
	COP	46,578	–	–	$36.9000	02/12/2020	–	–	–	–
	COP	53,131	–	–	$53.4700	02/10/2021	–	–	–	–
	COP	55,057	27,529[3]	–	$54.8000	02/09/2022	–	–	–	–
	COP	49,833	99,667[4]	–	$58.0775	02/05/2023	–	–	–	–
	COP	–	170,300[5]	–	$65.4630	02/18/2024	–	–	–	–
	COP	–	–	–	–	–	212,174[8]	14,652,736	57,832	3,993,878
M.J. Fox	COP	–	21,783[3]	–	$54.8000	02/09/2022	–	–	–	–
	COP	–	162,134[4]	–	$58.0775	02/05/2023	–	–	–	–
	COP	–	268,500[5]	–	$65.4630	02/18/2024	–	–	–	–
	COP	–	–	–	–	–	220,125[9]	15,201,833	92,684	6,400,757
A.J. Hirshberg	COP	87,174	–	–	$53.4700	02/10/2021	–	–	–	–
	COP	70,065	35,033[3]	–	$54.8000	02/09/2022	–	–	–	–
	COP	58,066	116,134[4]	–	$58.0775	02/05/2023	–	–	–	–
	COP	–	198,300[5]	–	$65.4630	02/18/2024	–	–	–	–
	COP	–	–	–	–	–	154,197[10]	10,648,845	80,166	5,536,264
D.E. Wallette, Jr.	COP	7,619	–	–	$45.0500	02/10/2016	–	–	–	–
	COP	13,624	–	–	$50.6100	02/08/2017	–	–	–	–
	COP	13,377	–	–	$60.5300	02/14/2018	–	–	–	–
	COP	28,121	–	–	$34.6700	02/12/2019	–	–	–	–
	COP	31,311	–	–	$36.9000	02/12/2020	–	–	–	–
	COP	34,407	–	–	$53.4700	02/10/2021	–	–	–	–
	COP	28,214	14,108[3]	–	$54.8000	02/09/2022	–	–	–	–
	COP	42,833	85,667[4]	–	$58.0775	02/05/2023	–	–	–	–
	COP	–	167,600[5]	–	$65.4630	02/18/2024	–	–	–	–
	COP	–	–	–	–	–	134,860[11]	9,313,432	56,806	3,923,022

60 ConocoPhillips 2015 PROXY STATEMENT

(1) All options shown in the table have a maximum term for exercise of ten years from the grant date. Under certain circumstances, the terms for exercise may be shorter, and in certain circumstances, the options may be forfeited and cancelled. All awards shown in the table have associated restrictions upon transferability. (2) The options shown in this column vested and became exercisable in 2014 or prior years (although under certain termination circumstances, the options may still be forfeited). Options become exercisable in one-third increments on the first, second, and third anniversaries of the grant date. (3) Represents the final one-third vesting of the February 9, 2012, grant, which became exercisable on February 9, 2015. (4) Represents the final two-thirds vesting of the February 5, 2013, grant, half of which became exercisable on February 5, 2015, and the remainder to become exercisable on February 5, 2016. (5) Represents the February 18, 2014, grant, one-third of which became exercisable on February 18, 2015, one-third of which will become exercisable on February 18, 2016, and the final third of which will become exercisable on February 18, 2017. (6) No stock awards were made to the Named Executive Officers in 2014 except as a long-term incentive award under the PSP (shown in the columns labeled “Stock Awards”) or pursuant to elections made by a Named Executive Officer to receive cash compensation in the form of restricted stock units. Amounts above include PSP awards for the performance period beginning after the spinoff that completed in December 2014 (PSP X), shown at adjusted target. At its February 17, 2015, meeting, the HRCC approved final payout levels for the Named Executive Officers with regard to PSP X, as follows: Mr. Lance, 162,965 shares; Mr. Sheets, 48,613 shares; Mr. Fox, 74,172 shares; Mr. Hirshberg, 63,634 shares; and Mr. Wallette, 43,777 shares. Stock awards shown in the columns entitled Number of Shares or Units of Stock That Have Not Vested and Market Value of Shares or Units of Stock That Have Not Vested continue to have restrictions upon transferability. Under the PSP, stock awards are made in the form of restricted stock units or restricted stock, the former having been used in the most recent awards. The terms and conditions of both are substantially the same, requiring restriction on transferability until separation from service from the Company, although for performance periods beginning after 2008 and before 2013, restrictions will lapse five years from the anniversary of the grant date unless the employee has elected prior to the beginning of the performance period to defer the lapsing of such restrictions until separation from service from the Company and for performance periods beginning after 2012, restrictions will lapse on the third anniversary of the award date. Except in cases where the five-year provision applies, forfeiture is expected to occur if the separation is not the result of death, disability, layoff, retirement after the executive has reached the age of 55 with five years of service, or after a change of control, although the HRCC has the authority to waive forfeiture. Restricted stock awards have voting rights and pay dividends. Restricted stock unit awards have no voting rights and pay dividend equivalents, but no dividend equivalents are paid or accrued for awards made under the PSP until after the applicable performance period has ended. Dividend equivalents, if any, on restricted stock units held are paid in cash or credited to each officer’s account in the form of additional stock units. Neither pays dividends or dividend equivalents at preferential rates. Restricted stock held by the Named Executive Officers prior to November 17, 2001, was converted to restricted stock units prior to the completion of the merger of Conoco Inc. and Phillips Petroleum Company, with the original restrictions still in place. Awards for ongoing performance periods under PSP beginning prior to 2015 (PSP XI [January 2013 – December 2015] and PSP XII [January 2014 – December 2016]) are shown at target levels in the columns entitled Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested and Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested. There is no assurance that these awards will be granted at, below, or above target after the end of the relevant performance periods, as the determination of whether to make an actual grant and the amount of any actual grant for Named Executive Officers is within the discretion of the HRCC. Until an actual grant is made, these target awards have no voting rights and pay no dividends or dividend equivalents. Stock awards shown reflect the closing price of ConocoPhillips common stock, as reported on the NYSE, on December 31, 2014 ($69.06), the last trading day of 2014. Amounts presented in Number of Shares or Units of Stock That Have Not Vested and Market Value of Shares or Units of Stock That Have Not Vested represent restricted stock and restricted stock unit awards granted with respect to prior periods. The plans and programs under which such grants were made provide that awards made in the form of restricted stock and restricted stock units be held in such form until the recipient retires (with respect to awards made before 2009) or eight years (with respect to awards made from 2009 through 2012), with the possible election to hold until retirement, or three years (with regard to awards made in 2013 or later), with payouts for the last to be made in cash (unless voluntarily deferred to an account in the Company’s Key Employee Deferred Compensation Plan). If such awards immediately vested upon completion of the relevant performance period, as we are informed by our compensation consultant is more typical for restricted stock programs, the amounts reflected in this column would be zero for awards made in years prior to 2012. (7) Includes 7,624 restricted shares for LTIP VIII – PSP I initial payout for which restrictions lapse at retirement; includes 5,834 restricted stock units for LTIP VIII – LTIP IX for which restrictions lapse at retirement; includes 106,204 restricted stock units related to grants for PSP I final payout – PSP VI for which restrictions lapse following separation from service; includes 99,538 restricted stock units related to grants for PSP VII – PSP IX for which restrictions lapse five years from grant date; includes 31,939 restricted stock units related to grants for PSP VIII Tail, 117,833 restricted stock units related to grants for PSP IX Tail, and 94,968 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash; and includes 46,100 restricted stock units for which restrictions lapse on May 8, 2015. For certain awards, Mr. Lance has voluntarily elected to defer the lapsing of restrictions until separation from service. Subsequent elections may also impact the final timing of the payout of these awards. (8) Includes 5,724 restricted shares for LTIP X and PSP I initial payout for which restrictions lapse at retirement; includes 11,079 restricted stock units for LTIP VII – LTIP IX for which restrictions lapse at retirement; includes 61,433 restricted stock units related to grants for PSP I final payout – PSP VI for which restrictions lapse following separation from service; includes 66,429 restricted stock units related to grants for PSP VII – PSP IX for which restrictions lapse five years from grant date; includes 7,021 restricted stock units related to grants for PSP VIII Tail, 30,251 restricted stock units related to grants for PSP IX Tail, and 28,329 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash; and includes 1,908 restricted stock units for which restrictions lapse on May 8, 2015. For certain awards, Mr. Sheets has voluntarily elected to defer the lapsing of restrictions until separation from service. Subsequent elections may also impact the final timing of the payout of these awards. (9) Includes 5,684 restricted stock units related to grants for PSP VIII and IX for which restrictions lapse five years from grant date; includes 11,303 restricted stock units related to grants for PSP VIII Tail, 49,591 restricted stock units related to grants for IX Tail, and 43,224 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash; includes 31,221 restricted stock units for which restrictions lapse on May 8, 2015; also includes 79,102 restricted stock units for which restrictions lapse 50 percent on January 1, 2016, and 50 percent on January 1, 2017. Subsequent elections may also impact the final timing of the payout of these awards. (10) Includes 63,407 restricted stock units related to grants for PSP VII – PSP IX for which restrictions lapse five years from grant date; includes 10,698 restricted stock units related to grants for PSP VIII Tail, 38,322 restricted stock units related to grants for PSP IX Tail, and 37,083 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash; includes 4,687 restricted stock units for which restrictions lapse on May 8, 2015. Subsequent elections may also impact the final timing of the payout of these awards. (11) Includes 31,099 restricted stock units related to grants for PSP I final payout – PSP VI for which restrictions lapse following separation from service; includes 38,061 restricted stock units related to grants for PSP VII – PSP IX for which restrictions lapse five years from grant date; includes 6,528 restricted stock units related to grants for PSP VIII Tail, 27,522 restricted stock units related to grants for PSP IX Tail, and 25,511 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash; and includes 6,109 restricted stock units for which restrictions lapse on May 8, 2015. For certain awards, Mr. Wallette has voluntarily elected to defer the lapsing of restrictions until separation from service. Subsequent elections may also impact the final timing of the payout of these awards. (12) Reflects potential stock awards under ongoing performance periods for the PSP, for the performance periods from January 2013 through December 2015 (Mr. Lance, 116,946 target units; Mr. Sheets, 29,888 target units; Mr. Fox, 48,624 target units; Mr. Hirshberg, 41,609 target units; and Mr. Wallette, 29,302 target units) and January 2014 through December 2016 (93,439 target units; Mr. Sheets, 27,944 target units; Mr. Fox, 44,060 target units; Mr. Hirshberg, 38,557 target units; and Mr. Wallette, 27,504 target units). There is no assurance that these awards will be granted at, below, or above target after the end of the relevant performance periods, as the determination of whether to make an actual grant and the amount of any actual grant for Named Executive Officers is within the discretion of the HRCC. ConocoPhillips 2015 PROXY STATEMENT 61

Executive Compensation Tables continued

Option Exercises and Stock Vested

The *Option Exercises and Stock Vested* table is used to show equity awards measured in Company stock where there was an option exercised by or a stock award that vested to a Named Executive Officer.

		Option Awards		Stock Awards	
Name	Security	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
R.M. Lance	COP	–	$ –	–	$ –
J.W. Sheets	COP	22,741	783,531	2,769	209,198
M.J. Fox	COP	124,631	2,698,945	–	–
A.J. Hirshberg	COP	–	–	–	–
D.E. Wallette, Jr.	COP	11,370	412,504	–	–

Pension Benefits

ConocoPhillips maintains several defined benefit plans for its eligible employees. With regard to U.S.-based salaried employees, the defined benefit plan that is qualified under the Internal Revenue Code is the ConocoPhillips Retirement Plan ("CPRP").

The CPRP is a non-contributory plan that is funded through a trust. The CPRP consists of eight titles, each one corresponding to a different pension formula and having numerous other differences in terms and conditions. Employees are eligible for current participation in only one title (although an employee may also have a frozen benefit under one or more other titles), and eligibility is based on heritage company and time of hire. Of the Named Executive Officers, Messrs. Lance, Sheets, and Wallette (having been employees of Phillips Petroleum Company) are eligible for, and vested in, benefits under Title I of the CPRP, and Messrs. Fox and Hirshberg are eligible for, and vested in, benefits under Title II.

Under Title I, employees become vested in the benefits after five years of service, and Messrs. Lance, Sheets, and Wallette are vested in their benefits under Title I. Under Title II, employees become vested in their benefits after three years of service, and Messrs. Fox and Hirshberg are vested in their benefits under Title II. Titles I and II allow the employee to elect the form of benefit payment from among several annuity types or a single sum payment option, but all of the options are actuarially equivalent.

Title I provides a final average earnings type of pension benefit for eligible employees payable at normal or early retirement from the Company. Under Title I, normal retirement occurs upon termination on or after age 65; early retirement can occur at age 55 with five years of service (or if laid off during or after the year in which the participant reaches age 50). Under Title I, early retirement benefits are reduced by 5 percent per year for each year before age 60 that benefits are paid, but for benefits that commence at or after age 60, the benefit is unreduced. Messrs. Sheets and Wallette were eligible for early retirement at the end of 2014 under the terms of Title I; Mr. Lance was not.

Retirement benefits under Title I are calculated as the product of 1.6 percent times years of credited service multiplied by the final annual eligible average compensation. Final annual eligible average compensation is calculated using the three highest consecutive years in the last 10 calendar years before retirement plus the year of retirement. Such benefits are reduced by the product of 1.5 percent of the annual primary Social Security benefit multiplied by years of credited service, although a maximum reduction limit of 50 percent may apply in certain cases. The formula below provides an illustration as to how the retirement benefits are calculated. For purposes of the formula, "pension compensation" denotes the final annual eligible average compensation described above.

[1.6% × Pension Compensation × Years of Credited Service] – [1.5% × Annual Primary SS Benefit × Years of Credited Service]

62 ConocoPhillips 2015 PROXY STATEMENT

Eligible pension compensation generally includes salary and annual incentive compensation. However, under Title I, if an eligible employee receives layoff benefits from the Company, eligible pension compensation includes the annualized salary for the year of layoff, rather than actual salary, and years of credited service are increased by any period for which layoff benefits are calculated. Furthermore, certain foreign service as an employee of Phillips Petroleum Company is counted as time and a quarter when determining the service element in the benefit formula under Title I. Among the Named Executive Officers, only Mr. Wallette had any time credited for such foreign service. The notes to the table below provide further detail on that credited service. The plan was amended so that no extra service is credited with regard to foreign assignments after 1991. Benefits under Title II are based on monthly pay and interest credits to a cash balance account created on the first day of the month after a participant’s hire date. Pay credits are equal to a percentage of total salary and annual incentive compensation. Participants whose combined years of age and service total less than 44 receive a 6 percent pay credit, those with 44 through 65 receive a 7 percent pay credit, and those with 66 or more receive a 9 percent pay credit. Normal retirement age is 65, but participants may receive their vested benefit upon termination of employment at any age. Eligible pension compensation under Titles I and II is limited in accordance with the Internal Revenue Code. In 2014, that limit was $260,000. The Internal Revenue Code also limits the annual benefit (expressed as an annuity) available under Titles I and II. In 2014, that limit was $210,000 (reduced actuarially for ages below 62). In addition to participation in the U.S.-based plans as described above, Mr. Fox is a participant in the ConocoPhillips UK Pension Plan (the UK Plan), a defined benefit pension plan that is funded through a trust, with regard to the time he was on the U.K. payroll. The UK Plan is a U.K. registered plan with Her Majesty’s Revenue and Customs. The UK Plan consists of 2 sections: the ConocoPhillips section and the Heritage Conoco section. The ConocoPhillips section is contributory. The Heritage Conoco section is non-contributory. Mr. Fox is vested in and will be eligible for a benefit as a deferred vested participant in the Heritage Conoco section. Mr. Fox is not retirement eligible until age 55. The UK Plan provides a final-averageearnings type of pension benefit for eligible employees payable at normal pension age or early retirement upon approval by the Pension Board of Trustees. Under the provisions of the Plan, normal retirement occurs upon termination and after age 60 and entitles the recipient to full benefits. Early retirement may occur after termination and age 55, but results in reduced benefits for each year prior to age 60 that benefits are paid. In general, retirement benefits are calculated as the product of 1.75% times years of credited service times final pensionable salary. Final pensionable salary is basic annual salary plus pensionable allowances earned in the 12 months before active membership in the UK Plan ceased. The UK Plan allows participants a choice of taking a full annuity or a tax free cash lump sum up to 25% of the benefit and a reduced annuity. Both choices are actuarially equivalent and the lump sum is capped at 25% of the lifetime allowance. As a registered pension plan, the maximum total increase in value that can occur in a tax year under all U.K. registered pension plans is equal to the annual allowance, plus any unused allowances from the three prior tax years. The annual allowance for each of tax years 2012/2013, 2013/2014 and 2014/2015 is £50,000. Annual additions in excess of the maximum total increase are subject to tax charge. In addition, a lifetime allowance is imposed. The standard lifetime allowance for each of tax years 2012/2013, 2013/2014 and 2014/2015 is £1.5 million. If the total value of U.K. registered pension benefits exceeds a participant’s lifetime allowance, legislation dictates the excess will incur a tax penalty. In addition, the Company maintains several nonqualified pension plans. These are funded through the general assets of the Company, although the Company also maintains trusts of the type generally known as “rabbi trusts” that may be used to pay benefits under the nonqualified pension plans. The plan available to the Named Executive Officers is the ConocoPhillips Key Employee Supplemental Retirement Plan (“KESRP”). This plan is designed to replace benefits that would otherwise not be received due to limitations contained in the Internal Revenue Code that apply to qualified plans. The two such limitations that most frequently impact the benefits to employees are the limit on compensation that can be taken into account in determining benefit accruals and the maximum annual pension benefit. In 2014, the former limit was set at $260,000, while the latter was set at $210,000. The KESRP determines a benefit without regard to such limits, and then reduces that benefit by the amount of benefit payable from the related qualified plan, the CPRP. Thus, in operation the combined benefits payable from the related plans for the eligible employee equals the benefit that would have been paid if there had been no limitations imposed by the Internal Revenue Code. Benefits under KESRP are generally paid in a single sum at the later of age 55 or six months after retirement. When payments do not begin until after retirement, interest at then current six-month Treasury-bill rates, under most circumstances, will be credited on the delayed benefits. Distribution may also be made upon a determination of death or disability. Certain foreign service as an employee of Phillips Petroleum Company is counted as time and a quarter when determining the service element in the benefit formula under KESRP. Among the Named Executive Officers, only Mr. Wallette had any time credited for such foreign service. The notes to the table below provide further detail on that credited service. Each of the Named Executive Officers is eligible for, and is vested in, KESRP. ConocoPhillips 2015 PROXY STATEMENT 63

Executive Compensation Tables continued

Mr. Lance was an employee of ARCO Alaska, which was acquired by Phillips Petroleum Company in 2000. As such, a special provision applies in calculating pension benefits for such employees under Title I. First, the Company calculates a benefit under the Title I formula using service with both ARCO and ConocoPhillips, subtracting from the result the value of the benefit under the ARCO plan through the time of the acquisition (for which the BP Retirement Accumulation Plan remains liable, after the acquisition of ARCO by BP and certain plan mergers). Next, the Company calculates a benefit under the Title I formula using only service with ConocoPhillips. The Company compares the results of the two methods and the employee receives the larger benefit. For Mr. Lance, that calculation currently provides a larger benefit under the first method. The table reflects that benefit, showing only the value payable from the plan of ConocoPhillips, not from the BP Retirement Accumulation Plan.

Mr. Fox was previously an employee of Conoco UK, which merged with a Phillips subsidiary in 2002, at the merger of Conoco Inc. and Phillips Petroleum Company. Upon leaving the Company in 2003, Mr. Fox earned a deferred vested pension benefit in the ConocoPhillips UK Pension Plan. When Mr. Fox returned to ConocoPhillips, he became a participant in the U.S. CPRP Title II. The deferred vested benefit earned as a participant in the ConocoPhillips UK Pension Plan is taken into account when determining his Title II benefit in CPRP and his KESRP benefit.

Mr. Hirshberg was previously an employee of Exxon Mobil Corporation. In connection with his hiring by ConocoPhillips, the Company agreed to provide Mr. Hirshberg with a benefit under KESRP equal to the benefit calculated under KESRP for a participant in Title I of CPRP, reduced by actual benefits payable from CPRP or other ConocoPhillips plans and by estimated benefits payable from the plans of ExxonMobil. Mr. Hirshberg is vested in the benefit payable under KESRP. The table reflects that benefit, showing only the values payable from the plans of ConocoPhillips, not from the plans of ExxonMobil.

Except where otherwise noted, assumptions used in calculating the present value of accumulated benefits in the table are found in Note 17 in the Notes to Consolidated Financial Statements in the Company's 2014 Annual Report on Form 10-K.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)[1]	Payments During Last Fiscal Year ($)
R.M. Lance	Title I - ConocoPhillips Retirement Plan	31	874,459	–
	ConocoPhillips Key Employee Supplemental Retirement Plan	31	20,161,038	–
J.W. Sheets	Title I - ConocoPhillips Retirement Plan	35	1,563,486	–
	ConocoPhillips Key Employee Supplemental Retirement Plan	35	10,476,684	–
M.J. Fox[2]	Title II - ConocoPhillips Retirement Plan	29	282,167	–
	ConocoPhillips UK Pension Plan	20	1,239,018	–
	ConocoPhillips Key Employee Supplemental Retirement Plan	29	594,624	–
A.J. Hirshberg[3]	Title II - ConocoPhillips Retirement Plan	4	88,605	–
	ConocoPhillips Key Employee Supplemental Retirement Plan	32	11,122,267	–
D.E. Wallette, Jr.[4]	Title I - ConocoPhillips Retirement Plan	34	1,517,360	–
	ConocoPhillips Key Employee Supplemental Retirement Plan	34	9,101,675	–

(1) In determining the present value of the accumulated benefit for each Named Executive Officer, the eligible pension compensation, as defined on pages 62 through 64, used to calculate the amounts in this column as of December 31, 2014, for each Named Executive Officer is: Mr. Lance, $4,233,359; Mr. Sheets, $1,853,835; Mr. Fox, $3,190,604; Mr. Hirshberg, $2,298,126; and Mr. Wallette, $1,640,061. Mr. Fox's UK pension benefit and eligible pension compensation was converted to U.S. dollars at an exchange rate per British Pound Sterling of $1.5579 as of December 31, 2014.

(2) Mr. Fox became an employee of ConocoPhillips on January 1, 2012. Prior to joining ConocoPhillips, Mr. Fox was an employee of Nexen Inc. None of the benefits earned by Mr. Fox as an employee of Nexen are included in the table. The service credited to Mr. Fox does not include his time of service with Nexen. However, prior to his service at Nexen, Mr. Fox had been an employee of ConocoPhillips and ConocoPhillips UK. Mr. Fox's service shown in the table includes that prior service with ConocoPhillips, in accordance with the standard terms and conditions of the applicable plans. Under Title II, and related provisions in KESRP, Mr. Fox received pay credits equal to 9% of his pension compensation in 2014, when his combined age and years of service exceeded 65. See the narrative above for a discussion of this feature. For these purposes, years of service would include total years of service with ConocoPhillips, which, in Mr. Fox's case, are 29.

(3) Mr. Hirshberg became an employee of ConocoPhillips on October 6, 2010. Prior to joining ConocoPhillips, Mr. Hirshberg was employed by ExxonMobil and participated in its defined benefit plans. None of the benefits earned by Mr. Hirshberg as an employee of ExxonMobil are included in the table. The service credited to Mr. Hirshberg does not include his time of service with ExxonMobil with regard to calculation of his benefit under Title II, but, pursuant to the offer letter and resolutions approved by the HRCC in connection with his hire, service credited to Mr. Hirshberg with regard to calculation of his benefit under KESRP does include his time of service with ExxonMobil. This is reflected in the table by showing different service crediting periods for Mr. Hirshberg with regard to each of the plans. The service crediting period for Title II is also included in the service crediting period for KESRP.

(4) Includes additional credited service for Mr. Wallette of 7.25 months related to foreign service.

64 ConocoPhillips 2015 PROXY STATEMENT

ConocoPhillips maintains several nonqualified deferred compensation plans for its eligible employees. Those available to the Named Executive Officers are briefly described below. The Key Employee Deferred Compensation Plan of ConocoPhillips (“KEDCP”) is a nonqualified deferral plan that permits certain key employees voluntarily to defer salary and VCIP (or other similar annual incentive compensation program payments that would otherwise be received in subsequent years). The KEDCP permits eligible employees to defer compensation of up to 100 percent of VCIP and up to 50 percent of salary. Each of the Named Executive Officers is eligible to participate in, and is fully vested in, the KEDCP. Under the KEDCP, for amounts deferred and vested after December 31, 2004, the default distribution option is to receive a lump sum to be paid at least six months after separation from service. Participants may elect to defer payments from one to five years after separation, and to receive annual, semiannual, or quarterly payments for a period of up to 15 years. For elections that set a date certain for payment, the distribution will begin in the calendar quarter following the date requested and will be paid out on the distribution schedule elected by the participant. For amounts deferred prior to January 1, 2005, a one-time revision of the ten annual installment payments schedule is allowed from 365 days to no later than 90 days prior to retirement at age 55 or above or within 30 days after being notified of layoff in the calendar year in which the employee is age 50 or above. Participants may receive distributions in 1 to 15 annual installments, 2 to 30 semi-annual installments, or 4 to 60 quarterly installments. The Defined Contribution Make-Up Plan of ConocoPhillips (“DCMP”) is a nonqualified restoration plan under which the Company makes employer contributions that cannot be made in the qualified ConocoPhillips Savings Plan (“CPSP”)—a defined contribution plan of the type often referred to as a 401(k) plan—due to certain voluntary reductions of salary under the KEDCP or due to limitations imposed by the Internal Revenue Code. For 2014, the Internal Revenue Code limited the amount of compensation that could be taken into account in determining a benefit under the CPSP to $260,000. Employees make no contributions to the DCMP. Each of the Named Executive Officers is eligible to participate in, and is fully vested in, the DCMP. Under the DCMP, amounts vested after December 31, 2004, will be distributed as a lump sum six months after separation from service, or, at a participant’s election, in 1 to 15 annual installments, 2 to 30 semiannual installments, or 4 to 60 quarterly installments, beginning no earlier than one year after separation from service. For amounts vested prior to January 1, 2005, participants may, from 365 days to no later than 90 days prior to termination or within 30 days after being notified of layoff in the calendar year in which the employee is age 50 or above, indicate a preference to defer the value into their account under the KEDCP. Each participant directs investments of the individual accounts set up for that participant under either the KEDCP or the DCMP. Participants may make changes in the investments as often as daily. All ConocoPhillips defined contribution nonqualified deferred compensation plans allow investment of deferred amounts in a broad range of mutual funds or other market-based investments, including ConocoPhillips stock. As market-based investments, none of these provide above-market return. Since each executive participating in each plan chooses the investment vehicle or vehicles and may change his or her allocations from time to time (as often as daily), the return on the investment will depend on how well the underlying investment fund performed during the period the executive chose it as an investment vehicle. The aggregate performance of such investment is reflected in the Nonqualified Deferred Compensation Table under the column Aggregate Earnings in Last Fiscal Year. Benefits due under each of the plans discussed above are paid from the general assets of the Company, although the Company also maintains trusts of the type generally known as “rabbi trusts” that may be used to pay benefits under the plans. The trusts and the funds held in them are assets of ConocoPhillips. In the event of bankruptcy, participants would be unsecured general creditors. Nonqualified Deferred Compensation ConocoPhillips 2015 PROXY STATEMENT 65

Executive Compensation Tables continued

Name	Applicable Plan[1]	Beginning Balance ($)	Executive Contributions in Last FY ($)[2]	Registrant Contributions in Last FY ($)[3]	Aggregate Earnings in Last FY ($)[4]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)[5]
R.M. Lance	Defined Contribution Make-Up Plan of ConocoPhillips	$1,022,484	$ –	$129,600	$ 40,815	$ –	$1,192,898
	Key Employee Deferred Compensation Plan of ConocoPhillips	2,166,815	170,000	–	111,420	–	2,448,234
J.W. Sheets	Defined Contribution Make-Up Plan of ConocoPhillips	558,434	–	56,520	5,127	–	620,082
	Key Employee Deferred Compensation Plan of ConocoPhillips	3,759,000	–	–	259,648	–	4,018,648
M.J. Fox	Defined Contribution Make-Up Plan of ConocoPhillips	183,408	–	88,290	14,545	–	286,243
	Key Employee Deferred Compensation Plan of ConocoPhillips	–	–	–	–	–	–
A.J. Hirshberg	Defined Contribution Make-Up Plan of ConocoPhillips	275,628	–	74,310	6,779	–	356,717
	Key Employee Deferred Compensation Plan of ConocoPhillips	–	–	–	–	–	–
D.E. Wallette, Jr.	Defined Contribution Make-Up Plan of ConocoPhillips	283,284	–	55,260	1,351	–	339,895
	Key Employee Deferred Compensation Plan of ConocoPhillips	3,869,334	437,000	–	267,569	–	4,573,903

(1) Our primary defined contribution deferred compensation programs for executives (KEDCP and DCMP) make a variety of investments available to participants. As of December 31, 2014, there were a total of 97 investment options, 39 of which were the same as those available in the Company's primary tax-qualified defined contribution plan for employees (its 401(k) plan, the ConocoPhillips Savings Plan) and 58 of which were other various mutual fund options approved by an administrator designated by the relevant plan.

(2) Reflects deferrals by the Named Executive Officer under the KEDCP in 2014 (included in the Salary column of the Summary Compensation Table for Messrs. Lance and Wallette). In addition to the amounts shown for 2014, deferrals by the NEO under the KEDCP for earlier years (included in the Salary column or Non-Equity Incentive Plan Compensation column, as noted, for the respective years) were as follows: In 2013, Mr. Lance, elected to defer $166,667 in salary and Mr. Wallette elected to defer $576,459 in 2012 VCIP; and in 2012, Mr. Sheets elected to defer $768,972 in 2011 VCIP and Mr. Wallette elected to defer $154,288 in salary and $518,920 in 2011 VCIP.

(3) Reflects contributions by the Company under the DCMP in 2014 (included in the All Other Compensation column of the Summary Compensation Table on page 55 for 2014). In addition to the amounts shown for 2014, contributions by the Company under the DCMP in earlier years (included in the All Other Compensation column of this Summary Compensation Table for those respective years) were as follows: In 2013, for Mr. Lance, $211,188, for Mr. Sheets, $98,408, for Mr. Fox, $144,837, for Mr. Hirshberg, $124,626, and for Mr. Wallette, $83,907; and in 2012, for Mr. Lance, $85,974, for Mr. Sheets, $48,817, for Mr. Fox, $18,621, for Mr. Hirshberg, $71,189, and for Mr. Wallette, $26,307.

(4) None of these earnings are included in the Summary Compensation Table for 2014.

(5) Reflects contributions by our Named Executive Officers, contributions by the Company, and earnings on balances prior to 2014; plus contributions by our Named Executive Officers, contributions by the Company, and earnings for 2014, less any distributions.

66 ConocoPhillips 2015 PROXY STATEMENT

Salary and other compensation for our Named Executive Officers is set by the HRCC, as described in “Compensation Discussion and Analysis” beginning on page 28 of this proxy statement. These officers may participate in the Company’s employee benefit plans and programs for which they are eligible, in accordance with their terms. The amounts earned by the Named Executive Officers for 2014 appear in the various Executive Compensation Tables beginning on page 55 of this proxy statement. Each of our Named Executive Officers is expected to receive amounts earned during his term of employment unless he voluntarily resigns prior to becoming retirement-eligible or is terminated for cause. Such amounts include: • VCIP compensation earned during the fiscal year; • Grants pursuant to the PSP for the most-recently completed performance period and ongoing performance periods in which the executive participated for at least one year; • Previously granted restricted stock and restricted stock units; • Vested stock option grants under the Stock Option Program; • Amounts contributed and vested under our defined contribution plans; and • Amounts accrued and vested under our retirement plans. ConocoPhillips Executive Severance Plan The CPESP covers executives in salary grades generally corresponding to vice president and higher. Under the CPESP, if the Company terminates the employment of a plan participant other than for cause, as defined in the plan, upon executing a general release of liability and, if requested by the Company, an agreement not to compete with the Company, the participant will be entitled to: • A lump-sum cash payment equal to one-and-a-half or two times the sum of the employee’s base salary and current target VCIP; • A lump-sum cash payment equal to the present value of the increase in pension benefits that would result from the crediting of an additional one-and-a-half or two years to the employee’s number of years of age and service under the applicable pension plan; • A lump-sum cash payment equal to the Company cost of certain welfare benefits for an additional one-and-a-half or two years; • Continuation in eligibility for a pro rata portion of the annual VCIP for which the employee is eligible in the year of termination; and Executive Severance and Changes in Control While normal retirement age under our benefit plans is 65, early retirement provisions allow benefits at earlier ages if vesting requirements are met, as discussed in the sections of this proxy statement titled Pension Benefits and Nonqualified Deferred Compensation. For our compensation programs (VCIP, Stock Option Program, and PSP), early retirement is generally defined to be termination at or after the age of 55 with five years of service. As of December 31, 2014, Messrs. Lance, Fox, and Hirshberg had not met the early retirement criteria under either the applicable title of the pension plan or of our compensation programs, while Messrs. Sheets and Wallette had met the early retirement criteria. In addition, specific severance arrangements for executive officers, including the Named Executive Officers, are provided under two severance plans of ConocoPhillips: one being the ConocoPhillips Executive Severance Plan (“CPESP”), available to a limited number of senior executives; and the other being the ConocoPhillips Key Employee Change in Control Severance Plan (“CICSP”), also available to a limited number of senior executives, but only upon a change in control. These arrangements are described below. Executives are not entitled to participate in both plans as a result of a single event; for example, executives receiving benefits under the CICSP would not be entitled to benefits potentially payable under the CPESP relating to the event giving rise to benefits under the CICSP. • Treatment as a layoff under the various compensation and equity programs of the Company—generally, layoff treatment will allow executives to retain awards previously made and continue their eligibility under ongoing Company programs, thus, actual program grants of restricted stock or restricted stock units would vest and the executive would remain eligible for awards attributable to ongoing performance periods under the PSP in which he or she had participated for at least one year. The Company may amend or terminate the CPESP at any time. Amounts payable under the plan will be offset by any payments or benefits that are payable to the severed employee under any other plan, policy, or program of ConocoPhillips relating to severance, and amounts may also be reduced in the event of willful and bad faith conduct demonstrably injurious to the Company, monetarily or otherwise, or if required by law to be “clawed back,” such as may be the case in certain circumstances under the Sarbanes-Oxley Act or the Dodd-Frank Act. ConocoPhillips 2015 PROXY STATEMENT 67

Executive Compensation Tables continued The CICSP covers executives in salary grades generally corresponding to vice president and higher. Under the CICSP if the employment of a participant in the plan is terminated by the Company within two years after a “change in control” of ConocoPhillips, other than for cause, or by the participant for good reason, as such terms are defined in the plan, upon executing a general release of liability, the participant will be entitled to: • A lump-sum cash payment equal to two or three times the sum of the employee’s base salary and the higher of current target VCIP compensation or previous two years’ average VCIP compensation; • A lump-sum cash payment equal to the present value of the increase in pension benefits that would result from the crediting of an additional two or three years to the employee’s number of years of age and service under the applicable pension plan; • A lump-sum cash payment equal to the Company cost of certain welfare benefits for an additional two or three years; • Continuation in eligibility for a pro rata portion of the annual VCIP compensation for which the employee is eligible in the year of termination; and • If necessary, a gross-up payment sufficient to compensate the participant for the amount of any excise tax imposed on payments made under the plan or otherwise pursuant to section 4999 of the Internal Revenue Code and for any taxes imposed on this additional payment, although if the applicable payments are not more than 110 percent of the “safe harbor” amount under section 280G of the Internal Revenue Code, the payments are “cut back” to the safe harbor amount rather than a grossup payment being made. Employees who became participants in the plan after the spinoff of the Company are not eligible for this gross-up payment. Upon a change in control, each participant’s equity awards will vest and any applicable restrictions will lapse. Participants will continue to be able to exercise stock options for their remaining terms, but exercisability of stock options will not be accelerated. No distributions are made with respect to restricted stock units until after the participant separates from service. After a change in control, the CICSP may not be amended or terminated if such amendment would be adverse to the interests of any eligible employee, without the employee’s written consent. Amounts payable under the plan will be offset by any payments or benefits that are payable to the severed employee under any other plan, policy, or program of ConocoPhillips relating to severance, and amounts may also be reduced in the event of willful and bad faith conduct demonstrably injurious to the Company, monetarily or otherwise, or if required by law to be “clawed back,” such as may be the case in certain circumstances under the Sarbanes-Oxley Act or the Dodd-Frank Act. Effective January 1, 2014, the CICSP has been amended to modify the accelerated vesting provisions for equity awards. As of the effective date, accelerated vesting for any equity awards granted after December 31, 2013, attributable to performance periods beginning on or after January 1, 2014, that are assumed, or substituted for, by an acquirer, will occur only following both a change in control and a termination of employment. Termination of employment includes involuntary termination for cause or voluntary termination for good reason. This plan revision does not apply to any awards granted prior to or attributable to performance periods prior to January 1, 2014. ConocoPhillips Key Employee Change in Control Severance Plan Other Arrangements Mr. Hirshberg became an employee of ConocoPhillips on October 6, 2010. The HRCC approved an offer letter to him which described the terms and conditions of employment, including the fact that he would serve as an at-will employee. The letter also provided certain protections against termination events. He will be considered to have been terminated by the Company if the Company terminates his employment either without cause or if his employment is terminated by mutual agreement, or if he initiates the termination of his employment (but only if given good reason to do so), prior to attaining age 55. Any severance benefits to which he may become entitled prior to attainment of age 55 will not be less than the severance benefits provided under the letter, the CPESP, and the CICSP as those plans were in effect on the date of the letter. 68 ConocoPhillips 2015 PROXY STATEMENT

Quantification of Severance Payments

The tables below reflect the amount of incremental compensation payable in excess of the items listed above to each of our Named Executive Officers in the event of termination of such executive's employment other than as a result of voluntary resignation. The amount of compensation payable to each Named Executive Officer upon involuntary not-for-cause termination, for-cause termination, termination following a change-in-control ("CIC") (either involuntarily without cause or for good reason) and in the event of the death or disability of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2014, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive's separation from the Company.

The following tables reflect additional incremental amounts to which each of our Named Executive Officers would be entitled if their employment were terminated due to the events described above.

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	For-Cause Termination*	Involuntary or Good Reason Termination (CIC)	Death	Disability
R.M. Lance†					
Base Salary	$ 3,400,000	$ –	$ 5,100,000	$ –	$ –
Short-term Incentive	5,440,000	–	10,642,301	–	–
Variable Cash Incentive Program	2,720,000	–	2,720,000	2,720,000	2,720,000
January 2012 – December 2014 (performance period)	11,254,363	–	11,254,363	11,254,363	11,254,363
January 2013 – December 2015 (performance period)	5,384,194	–	8,076,291	5,384,194	5,384,194
January 2014 – December 2016 (performance period)	2,150,943	–	6,452,897	2,150,943	2,150,943
Restricted Stock/Units from prior periods	35,911,291	–	28,261,976	35,911,291	35,911,291
Stock Options/SARs:					
Unvested and Accelerated	6,659,495	–	6,830,173	6,830,173	6,830,173
Incremental Pension	13,226,484	–	15,107,483	–	–
Post-employment Health & Welfare	34,119	–	51,299	–	–
Life Insurance	–	–	–	3,400,000	–
280G Tax Gross-up	–	–	25,423,893	–	–
	86,180,889	**–**	**119,920,676**	**67,650,964**	**64,250,964**

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	For-Cause Termination*	Involuntary or Good Reason Termination (CIC)	Death	Disability
J.W. Sheets†					
Base Salary	$1,776,000	$ –	$ 2,664,000	$ –	$ –
Short-term Incentive	1,776,000	–	3,454,860	–	–
Variable Cash Incentive Program	–	(888,000)	–	–	–
January 2012 – December 2014 (performance period)	–	(3,357,214)	–	–	–
January 2013 – December 2015 (performance period)	–	(1,376,021)	688,044	–	–
January 2014 – December 2016 (performance period)	–	(643,225)	1,286,588	–	–
Restricted Stock/Units from prior periods	–	–	–	–	–
Stock Options/SARs:					
Unvested and Accelerated	–	(2,099,731)	–	–	–
Incremental Pension	2,536,611	–	3,850,051	–	–
Post-employment Health & Welfare	34,415	–	51,622	–	–
Life Insurance	–	–	–	1,776,000	–
280G Tax Gross-up	–	–	5,694,494	–	–
	6,123,026	**(8,364,191)**	**17,689,659**	**1,776,000**	**–**

ConocoPhillips 2015 PROXY STATEMENT 69

Executive Compensation Tables continued

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	For-Cause Termination*	Involuntary or Good Reason Termination (CIC)	Death	Disability
M.J. Fox[1]					
Base Salary	$ 2,482,000	$ –	$ 3,723,000	$ –	$ –
Short-term Incentive	2,854,300	–	4,842,681	–	–
Variable Cash Incentive Program	1,427,150	–	1,427,150	1,427,150	1,427,150
May 2012 – December 2013 (performance period)	5,122,318	–	5,122,318	5,122,318	5,122,318
January 2012 – December 2014 (performance period)	2,238,649	–	3,357,973	2,238,649	2,238,649
January 2013 – December 2015 (performance period)	1,014,215	–	3,042,784	1,014,215	1,014,215
Restricted Stock/Units from prior periods	12,420,626	–	12,216,783	12,420,626	12,420,626
Stock Options/SARs:					
Unvested and Accelerated	2,976,582	–	3,057,065	3,057,065	3,057,065
Incremental Pension	555,326	–	846,639	–	–
Post-employment Health & Welfare	39,200	–	62,524	–	–
Life Insurance	–	–	–	2,482,000	–
280G Tax Gross-up	–	–	7,604,998	–	–
	31,130,366	**–**	**45,303,916**	**27,762,023**	**25,280,023**

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	For-Cause Termination*	Involuntary or Good Reason Termination (CIC)	Death	Disability
A.J. Hirshberg[1]					
Base Salary	$ 2,192,000	$ –	$ 3,288,000	$ –	$ –
Short-term Incentive	2,520,800	–	4,250,833	–	–
Variable Cash Incentive Program	1,260,400	–	1,260,400	1,260,400	1,260,400
May 2012 – December 2013 (performance period)	4,394,564	–	4,394,564	4,394,564	4,394,564
January 2012 – December 2014 (performance period)	1,816,140	–	2,873,518	1,816,140	1,816,140
January 2013 – December 2015 (performance period)	871,192	–	2,662,746	871,192	871,192
Restricted Stock/Units from prior periods	10,361,070	–	8,087,893	10,361,070	10,361,070
Stock Options/SARs:					
Unvested and Accelerated	2,428,863	–	2,488,303	2,488,303	2,488,303
Incremental Pension	6,182,572	–	7,486,863	–	–
Post-employment Health & Welfare	129,530	–	195,723	–	–
Life Insurance	–	–	–	2,192,000	–
280G Tax Gross-up	–	–	8,813,844	–	–
	32,157,130	**–**	**45,802,687**	**23,383,669**	**21,191,669**

70 ConocoPhillips 2015 PROXY STATEMENT

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	For-Cause Termination*	Involuntary or Good Reason Termination (CIC)	Death	Disability
D.E. Wallette, Jr.†					
Base Salary	$ 1,748,000	$ –	$ 2,622,000	$ –	$ –
Short-term Incentive	1,748,000	–	3,126,344	–	–
Variable Cash Incentive Program	–	(874,000)	–	–	–
May 2012 – December 2013 (performance period)	–	(3,023,240)	–	–	–
January 2012 – December 2014 (performance period)	–	(1,312,416)	711,180	–	–
January 2013 – December 2015 (performance period)	–	(633,142)	1,266,284	–	–
Restricted Stock/Units from prior periods	–	–	–	–	–
Stock Options/SARs:					
Unvested and Accelerated	–	(1,744,879)	–	–	–
Incremental Pension	2,224,873	–	3,373,483	–	–
Post-employment Health & Welfare	33,047	–	49,571	–	–
Life Insurance	–	–	–	1,748,000	–
280G Tax Gross-up	–	–	5,345,919	–	–
	5,753,920	(7,587,677)	16,494,781	1,748,000	–

* *As discussed in the narrative preceding the tables above, the amounts shown indicate the difference in compensation arising from the stated type of termination in comparison to a voluntary resignation. In the case of a For-Cause Termination, we have assumed that the Company would act to invoke the "detrimental activity" clause contained in our equity awards and compensation programs. For more about the detrimental activity clause, see "Executive Compensation Governance—Clawback Policy" on page 54. For a Named Executive Officer who has not reached the retirement age and service threshold contained in those equity awards and compensation programs (age 55 with 5 years of service), voluntary resignation would prevent earning awards for ongoing performance periods under VCIP, PSP, and the Stock Option Program, and would cause the loss of prior awards under PSP (or other restricted stock or restricted stock units) and stock options. For a Named Executive Officer who has reached the retirement age and service threshold in those programs, a voluntary resignation would be deemed a retirement and thus, no loss of those awards would normally occur. However, prior to the awards actually being delivered as cash or stock (including upon the exercise of an option), the awards remain at risk, even for a Named Executive Officer who has reached the age and service threshold. If the Company were to invoke the detrimental activity clause, amounts that would normally be paid in connection with a voluntary resignation to a Named Executive Officer who had reached the age and service threshold would instead be forfeited. The negative amounts shown above represent the value of awards that Messrs. Sheets and Wallette would forfeit in such a case, since Messrs. Sheets and Wallette have reached that threshold.*

† **Notes Applicable to All Termination Tables**—*In preparing each of the tables above, certain assumptions have been made. Benefits that would be available generally to all or substantially all salaried employees on the U.S. payroll are not included in the amounts shown. The following assumptions were also made:*

- **Base Salary**—*For the base salary amounts, in the event of an involuntary not-for-cause termination not related to a change in control ("regular involuntary termination"), the amount reflects two times base salary, while in the event of an involuntary or good reason termination related to a change in control ("CIC termination"), the amount reflects three times base salary.*
- **Short-Term Incentives**—*For the short-term incentive amounts, in the event of a regular involuntary termination, the amount reflects two times current VCIP target, while in the event of a CIC termination, the amount reflects three times current VCIP target or three times the average of the prior two VCIP payouts.*
- **Variable Cash Incentive Program**—*For the VCIP amounts, in the event of a regular involuntary termination or a CIC termination, the amount reflects the employee's pro rata current VCIP target. Targets for VCIP are for a full year and are pro rata for the Named Executive Officers based on time spent in their respective positions.*
- **Long-Term Incentives**—*For the performance periods related to PSP, amounts for the May 2012 - December 2014 period are shown at the payout amount that was awarded in February 2015, while amounts for other ongoing performance periods are shown at target, including any adjustments for promotion or demotion made since the target awards were granted. For restricted stock and restricted stock units awarded under PSP, amounts reflect the closing price of ConocoPhillips common stock on the last trading day of 2014 (December 31, 2014), as reported on the NYSE, of $69.06, the last trading day of 2014. In the Change-in-Control column it is assumed that a CIC event will not trigger acceleration of any Phillips 66 equity awards that were awarded as part of the equity conversion upon the spinoff.*
- **Stock Options**—*For stock options where the December 31, 2014, ConocoPhillips common stock price was higher than the option exercise price, the amounts reflect the intrinsic value as if the options had been exercised on December 31, 2014, but only regarding the options that the executive would have retained for the specific termination event. For options with respect to which the December 31, 2014, ConocoPhillips common stock price was lower than the option exercise price, the amounts reflect a zero intrinsic value regarding the options that the executive would have retained for the specific termination event.*
- **Incremental Pension Values**—*For the incremental pension value, the amounts reflect the single sum value of the increment due to an additional two years of age and service with associated pension compensation in the event of a regular involuntary termination (three years in the event of a CIC termination), regardless of whether the value is provided directly through a defined benefit plan or through the relevant severance plan.*
- **280G Tax Gross-up**—*Each Named Executive Officer is entitled, under the CICSP, to an associated "excise tax gross-up" to the extent any CIC payment triggers the golden parachute excise tax provisions under Section 4999 of the Internal Revenue Code (within certain limitations). While this provision does not apply to any employee who began participation in the plan following the spinoff, all of the Named Executive Officers were participants in the plan at that time. The following material assumptions were used to estimate excise taxes and associated tax gross-ups:*
  - *Options are valued using a Black-Scholes-Merton-based option methodology;*
  - *PSP X awards are treated as earned awards that would be subject to time-vesting conditions only given the performance measurement period closed on December 31, 2014;*
  - *Parachute payments for time-vested stock options, restricted stock and restricted stock units were valued using Treas. Reg. Section 1.280G-1 Q&A 24(b) or (c) as applicable; and*
  - *Calculations assume certain performance-based pay such as PSP awards still in an ongoing performance period and pro rata VCIP payments are reasonable compensation for services rendered prior to the CIC based on the portion of the performance period that would have elapsed through December 31, 2014.*

ConocoPhillips 2015 PROXY STATEMENT 71

Stock Ownership

Holdings of Major Stockholders

The following table sets forth information regarding persons whom we know to be the beneficial owners of more than five percent of our issued and outstanding common stock (as of the date of such stockholder's Schedule 13G filing with the SEC):

	Common Stock	
Name and Address	Number of Shares	Percent of Class
BlackRock Inc.[1] 55 East 52nd Street New York, NY 10022	76,964,280	6.3%
The Vanguard Group[2] 100 Vanguard Blvd. Malvern, Pennsylvania 19355	70,163,373	5.70%

(1) Based on a Schedule 13G/A filed with the SEC on February 9, 2015, by BlackRock Inc., on behalf of itself, BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Asset Management Deutschland AG, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Ltd, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock International Limited, BlackRock Investment Management (UK) Limited, BlackRock Life Limited, BlackRock (Singapore) Limited, and iShares (DE) I InvAG mit Teilgesellschaftsvermoegen.

(2) Based on a Schedule 13G filed with the SEC on February 11, 2015, by The Vanguard Group, on behalf of itself, Vanguard Fiduciary Trust Company, and Vanguard Investments Australia, Ltd.

72 ConocoPhillips 2015 PROXY STATEMENT

Securities Ownership of Officers and Directors

The following table sets forth the number of shares of our common stock beneficially owned as of February 15, 2015, unless otherwise noted, by each ConocoPhillips director, each Named Executive Officer and by all of our directors and executive officers as a group. Together these individuals beneficially own less than one percent of our common stock. The table also includes information about stock options, restricted stock, and restricted and deferred stock units credited to the accounts of our directors and executive officers under various compensation and benefit plans. For purposes of this table, shares are considered to be "beneficially" owned if the person, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of February 15, 2015.

	Number of Shares or Units		
Name of Beneficial Owner	Total Common Stock Beneficially Owned	Restricted/Deferred Stocks Units[1]	Options Exercisable Within 60 Days[2]
Richard L. Armitage	505	26,612	–
Richard H. Auchinleck	6,287	86,574	–
Charles E. Bunch	200	3,513	–
James E. Copeland, Jr.	21,842	44,760	–
John V. Faraci	–	3,513	–
Jody Freeman	–	10,006	–
Gay Huey Evans	–	6,865	–
Arjun N. Murti	–	3,513	–
Robert A. Niblock	–	21,901	–
Harald J. Norvik	–	46,333	–
William E. Wade, Jr.[3]	20,764	33,201	–
Ryan M. Lance	25,012	712,801	1,035,511
Jeffrey W. Sheets	49,446	264,282	432,132
Matthew J. Fox		312,809	192,350
Alan J. Hirshberg	12,628	234,363	374,505
Donald E. Wallette, Jr.	28,635	191,666	312,313
Director Nominees and Executive Officers as a Group (21 Persons)	196,958	2,344,045	2,974,912

(1) Includes restricted or deferred stock units that may be voted or sold only upon passage of time.

(2) Includes beneficial ownership of shares of common stock which may be acquired within 60 days of February 15, 2015, through stock options awarded under compensation plans.

(3) Includes 367 shares of common stock owned by the Wade Family Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires ConocoPhillips' directors and executive officers, and persons who own more than 10% of a registered class of ConocoPhillips' equity securities, to file reports of ownership and changes in ownership of ConocoPhillips common stock with the SEC and the NYSE, and to furnish ConocoPhillips with copies of the forms they file. To ConocoPhillips' knowledge, based solely upon a review of the copies of such reports furnished to it and written representations of its officers and directors, during the year ended December 31, 2014, all Section 16(a) reports applicable to its officers and directors were filed on a timely basis, except for a Form 4 filed by Mr. Sheets, which was filed late due to an administrative error.

ConocoPhillips 2015 PROXY STATEMENT 73

Equity Compensation Plan Information

The following table sets forth information about ConocoPhillips' common stock that may be issued under all existing equity compensation plans as of December 31, 2014:

Plan category	Number of Securities be Issued Upon Exercise of Outstanding Options Warrants and Rights[2] (#)	Weighted Average Exercise Price of Outstanding Options Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance (#)
Equity compensation plans approved by security holders[1]	36,577,365[3]	$52.65	38,382,074[4]
Equity compensation plans not approved by security holders	–	–	–
Total	**36,577,365**	**$52.65**	**38,382,074**

(1) Includes awards issued from the 2014 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, which was approved by stockholders on May 13, 2014, and from the 2011 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, which was approved by stockholders on May 11, 2011, the 2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, which was approved by stockholders on May 13, 2009, and the 2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, which was approved by stockholders on May 5, 2004. After approval of the 2014 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, no additional awards may be granted under the 2011, the 2009 or the 2004 Omnibus Stock and Performance Incentive Plans of ConocoPhillips.

(2) Excludes (a) options to purchase 82,104 shares of ConocoPhillips common stock at a weighted average price of $45.00, (b) 637,140 restricted stock units, and (c) 10,972 shares underlying stock units, payable in common stock on a one-for-one basis, credited to stock unit accounts under our deferred compensation arrangements. These awards, which were excluded from the above table, were issued from the 1998 Stock and Performance Incentive Plan of ConocoPhillips, the 1998 Key Employee Stock Performance Plan of ConocoPhillips, the 2002 Omnibus Securities Plan of Phillips Petroleum Company, the Omnibus Securities Plan of Phillips Petroleum Company, the 1993 Burlington Resources Inc. Stock Incentive Plan, the Burlington Resources Inc. 1997 Employee Stock Incentive Plan, the Burlington Resources Inc. 2002 Stock Incentive Plan, and the Burlington Resources Inc. 2000 Stock Option Plan for Non-Employee Directors. Upon consummation of the merger of Conoco and Phillips, all outstanding options to purchase and restricted stock units payable in common stock of Conoco and Phillips were converted into options to purchase or rights to receive shares of ConocoPhillips common stock. Likewise, upon the acquisition of Burlington Resources, Inc., all outstanding options to purchase and restricted stock units payable in common stock of Burlington Resources, Inc. were converted into options or rights to receive shares of ConocoPhillips common stock. No additional awards may be granted under the aforementioned plans.

(3) Includes an aggregate of 215,457 restricted stock units issued in payment of annual awards and dividend equivalents which were reinvested with regard to existing awards received annually, and 97,148 restricted stock units issued in payment of dividend equivalents with regard to fees that were deferred in the form of stock units under our deferred compensation arrangements for non-employee members of the Board of Directors of ConocoPhillips, or assumed in connection with the merger for services performed as a non-employee member of the Board of Directors for either Conoco Inc. or Phillips Petroleum Company. Also includes 222,638 restricted stock units issued in payment of dividend equivalents reinvested with respect to certain special awards made to a retired Named Executive Officer. Dividend equivalents were credited under the 2004 Omnibus Stock and Performance Incentive Plan during the time period from May 5, 2004, to May 12, 2009, under the 2009 Plan during the time period from May 13, 2009, to May 10, 2011, under the 2011 Omnibus Stock and Performance Incentive Plan during the time period from May 11, 2011, to May 12, 2014, and thereafter under the 2014 Omnibus Stock and Performance Incentive Plan. Also includes 247,916 restricted stock units issued in payment of a long-term incentive award for a retired Named Executive Officer and off cycle awards for executives. In addition, 5,656,559 restricted stock units that are eligible for cash dividend equivalents were issued to U.S. and U.K. payrolled employees residing in the United States or the United Kingdom at the time of the grant; 3,932,426 restricted stock units that are not eligible for cash dividend equivalents due to legal restrictions were issued to non-U.S. or non-U.K. payrolled employees and U.S. or U.K. payrolled employees residing in countries other than the United States or United Kingdom at the time of the grant. Both awards vest over a period of five years, the restrictions lapsing in three equal annual installments beginning on the third anniversary of the grant date. Such awards granted on or after January 1, 2012, vest on the third anniversary of the grant date. In addition, 878,388 restricted stock units that are not eligible for cash dividend equivalents were issued as retention bonuses; the awards vest over a period of two to three years, the restrictions lapsing in two or three equal annual installments beginning on the first anniversary of the grant dates. Also includes, 1,091,021 restricted stock units that are not eligible for cash dividend equivalents and which vest in three equal annual installments beginning on the first anniversary of the grant date were issued to employees on the U.S., U.K. and other payrolls. Also includes 638,278 restricted stock units issued to executives on February 10, 2006, 543,262 restricted stock units issued to executives on February 8, 2007, 558,663 restricted stock units issued to executives on February 14, 2008, 286,626 restricted stock units issued to executives on February 12, 2009, 155,846 restricted stock units issued to executives on February 12, 2010, and 364,280 restricted stock units issued to executives on February 10, 2011. These restricted stock units have no voting rights, are eligible for cash dividend equivalents, and have restrictions on transferability that last until separation of service from the company. Also includes 902,291 and 1,159,096 restricted stock units issued to executives on February 9, 2012, and April 4, 2012, respectively. These units have no voting rights, are eligible for dividend equivalents, and have restrictions on transferability with a default of five years from the grant date, or if elected, until separation from service. Also includes 131,178 restricted stock units issued to executives on February 5, 2013, and 587,111 restricted stock units issued to executives on February 18, 2014. These units have no voting rights, are eligible for dividend equivalents, have restrictions on transferability with a default of five years from the grant date, or if elected, until separation of service, and may be settled in cash. Also includes 588,129 restricted stock units issued to executives on February 18, 2014. These units have no voting rights, are eligible for dividend equivalents, have restrictions on transferability with a default of six years from the grant date, or if elected, until separation of service, and may be settled in cash. Also includes 687,240 restricted stock units issued to executives on February 18, 2014. These units have no voting rights, are eligible for dividend equivalents, have restrictions on transferability with a default of two years from the grant date, or if elected, until separation of service and may be settled in cash. Also includes 596,845 restricted stock units issued to executives on February 18, 2014. These units have no voting rights, are eligible for dividend equivalents, have restrictions on transferability with a default of three years from the grant date, or if elected, until separation of service and may be settled in cash. Further included are 16,975,074 non-qualified and 60,693 incentive stock options with a term of 10 years and become exercisable in three equal annual installments beginning on the first anniversary of the grant date. Included among these amounts are awards granted to employees who are no longer employed by ConocoPhillips, including those who became employees of Phillips 66 at the spinoff, but who continue to hold awards denominated in ConocoPhillips equity.

(4) The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, stock awards, stock units, and performance shares. Under the 2014 Omnibus Stock and Performance Incentive Plan, no more than 40,000,000 shares of common stock may be issued for incentive stock options (99,329 have been issued with 39,900,671 available for future issuance). Securities remaining available for future issuance take into account outstanding equity awards made under the 2014 Omnibus Stock and Performance Incentive Plan, the 2011 Omnibus Stock and Performance Incentive Plan, the 2009 Omnibus Stock and Performance Incentive Plan, the 2004 Omnibus Stock and Performance Incentive Plan, and prior plans of predecessor companies as set forth in note 2.

74 ConocoPhillips 2015 PROXY STATEMENT

Stockholder Proposal: Report on Lobbying Expenditures What is the Proposal? ConocoPhillips Lobbying Disclosure WHEREAS, we have strong interest in full disclosure of our company’s indirect and indirect [sic] lobbying activities and expenditures to assess whether the company’s lobbying is consistent with its expressed goals and in the best interests of shareholders. RESOLVED, the shareholders of ConocoPhillips request the Board authorize the preparation of a report, updated annually disclosing: 1. Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications. 2. Payments by ConocoPhillips used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient. 3. Description of the decision making process and oversight by management and the Board for making payments described in section 2 above. For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which ConocoPhillips is a member. Both “direct and indirect lobbying” and “grassroots lobbying communications” include lobbying at the local, state and federal levels. The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website. Supporting Statement As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. This resolution received 26% voting support in 2014. We appreciate the update on the company website on both political spending and lobbying including expanded management oversight. The responses in the 2014 proxy focused heavily on political spending which is not the subject of this resolution. And the website disclosure is incomplete, it does not disclose lobbying priorities nor specific contributions to trade associations and the percent used for lobbying. ConocoPhillips has been on the Board of the United States Chamber of Commerce which is noted as “by far the most muscular business lobby group in Washington” (“Chamber of Secrets,” Economist, April 21, 2012). Since 1998 the Chamber has spent approximately $1 billion on lobbying. Yet ConocoPhillips does not disclose its Chamber payments nor the portions used for lobbying. This is an integrity problem for ConocoPhillips since the Chamber actively opposes many environmental regulations and sued the EPA when it moved to regulate certain greenhouse gas emissions. ConocoPhillips spent approximately $8.1 million in 2012 and 2013 on direct federal lobbying activities, according to Senate Records. These figures may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition nor lobbying expenditures in states that do not require disclosure. Since ConocoPhillips is a new company it is an opportune time to disclose company priorities and lobbying expenditures going forward. Item 4 on the Proxy Card ConocoPhillips 2015 PROXY STATEMENT 75

Stockholder Proposal: Report on Lobbying Expenditures continued What does the Board recommend? THE BOARD RECOMMENDS YOU VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS: AGAINST Board Recommendation Against Proposal 4-6 4 ConocoPhillips complies with all lobbying disclosure requirements under federal, state and local laws and regulations. We continually provide our stockholders with useful information about our political and lobbying activities. For example, a description of the Company’s Political Policies, Procedures and Giving, which includes our policies on lobbying and grassroots related activities, is posted on our website at www.conocophillips.com, along with itemized political contributions to candidates and to other political entities, which are updated every six months. The Board believes it has a responsibility to stockholders and employees to be engaged in the political process, in order to protect and promote their shared interests. The Board believes that such engagement further upholds ConocoPhillips’ support of political free speech by individuals, companies and organizations, including trade associations, who hold positions with which we agree or may sometimes disagree. The Board believes it is in the best interest of stockholders to support the legislative process by making prudent corporate political contributions to political organizations when such contributions are consistent with business objectives and are permitted by federal, state and local laws. The Board also believes in making the Company’s political contributions transparent to interested parties, as evidenced by our regular disclosures of this information on the ConocoPhillips website. According to the Center for Political Accountability’s 2014 CPA-Zicklin Index of Corporate Political Disclosure and Accountability, which rates corporate political transparency, ConocoPhillips’ political spending policies and procedures rank in the first tier among the top 300 companies in the S&P 500 index. The Company further complies with the federal reporting of lobbying activities, which are filed quarterly with the Office of the Clerk, and are viewable on the website of the U.S. House of Representatives at http://lobbyingdisclosure.house.gov/ and the U.S. Senate website at / http://www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm. All state lobbying disclosure requirements—which vary by jurisdiction— are met, with some states publishing those reports on their respective websites. Several components of the special report requested within this proposal are already provided in our public disclosures, including payments for direct lobbying and our policies, procedures, management oversight and decision making related to lobbying activities. ConocoPhillips has adopted and published our Political Policies, Procedures and Giving information on our website regarding political contributions to candidates and other political entities, as well as lobbying and grassroots activities. The Company also files publicly available disclosure reports with the U.S. House of Representatives, the U.S. Senate, the Federal Election Commission, and the ethics/campaign finance agencies operated by the states where we lobby and/or make corporate contributions to candidates. With respect to trade association contributions, the Company’s primary purpose in joining groups such as the National Association of Manufacturers, the U.S. Chamber of Commerce, and the American Petroleum Institute is not for political purposes, nor does the Company agree with all positions taken by trade and industry associations on issues. In fact, ConocoPhillips publicly acknowledges that we do take contrary positions from time to time. The greater benefits we receive from trade and industry association memberships are the general business, technical and industry standard-setting expertise that these organizations provide—as well as having a voice in support of our own corporate objectives when policy priorities are established. A list of the organizations to which ConocoPhillips has contributed $50,000 or more in dues annually is available on our public website, in addition to a discussion of our objectives for engagement with such organizations. Furthermore, as with prior reporting periods, ConocoPhillips again stipulated that none of our trade association dues be applied to independent expenditures focused on the election or defeat of any federal candidates for the period January 1, 2014 – December 31, 2014. The Board is confident that the Company’s political and lobbying activities are aligned with its long-term interests and does not believe that a special report beyond our current voluntary and mandatory lobbying disclosures is either necessary or an efficient use of Company resources. Therefore, the adoption of this resolution is unnecessary and the Board recommends you vote AGAINST this proposal. 76 ConocoPhillips 2015 PROXY STATEMENT

Stockholder Proposal: No Accelerated Vesting Upon Change in Control What is the Proposal? No Accelerated Vesting Upon Change in Control RESOLVED: The shareholders ask the board of directors to adopt a policy that if there is a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no accelerated vesting of performance-based shares or units granted to any senior executive, provided, however, that the board’s Human Resources and Compensation Committee may provide in an applicable grant or purchase agreement that any such unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as that Committee may determine. For purposes of this policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of SEC Regulation S-K, which identifies the elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not to affect any contractual rights in existence on the date this policy is adopted. Supporting Statement ConocoPhillips makes performance-based equity awards (primarily restricted stock units) to senior executives under its “Performance Share Program.” Restrictions on the vesting of any unearned awards are removed, and the vesting of awards is “accelerated” after a change in control and, in some cases, an executive’s termination. We do not question that some form of severance payments may be appropriate in those situations and note that senior executives already are entitled to severance payments based upon multiples of salary and bonus upon change-in-control-related terminations. We are concerned, however, that ConocoPhillips’ current practices may permit windfall equity awards unrelated to an executive’s performance. According to last year’s proxy statement, a change in control could have accelerated the vesting of over $20 million in unearned performancebased equity to Chairman and CEO Lance and over $5 million apiece in awards to several other senior executives. We focus on Performance Share Program awards because those awards aim to reward performance goals achieved over a period of years. We are unpersuaded that executives somehow “deserve” performance shares they did not earn. To accelerate the vesting of unearned shares on the theory that an executive was denied an opportunity to earn them seems inconsistent with a true “pay for performance” philosophy. This proposal attempts to strike a balance between the current practice of accelerating all unearned awards versus the alternative of forfeiting all unearned shares. The proposal would also allow an affected executive to be eligible for an accelerated vesting of performance shares on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee. A number of ConocoPhillips’ peers—Chevron, ExxonMobil, EOG Resources, Anadarko Petroleum, Apache, Hess, Valero and Occidental— have policies similar to or more stringent than what we propose here. Thus we doubt that this policy would unduly limit ConocoPhillips’ ability to attract top executive talent. We urge you to vote FOR this proposal. Item 5 on the Proxy Card What does the Board recommend? THE BOARD RECOMMENDS YOU VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS: The Board opposes this proposal and believes the Company’s incentive programs and severance plans, including those with change in control provisions, are appropriate, in the best interests of stockholders and that the overall terms of the programs are market competitive. The Board values and prioritizes a comprehensive evaluation of all risks to stockholders and executives in all of its incentive programs and believes the current programs provide the appropriate overall balance between protecting stockholders and incentivizing executives. This proposal focuses purely on the terms and conditions of a single event within a single program, without consideration of the Company’s historical program design and other controls the Company has in place to ensure appropriate protections for stockholders or the differences in program design at ConocoPhillips as compared to other companies. Annually, the Company initiates discussions with the holders of approximately 20 – 25% of the Company’s outstanding stock, and those stockholders have expressed satisfaction regarding the design and governance of the Company’s incentive programs. The Human Resources and Compensation Committee (the “Committee”), composed entirely of independent directors, is charged with overseeing the overall compensation programs, and is, in the Board’s opinion, best situated to make such determinations. While the Board values stockholder input, it believes that compensation program design should be carefully considered and appropriate for the Company and should not be managed through specific, universal amendments without considering the Company’s existing programs. ConocoPhillips 2015 PROXY STATEMENT 77

AGAINST Board Recommendation Against Proposal 4-6 5 At ConocoPhillips, approximately 70% of the Named Executive Officers’ compensation is granted in the form of equity-based awards. The value is divided equally between stock options and restricted stock units granted pursuant to the Performance Share Program, or PSP. This mix of equity results in a high level of pay at risk and a greater alignment of pay-for-performance than companies with less performance-oriented equity mixes, some of which may include up to 100% time-vested restricted stock. Prior to 2011, shares granted pursuant to the PSP included restrictions on transfer of the underlying shares following the satisfaction of performance targets at the end of the 3-year performance period from a minimum of 5 years to retirement of the executive in some cases. For these awards, the Board believes that it is appropriate to provide that these awards vest immediately upon change in control, because the performance period has been completed, performance assessed and appropriately rewarded; however, the terms and conditions of those awards continue to place restrictions on transfer and allow forfeiture in certain cases for the lengthy periods that the restrictions remain. The Board believes that these awards have been earned by the employees and should not be at risk of reduction as a result of a change in control. The terms of such awards allow vesting upon change in control, although no distribution of shares would occur until the end of the restriction period. This proposal includes these historical awards and asserts that the Company’s practices may permit a “windfall unrelated to an executive’s performance” and implies that these performance shares were not earned. The Board does not believe that this description accurately reflects our programs. In 2012, the Committee changed the PSP program so that payouts occurred after the completion of the performance period without further restrictions. In 2014, stockholders approved the 2014 Omnibus Stock and Incentive Plan of ConocoPhillips (the “Plan”) with approximately 90% of votes cast in favor of the Plan. The Plan provided for accelerated vesting of equity awards in connection with a “double trigger,” or upon an involuntary termination of the executive’s employment following change in control. Beginning in 2014, all equity grants now have double trigger vesting upon a change in control. We believe the overwhelming stockholder approval of the Plan further supports the Board’s position that the Company’s current practices with respect to vesting upon a change in control are reasonable and serve to align the executive’s interests with that of stockholders. Further, the Board believes that having a distinct policy of acceleration following a change in control reduces uncertainty and incentivizes management to remain with the Company through the change in control. A change in control creates uncertainty surrounding the plans of new management and whether, through a change in ownership, employees will forfeit their ability to realize the full value from unvested equity awards. The risk of that loss creates distractions for current management that can impact the consideration, negotiation and implementation of the change in control transaction. The Board believes the Company’s current policies for treating equity compensation following a change in control assure participants that they will realize the full value of their awards if their employment is terminated following a change in control. The Board believes this structure will help to maintain continuity and focus of the management team throughout a potentially challenging time, thus increasing stockholder value and maintaining a proper alignment with the interests of stockholders. With respect to the pro rata vesting required by the proposal, as the Company learned during the spinoff of Phillips 66 in 2012, measuring performance in the middle of a performance period is difficult and problematic. This is especially true with regard to multi-year performance periods where results are unlikely to be ratable over the performance period. In addition, many performance metrics are based on results relative to peers and this data may not be available in the middle of a performance period. Therefore, given the difficulty with accurately measuring performance prior to the performance period end, the Board believes that vesting at target upon a change in control is appropriate. Finally, attracting and retaining highly qualified employees is extremely competitive, particularly in the oil and gas industry. The Board believes that adoption of this proposal would unnecessarily limit the discretion of the Committee with respect to the compensation arrangements it can offer to potential executives, limiting the Company’s ability to effectively compete for these high level employees. The Board believes these compensation decisions should be made by a compensation committee composed of independent directors, allowing the Company the flexibility to respond to changing conditions in the marketplace for executive talent. Taking all these factors into account, the Board believes the Company’s current plan design is appropriate and effective, is in the best interest of the Company and its stockholders, and is the right program design for ConocoPhillips. Therefore, the Board recommends that you vote AGAINST this proposal. Stockholder Proposal: No Accelerated Vesting Upon Change in Control continued 78 ConocoPhillips 2015 PROXY STATEMENT

Item 6 on the Proxy Card Stockholder Proposal: Policy on Using Reserves Metrics to Determine Incentive Compensation What is the Proposal? Policy on Using Reserves Metrics to Determine Incentive Compensation RESOLVED, that shareholders of ConocoPhillips (“ConocoPhillips”) urge the Human Resources and Compensation Committee to adopt a policy that it will not use “reserve additions,” “reserve replacement ratio” (“RRR”) or any other metric based on reserves to determine the amount of any senior executive’s incentive compensation without adjusting reserves to exclude barrels of oil equivalent that are not economically producible under a Demand Reduction Scenario in which the price of a barrel of Brent crude oil decreases to $65 (the price used by Standard & Poor’s) by 2020 and remains flat thereafter. Supporting Statement As long-term shareholders, we believe that incentive compensation metrics should promote the creation of sustainable value. The recent commitment between the U.S. and China to faster emissions reductions underscores the challenges faced by the oil and gas industry as the need to limit climate change becomes more urgent. Some investors and their intermediaries now consider scenarios in which regulatory change has reduced demand for oil significantly when making decisions. For example, Standard and Poor’s used a “stress scenario” of $65 per barrel oil by 2017 to evaluate oil companies’ creditworthiness if prices decline. (“What a Carbon-Constrained Future Could Mean for Oil Companies’ Creditworthiness” (Mar. 1, 2013)) At ConocoPhillips, both the annual incentive and performance shares programs use RRR as one of the metrics to determine senior executive incentive pay. Reserve additions are also an authorized metric. Both are determined as of the end of the year, based on proved reserves, which the SEC defines as quantities that “can be estimated with reasonable certainty to be economically producible under existing economic conditions, operating methods and government regulations.” ConocoPhillips has stated that 35% of its exploration and appraisal capital in 2014 was spent on unconventional assets and forecast that production from North American unconventional assets would increase by 22% per year between 2013 and 2017. (http://www. conocophillips. com/investorrelations/ Investor%20Presentation%20Documents/2014_Analyst%20 Day_FINAL_2014-04-14.pdf ) Unconventionals are more carbon-intensive to produce, require more processing and cannot be recovered through ordinary production techniques. (http://carnegieendowment.org/files/ unconventional_oil.pdf, at 7-9) As a result, unconventional oil is more costly to produce. (http://www.iea.org/aboutus/faqs/oil) We are concerned that basing senior executive incentive compensation on reserves may encourage the addition of reserves that are so costly to access that projects may be cancelled if prices fall. ConocoPhillips acknowledges in its 10-K covering 2013 that “[a]ny significant future price changes could have a material effect on the quantity and present value of our proved reserves.” (10-K filed Feb. 25, 2014, at 27) The International Energy Agency’s chief economist noted that the 30% drop in the price of oil in 2014 created “major challenges” for unconventional oil projects. (Kjetil Malkenes Hovland, “Unconventional Oil Projects Face Major Challenges, Says IEA’s Birol,” Wall Street Journal, Nov. 17, 2014 (available at http://online.wsj.com/articles/unconventional-oil-projects-face-majorchallenges- says-ieas-birol-1416230795?mod=WSJ_Latest Headlines)) Accordingly, we believe that incorporating an analysis under a Demand Reduction Scenario would better reflect increasing uncertainty over climate regulation and future oil demand and would more closely align senior executives’ and long-term shareholders’ interests. What does the Board recommend? THE BOARD RECOMMENDS YOU VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS: Following the spinoff of Phillips 66 in 2012, ConocoPhillips became the world’s largest independent E&P company, based on production and proved reserves. Throughout the repositioning and emergence of the new ConocoPhillips, we presented a unique value proposition for stockholders, offering both growth and returns. The Company identified certain strategic objectives at that time to achieve our long-term strategy, including production growth. Our compensation programs are designed to reward executives for performance and to align compensation with the long-term interests of our stockholders. As a result, our short- and long-term incentive programs closely tie pay to performance. The Human Resources and Compensation Committee (the “Committee”) believes the following categories of performance metrics have appropriately assessed the corporate performance of the Company relative to its strategy as an independent E&P company: (1) Health, Safety and Environmental (HSE); (2) Operational; (3) Financial; (4) Strategic Plan and Initiatives and (5) Total Shareholder Return. These metrics are the primary vehicle for recognizing Company performance and aligning the interests of employees and executives in achieving the Company’s strategic objectives. ConocoPhillips 2015 PROXY STATEMENT 79

AGAINST Board Recommendation Against Proposal 4-6 6 Within the five performance metrics listed above, the Committee established the following various Operational measures, (i) for VCIP, our annual incentive program—absolute targets for Production, Capital Expenditures, Operating & Overhead Costs, Direct Operating Efficiency (a measure of operational up-time), Reserve Replacement Ratio, and milestones for Exploration and (ii) for PSP, which represents 50% of our long-term incentive program—absolute targets for Production and Reserve Replacement Ratio and absolute and relative targets for HSE. The Committee believes that the use of Reserve Replacement Ratio as a metric is critical to the Company’s long-term growth strategy and is consistent with the Company’s focus as an independent E&P company. The Committee also believes that Reserve Replacement Ratio is an important measure of the Company’s operational success and should apply to all employees in the same manner in order to preserve the historical integrity of the Company’s incentive plans. This proposal is limited to senior executive officers which would require the Company to maintain separate compensation processes and procedures for nonexecutive employees, fundamentally altering its compensation principles. To maintain or grow our production volumes, we must continue to add to our proved reserve base. The recording and reporting of proved reserves are governed by criteria established by regulations of the SEC and FASB. Data used in calculating proved reserves estimates includes pertinent seismic information, geologic maps, well logs, production tests, material balance calculations, reservoir simulation models, well performance data, operating procedures and relevant economic criteria. We have a company-wide, comprehensive, SEC-compliant internal policy that governs the determination and reporting of proved reserves. As part of our internal control process, each business unit’s reserve processes and controls are reviewed annually by an internal team which is headed by the Company’s Manager of Reserves Compliance and Reporting. This team, composed of internal reservoir engineers, geologists, finance personnel and a senior representative from DeGolyer and MacNaughton (a thirdparty petroleum engineering consulting firm), reviews the business units’ reserves for adherence to SEC guidelines and company policy and ensures reserves are calculated using consistent and appropriate standards and procedures. This team is independent of business unit line management and is responsible for reporting its findings to senior management and our internal audit group. The Committee relies on the Company’s adherence to regulations and internal policies that govern the determination of proved reserves. Such reliance allows the Committee to make informed decisions and appropriately adjust compensation positively or negatively to reflect performance. To deviate from the Company’s internal policy to calculate proved reserves as would be required under this proposal would be in direct conflict with the Company’s philosophy to align executive compensation with the performance of the Company relative to its strategy and integrate all elements of compensation into a comprehensive package that aligns goals, efforts, and results throughout the organization. Furthermore, it could cause confusion in the marketplace, lead to inconsistent comparisons with the Company’s performance and compensation peers and potentially cause uncertain results. The Company’s use of Reserve Replacement Ratio as a metric is consistent with market practice and well understood by industry analysts. The Committee believes that the SEC- and FASB-compliant calculation methodology described above is appropriate to measure performance against this important metric, and does not believe that adopting a policy specifying an arbitrary price for Brent Crude that may be contrary to relevant economic criteria would appropriately reward executives for performance. Further, the Company notes that currently and at year end, the price of Brent Crude was significantly lower than the adjustment price dictated by the proposal. The Board believes that a requirement to adjust the Reserves Replacement Ratio to reflect a specific higher-than-market price under a “Demand Reduction Scenario” would only serve to increase the likelihood of confusing and uncertain results. Additionally, ConocoPhillips actively engages with its stockholders. Throughout the past year, the Company engaged in dialogue with a significant number of large stockholders to better understand stockholder views regarding the Company’s compensation programs and has received strong, positive feedback. As a result of this engagement process, the Company learned that these stockholders are generally pleased with the Company’s compensation programs and believe executive compensation has historically been well aligned with the Company’s long-term strategy, including the Company’s use of multiple metrics that appropriately incentivize performance. The Committee values this input. The Committee is confident that the Company’s incentive programs are appropriate and well aligned with our long-term strategy. The Board does not believe that a policy requiring that the Company make an adjustment to its proved reserves calculation under a “Demand Reduction Scenario” in order to determine the amount of executive compensation as described in this proposal is either necessary or in the best interests of the Company. Therefore, the Board recommends that you vote AGAINST this proposal. Stockholder Proposal: Policy on Using Reserves Metrics to Determine Incentive Compensation continued 80 ConocoPhillips 2015 PROXY STATEMENT

Stockholder Proposal: Proxy Access What is the Proposal? Proxy Access RESOLVED, Shareholders of ConocoPhillips (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card. RESOLVED, The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must: a) have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination; b) give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) [sic] to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company. The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit. Supporting Statement We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access: • Would “benefit both the markets and corporate boardrooms, with little cost or disruption.” • Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/ pdf/10.2469/ccb.v2014.n9.1) The proposed bylaw terms enjoy strong investor support—votes for similar shareholder proposals averaged 55% from 2012 through September 2014—and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett- Packard, Western Union and Verizon. We urge shareholders to vote FOR this proposal. What does the Board recommend? THE BOARD RECOMMENDS YOU VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS: Item 7 on the Proxy Card The Board has carefully considered the proposal submitted by the proponent and believes that its adoption is not in the best interests of ConocoPhillips and its stockholders. Proxy access is a procedure designed to facilitate proxy contests financed by all stockholders, pitting nominees selected by the Board in the exercise of its fiduciary duties to the Company and all stockholders against one or more nominees selected by one or more stockholders with no fiduciary duties to the Company or its stockholders. While such access might be appropriate at a company with demonstrated governance concerns, no such concerns with ConocoPhillips have been identified by the proponent, which selected the Company only because it competes in an industry in which the funds represented by the proponent have chosen to invest. The Board recommends that you vote against this proposal because it ignores the effective voice stockholders already have, undercuts the critical role of the independent Committee on Directors’ Affairs, and would introduce an unnecessary, disruptive and potentially destabilizing dynamic into the Board election process. In short, the proposal advances a solution for a problem that does not exist at ConocoPhillips, and does so at the risk of considerable harm to our Company. The proposal advances a solution for a problem that does not exist at ConocoPhillips. The ConocoPhillips corporate governance structure ensures that the Board is accountable to stockholders, and stockholders already have ConocoPhillips 2015 PROXY STATEMENT 81 several avenues to voice their opinions to, and influence, the Board. For example, to ensure director accountability, we have implemented a number of key protections, including: • all directors are elected annually; • directors are elected by a majority vote standard, with a requirement that directors offer to resign if they fail to receive the requisite number of votes to be elected; • ten of our eleven director nominees are independent under NYSE rules; and • directors may be removed with or without cause by a majority of the shares entitled to vote. In addition to accountability, our governance policies and practices provide stockholders with the ability to effectively voice their opinions to the Board. Our stockholders are able to: • propose director nominees to the Committee on Directors’ Affairs; • communicate with the Board or with the directors serving on the Board; • nominate directors pursuant to the Company’s bylaws and solicit proxies for director nominees under federal proxy rules; • submit proposals for consideration at an annual meeting and for inclusion in the Company’s proxy statement, subject to certain conditions and Securities and Exchange Commission rules; and • express their views on our executive compensation program through our annual “Say on Pay” vote. Moreover the Company has an active program of engagement with stockholders. We seek out the views of stockholders regularly with respect to important matters involving governance and operations. We therefore believe the Company’s existing policies and procedures ensure Board accountability to stockholders, while striking an appropriate balance that also enables the Board to oversee the Company’s business and affairs effectively and efficiently in order to serve the long-term benefit of our stockholders. These structures are designed to foster responsiveness to stockholders while allowing the Board to devote the time and attention necessary to oversee the execution of the Company’s strategy. The proposal would undermine the important role of the independent Committee on Directors’ Affairs. The Committee on Directors’ Affairs is focused on nominating and retaining those directors that together reflect the mix of skills, experiences, knowledge and independence that will best position the Board for effective decision-making and risk oversight related to the business. Accordingly, the Committee on Directors’ Affairs balances interests in continuity with the need for fresh perspectives and diversity that board refreshment and director succession planning can bring. This process is a combination of conducting deliberate searches for directors with specific skills and experiences to fill gaps and vacancies as needed, as well as making opportunistic additions when exceptional individuals become available. In seeking director candidates, the Committee on Directors’ Affairs considers individuals recommended by stockholders as well as those recommended by directors or search firms retained by the Committee on Directors’ Affairs. This thoughtful, annual assessment of nominee qualifications is one of the essential tools employed by the Committee on Directors’ Affairs to achieve a cohesive Board capable of successfully responding to our unique challenges. The Committee on Directors’ Affairs regularly evaluates the size and composition of the Board and continually assesses whether the composition appropriately relates to the Company’s strategic needs, which change as our business environment evolves. Since the spinoff of Phillips 66 in 2012, we have added one new Board member in each of 2012, 2013 and 2014, and have added two new Board members in 2015. We have a diverse Board with expertise in the areas of energy, finance, environmental, public policy, international business and leadership. The gradual addition of new members to the Board has proven effective in providing sufficient time for each new director to become oriented to the business and strategy of ConocoPhillips, as well as allowing for adjustments in boardroom dynamics. Allowing stockholders to nominate competing candidates for directors in our proxy statement without the benefit of the rigorous assessment described above could undermine the role of the independent Committee on Directors’ Affairs and our Board in the election of directors. The Committee on Directors’ Affairs and the Board are best situated to assess the particular characteristics and qualifications of potential director nominees and determine whether they will contribute to a well-rounded and well-functioning Board of Directors that operates both openly and collaboratively and provides effective oversight of management. This process ensures that each of our Board members represents the interests of all stockholders, not just those with special interests. The proposal could have a number of other significant adverse consequences. The Board believes that proxy access may have a number of significant adverse consequences and could harm our Company, Board and stockholders by: Lowering the Commitment Necessary of Stockholders Seeking to Influence Corporate Control. In the absence of proxy access, a stockholder seeking to elect its own nominee to the Board should undertake the expense of Stockholder Proposal: Proxy Access continued 82 ConocoPhillips 2015 PROXY STATEMENT

AGAINST Board Recommendation Against Proposal 4-6 7 soliciting proxies on its nominee’s behalf. This additional cost increases the likelihood that those seeking to influence decision-making at the Board level are serious about their involvement in the future of the Company and are willing to demonstrate their commitment when asking the Company and other stockholders to provide them with a significant role in the oversight and direction of the business. It is appropriate to expect this level of commitment from a stockholder or group of stockholders who seek to influence the future of the Company although they have not been elected by its stockholders and owe no duty to the Company or other stockholders. Increasing the Influence of Special Interest Groups. Proxy access allows a stockholder with a special interest to use the proxy access process to promote a specific agenda rather than the interests of all stockholders, creating the risk of politicizing the Board election process at virtually no cost to the proponent. Candidates placed directly into nomination by holders or groups of holders of as little as 3% of our outstanding shares, who would only need to win a plurality of votes to be elected in a contested election, may serve the special interests and particular agendas of those holders and fail to represent the best interests of the Company’s stockholders as a whole. Indeed, at least one of our stockholders has advised us that a 3% threshold is too low given the potential costs and disruption that could result from a proxy access regime. Unlike the members of the Committee on Directors’ Affairs, who owe fiduciary duties to all of our stockholders when recommending director candidates, a stockholder making a nomination through the proposed proxy access process has no fiduciary obligations to the Company or other stockholders and may look to serve only its own interests, disrupting the Board in its efforts to promote the long-term interests of all stockholders. Encouraging Short-Termism while Significantly Disrupting Company and Board Operations. With proxy access, contested director elections could become routine. Divisive proxy contests could occur every year and substantially disrupt Company affairs and the effective functioning of our Board without adding significant value to the current process. This may harm ConocoPhillips in various ways. High annual turnover could create an inexperienced Board lacking sufficient knowledge and understanding of our current and past business to provide meaningful and effective oversight of our operations and long-term strategies. Abrupt and frequent changes in the composition of our Board could also encourage a shortterm focus to the management of the business that would not be in the interests of our stockholders. In addition, ConocoPhillips’ management and directors would be required to divert their time from managing and overseeing Company business to focusing on proxy contests in the election of directors. Encouraging short-termism and creating frequent material distractions to management and the Board are very high costs to pay for a regime for which there is no demonstrated need. Indeed, in 2011, the SEC tried to implement proxy access, only to have the United States Court of Appeals for the District of Columbia overturn it precisely because it determined that the SEC had not adequately assessed the expense and distraction proxy contests would entail (and the SEC still has not done so). Discouraging Highly Qualified Director Candidates from Serving. The prospect of routinely standing for election in a contested situation may deter highly qualified individuals from service on the Board. The prospect of a perennial campaign also may cause incumbent directors to become excessively risk averse, thereby impairing their ability to provide sound and prudent guidance with respect to our operations and interests. Under the process overseen by the Committee on Directors’ Affairs, we currently have a well-functioning team of directors with a diverse range of expertise and experience. The Board believes that the existing measures it employs for the nomination and election of directors have created a Board that is responsive to stockholder input and promotes a strategy of long-term value creation. Disruption of the Board’s functioning could adversely affect the pursuit of our long-term strategy and put stockholder value at risk. For the foregoing reasons, we believe that this proposal is unnecessary, involves the risk of considerable harm to our Company and is not in the best interests of our stockholders. Therefore, the Board recommends you vote AGAINST this proposal. ConocoPhillips 2015 PROXY STATEMENT 83

Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for the 2016 Annual Meeting of Stockholders, our Corporate Secretary must receive the proposal at our principal executive offices by November 28, 2015. Any such proposal should comply with the requirements of Rule 14a-8 promulgated under the Exchange Act. Under our By-Laws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, stockholders must submit the proposed nominee or item of business by delivering a notice to the Corporate Secretary at the following address: Corporate Secretary, ConocoPhillips, P.O. Box 4783, Houston, TX 77210-4783. We must receive notice as follows: • We must receive notice of a stockholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. Assuming that our 2015 Annual Meeting is held on schedule, we must receive notice pertaining to the 2016 Annual Meeting no earlier than January 13, 2016 and no later than February 12, 2016. • However, if we hold the annual meeting on a date that is not within 30 days before or after such anniversary date, and if our first public announcement of the date of such annual meeting is less than 100 days prior to the date of such meeting, we must receive the notice no later than 10 days after the public announcement of such meeting. • If we hold a special meeting to elect directors, we must receive a stockholder’s notice of intention to introduce a nomination no later than 10 days after the earlier of the date we first provide notice of the meeting to stockholders or announce it publicly. As required by Article II of our By-Laws, a notice of a proposed nomination must include information about the stockholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the stockholder in the business and certain other information about the stockholder. You can obtain a copy of ConocoPhillips’ By-Laws by writing the Corporate Secretary at the address above, or via our website at www.conocophillips.com under our “Governance” caption. SEC rules require us to provide an annual report to stockholders who receive this proxy statement. Additional printed copies of the annual report, as well as our Corporate Governance Guidelines, Code of Business Ethics and Conduct, charters for each of our Board committees and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to ConocoPhillips Shareholder Relations Department, P.O. Box 2197, Houston, Texas 77079-2197 or via our website at www.conocophillips.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses. Submission of Future Stockholder Proposals Available Information 84 ConocoPhillips 2015 PROXY STATEMENT

Questions and Answers About the Annual Meeting and Voting Who is soliciting my vote? The Board of Directors of ConocoPhillips is soliciting your vote at the 2015 Annual Meeting of ConocoPhillips’ stockholders. Who is entitled to vote? You may vote if you were the record owner of ConocoPhillips common stock as of the close of business on March 13, 2015. Each share of common stock is entitled to one vote. As of March 13, 2015, we had 1,232,921,072 shares of common stock outstanding and entitled to vote. There is no cumulative voting. How many votes must be present to hold the Annual Meeting? Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of March 13, 2015, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. What is the difference between holding shares as a stockholder of record and as a beneficial stockholder? If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record with respect to those shares. If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” or “street name” holder of those shares. What is a broker non-vote? Applicable rules permit brokers to vote shares held in street name on routine matters when the brokers have not received voting instructions from the beneficial owner on how to vote those shares. Brokers may not vote shares held in street name on non-routine matters unless they have received voting instructions from the beneficial owners on how to vote those shares. Shares that are not voted on non-routine matters are called broker non-votes. Broker non-votes will have no effect on the vote for any matter properly introduced at the meeting. What routine matters will be voted on at the Annual Meeting? The ratification of Ernst & Young LLP as our independent registered public accounting firm for 2015 is the only routine matter to be presented at the Annual Meeting on which brokers may vote in their discretion on behalf of beneficial owners who have not provided voting instructions. What non-routine matters will be voted on at the Annual Meeting? The non-routine matters to be presented at the Annual Meeting on which brokers are not allowed to vote unless they have received specific voting instructions from beneficial owners are: How are abstentions and broker non-votes counted? Abstentions and broker non-votes are included in determining whether a quorum is present. Broker non-votes will have no effect on the vote for any matter properly introduced at the meeting; however, abstentions will have the same effect as a vote “AGAINST.” ConocoPhillips 2015 PROXY STATEMENT 85

What are my voting choices for each of the proposals to be voted on at the 2015 Annual Meeting of Stockholders and how does the Board recommend that I vote my shares? * We will provide the name, address and share ownership of the stockholders submitting these proposals, along with the information for any co-filers, promptly upon a stockholder’s request. FOR The Board recommends a vote FOR each of the nominees. 1 Election of Directors For more information see page 15 PROPOSAL • vote in favor of all nominees; • vote in favor of specific nominees; • vote against all nominees; • vote against specific nominees; • abstain from voting with respect to all nominees; or • abstain from voting with respect to specific nominees. FOR The Board recommends a vote FOR the ratification. 4-6 2 Ratification of Independent Registered Public Accounting Firm For more information see page 23 PROPOSAL • vote in favor of the ratification; • vote against the ratification; or • abstain from voting on the ratification. FOR The Board recommends a vote FOR the advisory approval of executive compensation. 4-6 3 Advisory Approval of the Compensation of the Company’s Named Executive Officers For more information see page 27 PROPOSAL • vote in favor of the advisory proposal; • vote against the advisory proposal; or • abstain from voting on the advisory proposal. AGAINST The Board recommends a vote AGAINST the stockholder proposal. 4-6 4 Report of Lobbying Expenditures* For more information see page 75 STOCKHOLDER PROPOSAL • vote in favor of the proposal; • vote against the proposal; or • abstain from voting on the proposal. AGAINST The Board recommends a vote AGAINST the stockholder proposal. 4-6 5 No Accelerated Vesting Upon Change in Control* For more information see page 77 STOCKHOLDER PROPOSAL • vote in favor of the proposal; • vote against the proposal; or • abstain from voting on the proposal. AGAINST The Board recommends a vote AGAINST the stockholder proposal. 7 Proxy Access* For more information see page 81 STOCKHOLDER PROPOSAL • vote in favor of the proposal; • vote against the proposal; or • abstain from voting on the proposal. AGAINST The Board recommends a vote AGAINST the stockholder proposal. 4-6 6 Policy on Using Reserves Metrics to Determine Incentive Compensation* For more information see page 79 STOCKHOLDER PROPOSAL • vote in favor of the proposal; • vote against the proposal; or • abstain from voting on the proposal. Questions and Answers About the Annual Meeting and Voting continued 86 ConocoPhillips 2015 PROXY STATEMENT

How many votes are needed to approve each of the proposals? Each of the director nominees and all proposals submitted require the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. As an advisory vote, the proposal to approve executive compensation is not binding upon the Company. However, the Human Resources and Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions. How do I vote if I hold my stock through ConocoPhillips’ employee benefit plans? If you hold your stock through ConocoPhillips’ employee benefit plans, you must do one of the following: • Vote over the Internet (instructions are in the email sent to you or on the notice and access form); • Vote by telephone (instructions are on the notice and access form); or • If you received a hard copy of your proxy materials, fill out the enclosed voting instruction card, date and sign it, and return it in the enclosed postage-paid envelope. You will receive a separate voting instruction card for each employee benefit plan under which you hold stock. Please pay close attention to the deadline for returning your voting instruction card to the plan trustee. The voting deadline for each plan is set forth on the voting instruction card. Please note that different plans may have different deadlines. How can I revoke my proxy? You can revoke your proxy by sending written notice of revocation of your proxy to our Corporate Secretary so that it is received prior to the close of business on May 11, 2015. Can I change my vote? Yes. You can change your vote at any time before the polls close at the Annual Meeting. You can do this by: • Voting again by telephone or over the Internet prior to 11:59 p.m. EDT on May 11, 2015; • Signing another proxy card with a later date and returning it to us prior to the meeting; or • Voting again at the meeting. By Internet Using a Tablet or Smartphone Scan this QR code 24/7 to vote with your mobile device (may require free software) Beneficial Stockholders: If you hold your ConocoPhillips stock in a brokerage account (that is, in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voting instruction card carefully. Please note that brokers may not vote your shares on the election of directors, compensation matters or stockholder proposals in the absence of your specific instructions as to how to vote. Please provide your voting instructions so your vote can be counted on these matters. If you plan to vote in person at the Annual Meeting and you hold your ConocoPhillips stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting. By Internet Using Your Computer Visit 24/7 www.proxyvote.com By Telephone (800) 690-6903 Dial toll-free 24/7 (800) 690-6903 By Mailing Your Proxy Card If you elected to receive a hard copy of your proxy materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postagepaid envelope. Stockholders of Record: You can vote either in person at the meeting or by proxy. Persons who vote by proxy need not, but are entitled to, attend the meeting. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. This proxy statement, the accompanying proxy card and the Company’s 2014 Annual Report are being made available to the Company’s stockholders on the Internet at www.proxyvote.com through the notice and access process. Vote your shares as follows – in all cases, have your proxy card in hand: How do I vote? ConocoPhillips 2015 PROXY STATEMENT 87

Questions and Answers About the Annual Meeting and Voting continued Who counts the votes? We have hired Broadridge Financial Solutions, Inc. to count the votes represented by proxies and cast by ballot, and Jim Gaughan of Carl T. Hagberg and Associates has been appointed to act as Inspector of Election. When will the Company announce the voting results? We will announce the preliminary voting results at the Annual Meeting of Stockholders. The Company will report the final results on our website and in a Current Report on Form 8-K filed with the SEC within four days following the meeting. Will my shares be voted if I do not provide my proxy and do not attend the Annual Meeting? If you do not provide a proxy or vote your shares held in your name, your shares will not be voted. If you hold your shares in street name, your broker has the authority to vote your shares for certain routine matters even if you do not provide the broker with voting instructions. Only the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2015 is considered to be a routine matter. If you do not give your broker instructions on how to vote your shares, the broker will return the proxy card without voting on proposals not considered routine. This is known as a broker non-vote. Without instructions from you, the broker may not vote on any proposals other than the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2015. As more fully described on your proxy card, if you hold your shares through certain ConocoPhillips employee benefit plans and do not vote your shares, your shares (along with all other shares in the plan for which votes are not cast) may be voted pro rata by the trustee in accordance with the votes directed by other participants in the plan who elect to act as a fiduciary entitled to direct the trustee of the applicable plan on how to vote the shares. What if I am a stockholder of record and return my proxy but do not vote for some of the matters listed on my proxy card? If you return a signed proxy card without indicating your vote, your shares will be voted “FOR” each of the director nominees listed on the card, “FOR” the ratification of Ernst & Young LLP as ConocoPhillips’ independent registered public accounting firm, “FOR” the approval of the compensation of our Named Executive Officers and “AGAINST” each of the stockholder proposals. What if I am a beneficial owner and do not give voting instructions to my broker? As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank or broker by the deadline provided in the materials you receive from your bank or broker. If you do not provide voting instructions to your bank or broker, whether your shares can be voted by such person depends on the type of item being considered for vote. Brokers may not vote shares held in street name on non-routine matters unless they have received voting instructions from the beneficial owners on how to vote those shares. The ratification of Ernst & Young LLP as our independent registered public accounting firm for 2015 is the only routine matter to be presented at the Annual Meeting on which brokers may vote in their discretion on behalf of beneficial owners who have not provided voting instructions. Could other matters be decided at the Annual Meeting? We are not aware of any other matters to be presented at the meeting. If any matters are properly brought before the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy. Who can attend the Annual Meeting? Stockholders of record at the close of business on March 13, 2015 may attend the Annual Meeting. No cameras, recording equipment, laptops, tablets, cellular telephones, smartphones or other similar equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting, and security measures will be in effect to provide for the safety of attendees. You will need a photo ID to gain admission. 88 ConocoPhillips 2015 PROXY STATEMENT

Do I need a ticket to attend the Annual Meeting? Yes, you will need an admission ticket or proof of ownership of ConocoPhillips stock to enter the meeting. If your shares are registered in your name, you will find an admission ticket attached to the proxy card sent to you. If your shares are in the name of your broker or bank or you received your materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN CONOCOPHILLIPS STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING. Does the Company have a policy about directors’ attendance at the Annual Meeting? Pursuant to the Corporate Governance Guidelines, directors are expected to attend the Annual Meeting of Stockholders. All of the persons who were serving as directors at the time attended the 2014 Annual Meeting of Stockholders. How can I access ConocoPhillips’ proxy materials and annual report electronically? This proxy statement, the accompanying proxy card and the Company’s 2014 Annual Report are being made available to the Company’s stockholders on the Internet at www.proxyvote.com through the notice and access process. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you own ConocoPhillips stock in your name, you can choose this option and save us the cost of producing and mailing these documents by following the instructions on your proxy card or those provided when you vote by telephone or over the Internet. If you hold your ConocoPhillips stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet. If you choose to view future proxy statements and annual reports over the Internet, you will receive a Notice of Internet Availability next year in the mail containing the Internet address to use to access our proxy statement and annual report. Your choice will remain in effect unless you change your election following the receipt of a Notice of Internet Availability. You do not have to elect Internet access each year. If you later change your mind and would like to receive paper copies of our proxy statements and annual reports, you can request both by phone at (800) 579-1639, by email at sendmaterial@proxyvote.com and through the Internet at www.proxyvote.com. You will need your 12-digit control number located on your Notice of Internet Availability to request a package. You will also be provided with the opportunity to receive a copy of the proxy statement and annual report in future mailings. We also encourage you to visit our Annual Meeting website at www.conocophillips.com/annualmeeting that, among other things, will enable you to learn more about our Company, vote your proxy, listen to a live audio webcast of the meeting and elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Why did my household receive a single set of proxy materials? SEC rules permit us to deliver a single copy of an annual report and proxy statement to any household not participating in electronic proxy material delivery at which two or more stockholders reside if we believe the stockholders are members of the same family. This benefits both you and the Company, as it eliminates duplicate mailings that stockholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus or information statements. Each stockholder will continue to receive a separate proxy card or voting instruction card. Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by phone at (800) 579-1639, through the Internet at www.proxyvote.com, by email at sendmaterial@proxyvote.com, or by writing to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer stockholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household. ConocoPhillips 2015 PROXY STATEMENT 89

Questions and Answers About the Annual Meeting and Voting continued Will my vote be kept confidential? The Company’s Board of Directors has a policy that all stockholder proxies, ballots and tabulations that identify stockholders are to be maintained in confidence. No such document will be available for examination, and the identity and vote of any stockholder will not be disclosed, except as necessary to meet legal requirements and allow the inspectors of election to certify the results of the stockholder vote. The policy also provides that inspectors of election for stockholder votes must be independent and cannot be employees of the Company. Occasionally, stockholders provide written comments on their proxy card that may be forwarded to management. What is the cost of this proxy solicitation? Our Board of Directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by email, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies. In addition, we have hired Alliance Advisors to assist us in soliciting proxies, which it may do by mail, telephone or in person. We anticipate paying Alliance Advisors a fee of $20,000, plus expenses. PM “ When we think about what makes ConocoPhillips unique, and what drives us as an organization, the essence of the ConocoPhillips brand is Accountability + Performance. These two things guide not only what we do, but how we do it. I invite you to attend our Annual Meeting in May to learn more about our brand, our values and our company.” Ryan M. Lance, Chairman and Chief Executive Officer 90 ConocoPhillips 2015 PROXY STATEMENT

Appendix A Non-GAAP Reconciliation ConocoPhillips Reconciliation of Earnings to Adjusted Earnings FY $ Millions, Except as Indicated 2014 2013 Earnings / (loss) 6,869 9,156 Adjustments: Impairments 641 269 Net gain on asset sales (38) (1,075) Tax loss carryforward realization – (1) Deferred tax adjustment (59) – FCCL IFRS depreciation adjustment – (33) Loss on capacity agreements 83 – Pension settlement expense – 41 Qatar depreciation adjustment 28 – Tax benefit on interest expense (61) – Pending claims and settlements (268) (118) Freeport LNG termination agreement 545 – Discontinued operations – Other 1 (1,131) (1,178) Adjusted earnings (loss) 6,609 7,061 1 Includes Kashagan, Algeria and Nigeria Earnings / (loss) per share of common stock (dollars) 5.51 7.38 Adjusted earnings per share of common stock (dollars) 5.30 5.70 ConocoPhillips 2015 PROXY STATEMENT 91

Appendix A continued

Non-GAAP Price Normalized Cash Margin Reconciliation – 2014

$ Millions, Except as Indicated	2014	2013
Net Income Attributable to ConocoPhillips	**$ 6,869**	9,156
Adjustments to exclude special items[1]	**(260)**	(2,095)
Adjusted earnings	**6,609**	7,061
Adjusted loss for Corporate and Other (non-GAAP)[2]	**963**	781
Operating segment depreciation, depletion and amortization (non-GAAP)[3]	**8,225**	7,338
Operating segment impairments (non-GAAP)[4]	**29**	27
Adjusted dry hole costs and leasehold impairments (non-GAAP)[5]	**782**	443
Price adjustment[6]	**755**	–
Price Normalized Cash Margin	**$17,363**	15,650
Per BOE Calculation		
Production from continuing operations (MBOED)	**1,540**	1,502
Production from continuing operations (MMBOE)	**562**	548
Net Income Attributable to ConocoPhillips per BOE	**$ 12.22**	16.70
Percentage decrease	**(27)%**	
Price Normalized Cash Margin per BOE	**$ 30.89**	28.55
Percentage increase	**8%**	
[1] Adjustment to Exclude Special Items*		
Special items, pre-tax		
Net gain on asset sales	**$ (51)**	(1,142)
Special items impairments (including leasehold impairment)**	**1,214**	498
Loss on capacity agreements	**130**	–
Qatar depreciation adjustment	**28**	–
Freeport LNG termination	**846**	–
Pension settlement expense	**–**	66
Pending claims and settlements	**(208)**	(137)
FCCL international financial reporting standards depreciation adjustment	**–**	(44)
Income from discontinued operations	**(1,147)**	(1,461)
Special items, pre-tax	**$ 812**	(2,220)
Special items, after-tax		
Net gain on asset sales	**$ (38)**	(1,075)
Special items impairments (including leasehold impairment)**	**641**	269
Loss on capacity agreements	**83**	–
Deferred tax adjustment	**(59)**	–
Qatar depreciation adjustment	**28**	–
Tax benefit on interest expense	**(61)**	–
Pension settlement expense	**–**	41
Freeport LNG termination	**545**	–
Pending claims and settlements	**(268)**	(118)
Tax loss carryforward realization	**–**	(1)
FCCL international financial reporting standards depreciation adjustment	**–**	(33)
Income from discontinued operations	**(1,131)**	(1,178)
Special items, after-tax	**$ (260)**	(2,095)

**Generally, the threshold for special items is $25 million after-tax per event. The special items tax impacts were primarily calculated using the statutory rates in effect for each jurisdiction.*

***Includes 2014 impairment related exploration expense of $6 million pre-tax and $4 million after-tax.*

92 ConocoPhillips 2015 PROXY STATEMENT

Non-GAAP Price Normalized Cash Margin Reconciliation continued

$ Millions, Except as Indicated	2014	2013
²Adjusted loss for Corporate and Other		
Corporate and Other loss	$ 874	820
Exclude Corporate and Other special items	89	(39)
Adjusted loss for Corporate and Other (non-GAAP)	$ 963	781
³Operating Segment Depreciation, Depletion and Amortization (non-GAAP)		
Depreciation, depletion and amortization	$ 8,329	7,434
Exclude Corporate and Other depreciation, depletion and amortization	(104)	(96)
Operating segment depreciation, depletion and amortization (non-GAAP)	$ 8,225	7,338
⁴Operating Segment Impairments (non-GAAP)		
Impairments	$ 856	529
Exclude impairments special items	(824)	(498)
Exclude Corporate and Other impairments	(3)	(4)
Operating segment impairments (non-GAAP)	$ 29	27
⁵Adjusted Dry Hole Costs and Leasehold Impairments (non-GAAP)		
Dry hole costs and leasehold impairments	$ 1,166	443
Exclude leasehold impairment special items	(384)	–
Adjusted dry hole costs and leasehold impairments (non-GAAP)	$ 782	443
⁶Price Adjustment*		
Average Industry prices		
Dated Brent (dollars per barrel)	$ 98.99	108.65
WTI (dollars per barrel)	93.17	97.90
Western Canada Select (dollars per barrel)	73.60	72.77
Weighted Average Mt Belvieu natural gas liquids (dollars per barrel)	37.51	38.85
U.S. Henry Hub – first on month (dollars per thousand cubic feet)	4.43	3.65
UK Gas – National Balancing Point (dollars per thousand cubic feet)	8.51	10.45
Net income adjustment **		
Dated Brent	$ 821	–
WTI	177	–
Western Canada Select	(29)	–
Weighted Average Mt Belvieu natural gas liquids	17	–
U.S. Henry Hub – first of month	(328)	–
UK Gas – National Balancing Point	97	–
Price adjustments*	$ 755	–

**Based on published sensitivities.*

***Represents the difference in industry prices multiplied by the midpoint of the Annualized Net Income Sensitivities, below.*

Annualized Net Income Sensitivities

The following sensitivities were published during the 2014 ConocoPhillips Analyst Meeting:

Crude Oil

Brent/Alaska North Slope: $80-90 million change for $1 per barrel change ($85 million midpoint).

West Texas Intermediate: $35-40 million change for $1 per barrel change ($37.5 million midpoint).

Western Canada Select: $30-40 million change for $1 per barrel change ($35 million midpoint).

Western Canada Select price represents a volumetric weighted average of Shorcan and Net Energy indices.

North American NGL

Representative blend: $10-15 million change for $1 per barrel change ($13.5 million midpoint).

Natural Gas

Henry Hub: $100-110 million change for $0.25 per thousand cubic feet change ($105 million midpoint).

International gas: $10-15 million change for $0.25 per thousand cubic feet change ($12.5 million midpoint).

ConocoPhillips 2015 PROXY STATEMENT 93

Appendix A continued

Non-GAAP Price Normalized Cash Margin Reconciliation – 2013

$ Millions, Except as Indicated	2013	2012
Net Income Attributable to ConocoPhillips	$ 9,156	8,428
Adjustments to exclude special items[1]	(2,095)	(1,694)
Adjusted earnings	7,061	6,734
Adjusted loss for Corporate and Other (non-GAAP)[2]	781	813
Operating segment depreciation, depletion and amortization (non-GAAP)[3]	7,338	6,494
Operating segment impairments (non-GAAP)[4]	27	(23)
Adjusted dry hole costs and leasehold impairments (non-GAAP)[5]	443	310
Price adjustment[6]	(305)	–
Price Normalized Cash Margin	$15,345	14,328
Per BOE Calculation		
Production from continuing operations (MBOED)	1,502	1,527
Production from continuing operations (MMBOE)	548	559
Net Income Attributable to ConocoPhillips per BOE	$ 16.70	15.08
Percentage increase	11%	
Price Normalized Cash Margin per BOE	$ 27.99	25.64
Percentage increase	9%	
[1] **Adjustment to Exclude Special Items***		
Special items, pre-tax		
Net gain on asset sales	$ (1,142)	(1,593)
Special items impairments	498	1,259
Bohai Bay incidents	–	119
Deferred tax adjustment	–	(72)
Separation costs	–	95
Premium on early debt retirement	–	79
Pension settlement expense	66	141
Pending claims and settlements	(137)	(251)
FCCL international financial reporting standards depreciation adjustment	(44)	–
Income from discontinued operations	(1,461)	(1,762)
Special items, pre-tax	$ (2,220)	(1,985)
Special items, after-tax		
Net gain on asset sales	$ (1,075)	(1,532)
Special items impairments	269	901
Bohai Bay incidents	–	89
Deferred tax adjustment	–	(72)
Separation costs	–	84
Premium on early debt retirement	–	68
Pension settlement expense	41	87
International tax law changes	–	167
Tax loss carry forward realization	–	(236)
Pending claims and settlements	(118)	(235)
Tax loss carryforward realization	(1)	–
FCCL international financial reporting standards depreciation adjustment	(33)	–
Income from discontinued operations	(1,178)	(1,015)
Special items, after-tax	$ (2,095)	(1,694)

Generally, the threshold for special item's is $25 million after-tax per event. The special items tax impacts were primarily calculated using the statutory rates in effect for each jurisdiction.

94 ConocoPhillips 2015 PROXY STATEMENT

Non-GAAP Price Normalized Cash Margin Reconciliation - 2013 continued

$ Millions, Except as Indicated	2013	2012
[2] Adjusted loss for Corporate and Other		
Corporate and Other loss	$ 820	993
Exclude Corporate and Other special items	(39)	(180)
Adjusted loss for Corporate and Other (non-GAAP)	$ 781	813
[3] Operating Segment Depreciation, Depletion and Amortization (non-GAAP)		
Depreciation, depletion and amortization	$ 7,434	6,580
Exclude Corporate and Other depreciation, depletion and amortization	(96)	(86)
Operating segment depreciation, depletion and amortization (non-GAAP)	$ 7,338	6,494
[4] Operating Segment Impairments (non-GAAP)		
Impairments	$ 529	680
Exclude impairments special items	(498)	(695)
Exclude Corporate and Other impairments	(4)	(8)
Operating segment impairments (non-GAAP)	$ 27	(23)
[5] Adjusted Dry Hole Costs and Leasehold Impairments (non-GAAP)		
Dry hole costs and leasehold impairments	$ 443	874
Exclude dry hole cost special items	–	(28)
Exclude leasehold impairment special items	–	(536)
Adjusted dry hole costs and leasehold impairments (non-GAAP)	$ 443	310
[6] Price Adjustment*		
Average Industry prices		
Dated Brent (dollars per barrel)	$108.65	111.58
WTI (dollars per barrel)	97.90	94.16
Western Canada Select (dollars per barrel)	72.77	73.18
Weighted Average Mt Belvieu natural gas liquids (dollars per barrel)	38.85	43.37
U.S. Henry Hub – first on month (dollars per thousand cubic feet)	3.65	2.79
UK Gas – National Balancing Point (dollars per thousand cubic feet)	10.45	9.25
Net income adjustment **		
Dated Brent	$ 234	–
WTI	(131)	–
Western Canada Select	9	–
Weighted Average Mt Belvieu natural gas liquids	56	–
U.S. Henry Hub – first of month	(413)	–
UK Gas – National Balancing Point	(60)	–
Price adjustments*	$ (305)	–

*Based on published sensitivities.

**Represents the difference in industry prices multiplied by the midpoint of the Annualized Net Income Sensitivities, below.

Annualized Net Income Sensitivities

The following sensitivities were published during the 2013 ConocoPhillips Analyst Meeting:

Crude Oil

Brent/Alaska North Slope: $75-85 million change for $1 per barrel change ($80 million midpoint).

West Texas Intermediate: $30-40 million change for $1 per barrel change ($35 million midpoint).

Western Canada Select: $20-25 million change for $1 per barrel change ($22.5 million midpoint).

Western Canada Select price represents a volumetric weighted average of Shorcan and Net Energy indices.

North American NGL

Representative blend: $10-15 million change for $1 per barrel change ($12.5 million midpoint).

Natural Gas

Henry Hub: $115-125 million change for $0.25 per thousand cubic feet change ($120 million midpoint).

International gas: $10-15 million change for $0.25 per thousand cubic feet change ($12.5 million midpoint).

ConocoPhillips 2015 PROXY STATEMENT 95

Stockholder Information Annual Meeting The ConocoPhillips annual meeting of stockholders will be held: Tuesday, May 12, 2015 Omni Houston Hotel at Westside 13210 Katy Freeway Houston, TX 77079 Notice of the meeting and proxy materials are being sent to all stockholders. Direct Stock Purchase and Dividend Reinvestment Plan The ConocoPhillips Investor Services Program is a direct stock purchase and dividend reinvestment plan that offers stockholders a convenient way to buy additional shares and reinvest their common stock dividends. Purchases of company stock through direct cash payment are commission free. Please call Computershare to request an enrollment package: Toll-free number: 800-356-0066 You may also enroll online at www.computershare.com/investor. Registered stockholders can access important investor communications online and sign up to receive future stockholders materials electronically by following the enrollment instructions. Principal and Registered Offices 600 N. Dairy Ashford Road Houston, TX 77079 2711 Centerville Road Wilmington, DE 19808 Stock Transfer Agent and Registrar Computershare 211 Quality Circle, Suite 210 College Station, TX 77845 www.computershare.com Information Requests For information about dividends and certificates, or to request a change of address form, stockholders may contact: Computershare P.O. Box 30170 College Station, TX 77842-3170 Toll-free number: 800-356-0066 Outside the U.S.: 201-680-6578 TDD for hearing impaired: 800-231-5469 TDD outside the U.S.: 201-680-6610 www.computershare.com/investor Personnel in the following offices can also answer investors’ questions about the company: Institutional Investors: ConocoPhillips Investor Relations 600 N. Dairy Ashford Road Houston, TX 77079 281-293-5000 investor.relations@conocophillips.com Individual Investors: ConocoPhillips Shareholder Relations 600 N. Dairy Ashford Road, ML3074 Houston, TX 77079 281-293-6800 shareholder.relations@conocophillips.com Compliance and Ethics For guidance, or to express concerns or ask questions about compliance and ethics issues, call ConocoPhillips’ Ethics Helpline toll-free: 877-327-2272, available 24 hours a day, seven days a week. The ethics office also may be contacted via email at ethics@conocophillips.com, the Internet at www.conocophillips.ethicspoint.com or by writing: Attn: Corporate Ethics Office ConocoPhillips 600 N. Dairy Ashford, ML3170 Houston, TX 77079 Copies of Proxy Statement and Annual Report Copies of this proxy statement and the 2014 Annual Report, as filed with the U.S. Securities and Exchange Commission, are available free by making a request on the company’s website, calling 918-661-3700 or writing: ConocoPhillips Reports B-13 Plaza Office Building 315 Johnstone Ave. Bartlesville, OK 74004 Website www.conocophillips.com The site includes resources of interest to investors, including news releases and presentations to securities analysts; copies of ConocoPhillips’ annual reports and proxy statements; reports to the U.S. Securities and Exchange Commission; and data on ConocoPhillips’ health, safety and environmental performance. 96 ConocoPhillips 2015 PROXY STATEMENT

www.facebook.com/conocophillips www.linkedin.com/company/conocophillips @conocophillips Explore ConocoPhillips Our vision is to be the E&P company of choice for all stakeholders by pioneering a new standard of excellence. Use these QR codes or URLs to learn more about ConocoPhillips: Follow ConocoPhillips on social media to keep up to date with our latest news and innovations wherever you are. ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 27 countries, $53 billion in annual revenue, $117 billion of total assets and approximately 19,100 employees as of December 31, 2014. Production from continuing operations, excluding Libya, averaged 1,532 MBOED in 2014, and proved reserves were 8.9 billion BOE as of December 31, 2014. For more information, please visit www.conocophillips.com. Read our 2014 Annual Report www.conocophillips.com/annualreport www.conocophillips.com/investor www.conocophillips.com/annualmeeting www.conocophillips.com/susdev Visit our Investor Relations website Visit our Annual Meeting website Read our Sustainability Reports 2 0 1 5 P R O X Y S T A T E M E N T accountability+ performance WORKFORCE expertise E&P EXPLORATION SPIRIT Values Australia Pacific LNG INNOVATION viable GROWTH EXCELLENCE CULTURE global APPRAISAL EAGLE FORD KEATHLEY CANYON CASH FLOW NEUTRALITY SUSTAINABLE core holding KEBABANGAN MARGINS dividend technical capability resilient safety low cost of supply diverse portfolio SOCIAL RESPONSIBILITY exports INDEPENDENT CD5 bakken GULF OF MEXICO BRITANNIA LTC Siakap NorthPetai foster creek CHARITABLE INVESTMENTS SURMONT FLEXIBLE GUMUSUT oil sands SENEGAL STAKEHOLDER ENGAGEMENT COLLABORATIVE eldfisk II SHALE DURABLE BRAND ConocoPhillips 2015 PROXY STATEMENT 97

[LOGO]

ConocoPhillips

600 N. DAIRY ASHFORD
PETROLEUM BUILDING #3038
HOUSTON, TX 77079

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until the cut-off date. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by ConocoPhillips in mailing proxy materials, you can consent to receiving all future proxy statements, Voting Direction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M86973-P63627 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-3.

1. ELECTION OF DIRECTORS

Nominees:	For	Against	Abstain
1a. Richard L. Armitage	☐	☐	☐
1b. Richard H. Auchinleck	☐	☐	☐
1c. Charles E. Bunch	☐	☐	☐
1d. James E. Copeland, Jr.	☐	☐	☐
1e. John V. Faraci	☐	☐	☐
1f. Jody L. Freeman	☐	☐	☐
1g. Gay Huey Evans	☐	☐	☐
1h. Ryan M. Lance	☐	☐	☐
1i. Arjun N. Murti	☐	☐	☐
1j. Robert A. Niblock	☐	☐	☐
1k. Harald J. Norvik	☐	☐	☐

	For	Against	Abstain
2. Proposal to ratify appointment of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm for 2015.	☐	☐	☐
3. Advisory Approval of Executive Compensation.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 4-7.			
4. Report on Lobbying Expenditures.	☐	☐	☐
5. No Accelerated Vesting Upon Change in Control.	☐	☐	☐
6. Policy on Using Reserves Metrics to Determine Incentive Compensation.	☐	☐	☐
7. Proxy Access.	☐	☐	☐
8. In its discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.			

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual report are available at www.proxyvote.com. M86974-P63627 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNuAL MEETING OF STOCkHOLDERS MAY 12, 2015 The stockholder(s) hereby appoint(s) Jeff W. Sheets and Janet Langford Kelly, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common Stock of conocoPhillips that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., central Time, on May 12, 2015, at the Omni Houston Hotel at Westside, 13210 Katy freeway, Houston, Texas, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECuTED, WILL BE VOTED AS DIRECTED BY THE STOCkHOLDER(S). IF NO SuCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOuNG LLP AS CONOCOPHILLIPS' INDEPENDENT REGISTERED PuBLIC ACCOuNTING FIRM, FOR THE ADVISORY APPROVAL OF EXECuTIVE COMPENSATION, AND AGAINST EACH OF THE STOCkHOLDER PROPOSALS. PLEASE MARk, SIGN, DATE AND RETuRN THIS PROXY CARD PROMPTLY uSING THE ENCLOSED REPLY ENVELOPE Continued and to be signed on reverse side ADMISSION TICkET If you plan on attending the Annual Meeting of Stockholders, you will be required to verify that you are a stockholder by presenting this admission ticket or proof of ownership together with valid picture identification.

ConocoPhillips

600 N. DAIRY ASHFORD
PETROLEUM BUILDING #3038
HOUSTON, TX 77079

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2015. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by ConocoPhillips in mailing proxy materials, you can consent to receiving all future proxy statements, Voting Direction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2015. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M87024-Z65173 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-3.

1. ELECTION OF DIRECTORS

Nominees:	For	Against	Abstain
1a. Richard L. Armitage	☐	☐	☐
1b. Richard H. Auchinleck	☐	☐	☐
1c. Charles E. Bunch	☐	☐	☐
1d. James E. Copeland, Jr.	☐	☐	☐
1e. John V. Faraci	☐	☐	☐
1f. Jody L. Freeman	☐	☐	☐
1g. Gay Huey Evans	☐	☐	☐
1h. Ryan M. Lance	☐	☐	☐
1i. Arjun N. Murti	☐	☐	☐
1j. Robert A. Niblock	☐	☐	☐
1k. Harald J. Norvik	☐	☐	☐

	For	Against	Abstain
2. Proposal to ratify appointment of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm for 2015.	☐	☐	☐
3. Advisory Approval of Executive Compensation.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 4-7.			
4. Report on Lobbying Expenditures.	☐	☐	☐
5. No Accelerated Vesting Upon Change in Control.	☐	☐	☐
6. Policy on Using Reserves Metrics to Determine Incentive Compensation.	☐	☐	☐
7. Proxy Access.	☐	☐	☐

8. In its discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual report are available at www.proxyvote.com. M87025-Z65173 ConocoPhillips Savings Plan CONFIDENTIAL FIDuCIARY VOTING DIRECTION ConocoPhillips Annual Meeting of Stockholders May 12, 2015 The undersigned hereby directs that Vanguard fiduciary Trust company, Trustee of the conocoPhillips Savings Plan ("cPSP"), vote all shares of stock representing the interest of cPSP participants who fail to give voting direction at the conocoPhillips Annual Meeting of Stockholders to be held at the Omni Houston Hotel at Westside, 13210 Katy freeway, Houston, Texas, on May 12, 2015, at 9:00 a.m., central Time, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement. If Broadridge, the Tabulator for the Trustee, Vanguard fiduciary Trust company, does not receive this Voting Direction card by May 7, 2015 at 11:59 p.m. EDT, if you do not fill in any boxes on the back of this card, if you return this card unsigned, and if you do not vote by the Internet or telephone on or before May 7, 2015, any shares in the cPSP that you otherwise could have directed will be directed by other eligible employees who elect to direct such shares. Important Information - I understand that by electing to direct the Trustee's vote of shares which do not represent my own part of the CPSP that I become a fiduciary of the CPSP for voting such shares; that I must act in the best interests of all participants of the CPSP when giving directions for voting shares not representing my part of the CPSP; that I have read and understand my duties as a fiduciary as they are described on pages 32 and 33 of the CPSP Employee Handbook dated January 1, 2011; and that I may decline to accept the responsibility of a fiduciary as to such shares by NOT completing or returning this Voting Direction card or NOT voting by Internet or telephone. ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential. This package contains your confidential Voting Direction card to instruct the Trustee of the Plan how to vote the shares of conocoPhillips common Stock in the cPSP Plan reflecting the interest of cPSP participants who fail to give voting direction. Also enclosed is the company's 2014 Annual report along with the Notice and Proxy Statement for the 2015 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (Vanguard fiduciary Trust company) should vote. CONTINuED AND TO BE SIGNED ON REVERSE SIDE ADMISSION TICKET If you plan on attending the Annual Meeting of Stockholders, you will be required to verify that you are a stockholder by presenting this admission ticket or proof of ownership together with valid picture identification.

ConocoPhillips

600 N. DAIRY ASHFORD
PETROLEUM BUILDING #3038
HOUSTON, TX 77079

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2015. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by ConocoPhillips in mailing proxy materials, you can consent to receiving all future proxy statements, Voting Direction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2015. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M87032-Z65174

KEEP THIS PORTION FOR YOUR RECORDS

THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-3.

1. ELECTION OF DIRECTORS

Nominees:	For	Against	Abstain
1a. Richard L. Armitage	☐	☐	☐
1b. Richard H. Auchinleck	☐	☐	☐
1c. Charles E. Bunch	☐	☐	☐
1d. James E. Copeland, Jr.	☐	☐	☐
1e. John V. Faraci	☐	☐	☐
1f. Jody L. Freeman	☐	☐	☐
1g. Gay Huey Evans	☐	☐	☐
1h. Ryan M. Lance	☐	☐	☐
1i. Arjun N. Murti	☐	☐	☐
1j. Robert A. Niblock	☐	☐	☐
1k. Harald J. Norvik	☐	☐	☐

	For	Against	Abstain
2. Proposal to ratify appointment of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm for 2015.	☐	☐	☐
3. Advisory Approval of Executive Compensation.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 4-7.			
4. Report on Lobbying Expenditures.	☐	☐	☐
5. No Accelerated Vesting Upon Change in Control.	☐	☐	☐
6. Policy on Using Reserves Metrics to Determine Incentive Compensation.	☐	☐	☐
7. Proxy Access.	☐	☐	☐

8. In its discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual report are available at www.proxyvote.com. M87033-Z65174 CONTINuED AND TO BE SIGNED ON REVERSE SIDE ADMISSION TICKET If you plan on attending the Annual Meeting of Stockholders, you will be required to verify that you are a stockholder by presenting this admission ticket or proof of ownership together with valid picture identification. ConocoPhillips Savings Plan CONFIDENTIAL VOTING DIRECTION ConocoPhillips Annual Meeting of Stockholders May 12, 2015 The undersigned hereby directs that Vanguard fiduciary Trust company, Trustee of the conocoPhillips Savings Plan ("cPSP"), vote all shares of conocoPhillips common Stock representing your interest in the cPSP (described on the back of this Voting Direction card) at the conocoPhillips Annual Meeting of Stockholders to be held at the Omni Houston Hotel at Westside, 13210 Katy freeway, Houston, Texas, on May 12, 2015, at 9:00 a.m., central Time, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement. If Broadridge, the Tabulator for the Trustee, The Vanguard fiduciary Trust company, does not receive this Voting Direction card by 11:59 p.m. EDT on May 7, 2015, if you do not fill in any boxes on the back of this card, if you return this card unsigned, and if you do not vote by the Internet or telephone on or before May 7, 2015, any shares in the cPSP that you otherwise could have directed will be directed by other eligible employees who elect to direct such shares. ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential. This package contains your confidential Voting Direction card to instruct the Trustee of the Plan how to vote the shares of conocoPhillips common Stock described on the back of the card representing your interest in the Plan. Also enclosed is the company's 2014 Annual report along with the Notice and Proxy Statement for the 2015 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (Vanguard fiduciary Trust company) should vote.

ConocoPhillips

600 N. DAIRY ASHFORD
PETROLEUM BUILDING #3038
HOUSTON, TX 77079

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 5, 2015. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by ConocoPhillips in mailing proxy materials, you can consent to receiving all future proxy statements, Voting Direction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 5, 2015. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M87043-Z65176

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONOCOPHILLIPS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-3.

1. ELECTION OF DIRECTORS

Nominees:	For	Against	Abstain
1a. Richard L. Armitage	☐	☐	☐
1b. Richard H. Auchinleck	☐	☐	☐
1c. Charles E. Bunch	☐	☐	☐
1d. James E. Copeland, Jr.	☐	☐	☐
1e. John V. Faraci	☐	☐	☐
1f. Jody L. Freeman	☐	☐	☐
1g. Gay Huey Evans	☐	☐	☐
1h. Ryan M. Lance	☐	☐	☐
1i. Arjun N. Murti	☐	☐	☐
1j. Robert A. Niblock	☐	☐	☐
1k. Harald J. Norvik	☐	☐	☐

	For	Against	Abstain
2. Proposal to ratify appointment of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm for 2015.	☐	☐	☐
3. Advisory Approval of Executive Compensation.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 4-7.			
4. Report on Lobbying Expenditures.	☐	☐	☐
5. No Accelerated Vesting Upon Change in Control.	☐	☐	☐
6. Policy on Using Reserves Metrics to Determine Incentive Compensation.	☐	☐	☐
7. Proxy Access.	☐	☐	☐

8. In its discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual report are available at www.proxyvote.com. M87044-Z65176 ADMISSION TICKET If you plan on attending the Annual Meeting of Stockholders, you will be required to verify that you are a stockholder by presenting this admission ticket or proof of ownership together with valid picture identification. Continued and to be signed on reverse side CONOCOPHILLIPS uK, Australia, Norway Plans CONFIDENTIAL VOTING DIRECTION ConocoPhillips Annual Meeting of Stockholders May 12, 2015 The undersigned hereby directs that EES Trustees Limited, Trustee of the conocoPhillips Share Incentive Plan, conocoPhillips Overseas Stock Savings Plan (Australia or Norway), conoco Stock Ownership Plan, Employee Share Allocation Scheme of Phillips Petroleum company United Kingdom Limited, and/or conoco Employee Share Ownership Plan (the "Plan"), vote all shares of conocoPhillips common Stock (described on the back of this Voting Direction card) at the conocoPhillips Annual Meeting of Stockholders to be held at the Omni Houston Hotel at Westside, 13210 Katy freeway, Houston, Texas, on May 12, 2015, at 9:00 a.m., central Time, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement. In order for your vote to be counted, Broadridge, the Tabulator for the Trustee, EES Trustees Limited, must receive this Voting Direction card no later than 11:59 p.m. EDT on May 5, 2015. If Broadridge, the Tabulator for the Trustee, Vanguard fiduciary Trust company, does not receive this Voting Direction card by 11:59 p.m. EDT on May 5, 2015, if you do not fill in any boxes on the back of this card, if you return this card unsigned, and if you do not vote by the Internet or telephone on or before May 5, 2015, any shares held in the conocoPhillips Overseas Savings Plan (Australia or Norway) or the Employee Share Allocation Scheme of Phillips Petroleum company United Kingdom Limited that you otherwise could have directed will be voted in the same proportion as the shares for which the Trustee has received instructions. Any such shares held in the conocoPhillips Share Incentive Plan, the conoco Stock Ownership Plan or the conoco Employee Share Ownership Plan will not be voted by the Trustee. ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential. This package contains your confidential Voting Direction card to instruct the Trustee of the Plan how to vote the shares of conocoPhillips common Stock described on the back of the card representing your interest in the Plan. Also enclosed is the company's 2014 Annual report along with the Notice and Proxy Statement for the 2015 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (EES Trustees Limited) should vote.